Exhibit 99.3

DISCLOSURE STATEMENT WITH RESPECT TO JOINT
PLAN OF REORGANIZATION OF HAYES LEMMERZ INTERNATIONAL,
INC. AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
J. Eric Ivester
Stephen D. Williamson
Bennett S. Silverberg (New York Office)
155 North Wacker Drive
Chicago, Illinois 60606

- and –

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Anthony W. Clark
Kimberly A. LaMaina
One Rodney Square
P.O. Box 636
Wilmington, DE 19899
Counsel for Debtors and Debtors in Possession

Dated:   July 2, 2009

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(A).  HAYES LEMMERZ INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION EXPECT TO SEEK AN ORDER OF THE BANKRUPTCY COURT APPROVING (A) THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND (B) THE SOLICITATION OF VOTES.

NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS.  THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT RELATES TO THE JOINT PLAN OF REORGANIZATION (THE “PLAN”) OF HAYES LEMMERZ INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION (COLLECTIVELY, THE “DEBTORS”), WHICH IS ATTACHED HERETO AS APPENDIX A, AND IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLAN, AND THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, HAYES LEMMERZ INTERNATIONAL, INC. OR ANY OF ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE BANKRUPTCY CASES.

ADDITIONAL INFORMATION REGARDING THE DEBTORS IS CONTAINED IN PUBLIC FILINGS WITH THE SEC AND ON THEIR RESTRUCTURING WEBSITE AT HTTP://WWW.HAYESLEMMERZREORG.COM.

THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN THE DEBTORS’ BANKRUPTCY CASES, AND FINANCIAL INFORMATION.  THE DEBTORS ARE SOLELY RESPONSIBLE FOR ALL STATEMENTS IN THIS DISCLOSURE STATEMENT.  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT UNLESS OTHERWISE NOTED.  ALTHOUGH MANAGEMENT BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH INFORMATION IS QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN, SUCH DOCUMENTS OR ANY STATUTORY PROVISIONS THAT MAY BE REFERENCED THEREIN.  THE DEBTORS BELIEVE THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, BUT MAKE NO REPRESENTATION WITH RESPECT TO ITS ACCURACY OR COMPLETENESS.

IT IS EXPECTED THAT THERE WILL BE FEWER THAN 300 RECORD HOLDERS OF NEW COMMON STOCK AFTER THE ISSUANCE OF NEW COMMON STOCK UNDER THE PLAN.  THEREFORE, REORGANIZED HAYES IS NOT EXPECTED TO BE A PUBLIC REPORTING COMPANY AND THE ORGANIZATIONAL DOCUMENTS OF REORGANIZED HAYES WILL PROHIBIT TRANSFERS OF SECURITIES IF THE TRANSFERS COULD REQUIRE REORGANIZED HAYES TO BECOME A PUBLIC REPORTING COMPANY.  AS A RESULT, FOLLOWING THE EFFECTIVE DATE OF THE PLAN, THERE WILL NOT BE PUBLICLY AVAILABLE CURRENT INFORMATION REGARDING REORGANIZED HAYES AND ITS FINANCIAL RESULTS.

FOLLOWING THE EFFECTIVE DATE OF THE PLAN, THE SHARES OF NEW COMMON STOCK WILL NOT BE LISTED OR QUOTED ON ANY SECURITIES EXCHANGE. AS A RESULT OF THESE FACTORS AND THE TRANSFER RESTRICTIONS DESCRIBED HEREIN, THERE WILL NOT BE ANY LIQUID MARKET FOR THE NEW COMMON STOCK AND THERE CAN BE NO ASSURANCE THAT ANY MARKET WILL EVER DEVELOP.  REORGANIZED HAYES WILL NOT BE OBLIGATED TO COMPLETE ANY PUBLIC OFFERING FOLLOWING THE EFFECTIVE DATE OF THE PLAN OTHER THAN AS REQUIRED UNDER THE REGISTRATION RIGHTS AGREEMENTS BETWEEN REORGANIZED HAYES AND CERTAIN HOLDERS OF NEW COMMON STOCK OR AS DETERMINED BY THE BOARD OF DIRECTORS.

THE SHARES OF NEW COMMON STOCK ISSUED PURSUANT TO THE PLAN WILL BE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE NEW CERTIFICATE OF INCORPORATION.  THESE TRANSFER RESTRICTIONS WILL PROHIBIT A HOLDER OF NEW COMMON STOCK FROM TRANSFERRING ANY SHARES TO ANY PERSON NOT ALREADY HOLDING SHARES OF THE SAME CLASS AS THOSE PROPOSED TO BE TRANSFERRED AFTER SUCH CLASS HAS RECORD HOLDERS OF 300 OR MORE PERSONS AS DETERMINED BY REORGANIZED HAYES.

EXECUTIVE SUMMARY

On May 11, 2009 (the “Petition Date”), Hayes Lemmerz International, Inc. (“HLI”) and its affiliated debtors and debtors-in-possession in these jointly administered Bankruptcy Cases (collectively, the “Debtors”) commenced voluntary cases for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  The Debtors submit this disclosure statement (the “Disclosure Statement”) pursuant to Bankruptcy Code section 1125 for use in the solicitation of votes on the Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession (the “Plan”) dated July 2, 2009, which was filed with the United States Bankruptcy Court for the District of Delaware (the “Court” and/or the “Bankruptcy Court”).  The lead case number for the jointly administered Bankruptcy Cases is 09-11655 (MFW).  A copy of the Plan is attached as Appendix A hereto.

The following introduction and summary is only a general overview, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and Plan.  All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.  All references to fiscal year mean the Company’s (as defined herein) year ended January 31 of the following year (e.g., “fiscal 2008” refers to the period beginning on February 1, 2008, and ending on January 31, 2009).

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors as filed with the Bankruptcy Court on July 2, 2009.  Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified.

The Plan provides for an equitable distribution to creditors of the Debtors, preserves the value of the Debtors’ businesses as a going concern, and preserves the jobs of employees.  The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as the loss of jobs by the employees.  Moreover, the Debtors believe that the Debtors’ creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan.  FOR THESE REASONS YOU ARE URGED TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

A.	Overview

The Company is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers.  In addition, the Company is also a supplier of automotive powertrain components for original equipment manufacturers (“OEMs”) and certain tier one suppliers.  The Company’s operations are conducted through its world headquarters located in Northville, Michigan, and 23 facilities located in the United States and 12 other countries around the world.

On May 11, 2009, HLI and certain of its subsidiaries (collectively, the “Debtors”) each commenced a reorganization case (collectively, the “Bankruptcy Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date hereof (as amended, the “Bankruptcy Code”).  With the exception of Hayes Lemmerz Finance LLC – Luxembourg S.C.A., none of the Debtors are organized under the laws of any country other than the United States.  Further, none of the Debtors have commenced insolvency proceedings in any other jurisdictions.  The Debtors continue to operate their businesses in the ordinary course of business.  HLI’s non-Debtor subsidiaries continue to operate in the ordinary course of business.

The Debtors’ decision to commence the Bankruptcy Cases was necessitated by a combination of factors that significantly affected the Company and its ability to service its debt.  These factors included, among other things, the global economic crisis, the severe downturn in the automobile industry, changes to the Debtors’ credit facilities, increases in costs of borrowing, and the Company’s cost structure for purchasing raw materials.

Over the last year, the Company has been negatively impacted by economic forces beyond the Company’s control.  In late fiscal 2008, the current, unprecedented global economic crisis deepened, significantly affecting the automobile industry.  New passenger cars and light trucks are a major purchase for consumers and the purchase of these items is highly dependent upon the health of the overall economy.  Similarly, the purchase of new commercial vehicles is highly dependent upon macro-economic factors such as Gross Domestic Product growth and interest rates.  Both the light vehicle and heavy vehicle markets are currently experiencing a severe downturn globally.  Because of the global meltdown in the automobile sector, the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal 2009 is projected to be one-third of the fiscal 2008 results.

B.	General Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors.  Upon the filing of a petition for relief under chapter 11, Bankruptcy Code section 362 provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of its chapter 11 case.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (1) is impaired under or has accepted the plan or (2) receives or retains any property under the plan.

Subject to certain limited exceptions and other than as provided in the Plan itself or the Confirmation Order, the Confirmation Order discharges the Debtors from any debt that arose prior to the Plan Effective Date, substitutes therefor the obligations specified under the confirmed Plan, and terminates all rights and interests of equity security holders.  The terms of the Plan are based upon, among other things, the Debtors’ assessment of their ability to achieve the goals of their Business Plan, make the distributions contemplated under the Plan, and pay certain of their continuing obligations in the ordinary course of the Reorganized Company’s business.  Under the Plan, Claims against, and Interests in, the Reorganizing Debtors are divided into Classes according to their relative seniority and other criteria.

Each Debtor is a proponent of the Plan within the meaning of Bankruptcy Code section 1129.  The Plan does not contemplate the substantive consolidation of the Reorganizing Debtors, and thus the Plan constitutes a separate Plan for each Debtor.  Except to the extent a Debtor expressly assumes an obligation or liability, the Plan will not operate to impose liability on any Debtor for the Claims against any other Debtor.  From and after the Plan Effective Date, each Debtor will be separately liable only for its own debts and obligations.

For voting and distribution purposes, the Plan sets forth (1) separate classes for each Debtor and (2) separate plans of reorganization for each Debtor.  A list of Debtors that are proponents of the Plan and their corresponding bankruptcy case number is attached to the Plan as Exhibit A.

After careful review of the Debtors’ current and projected operations, estimated recoveries in a liquidation scenario, prospects as an ongoing business, and the strategic Business Plan developed by management, the Debtors have concluded that the recovery to the Debtors’ stakeholders will be maximized by the Debtors’ continued operation as a going concern.  The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part.  According to the liquidation and other analyses prepared by the Debtors with the assistance of their financial advisors and other professionals, the value of the Debtors is considerably greater as a going concern than in a liquidation.  For a complete discussion of the liquidation value of the Debtors, please refer to Appendix E attached hereto.

Accordingly, the Debtors believe that the Plan provides the best recoveries for the Debtors’ stakeholders and therefore strongly recommend that, if you are entitled to vote, you vote to ACCEPT the Plan.  The Debtors believe any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by employees and could ultimately significantly affect value negatively by causing unnecessary uncertainty within its key customer and supplier constituents.  In addition, most of the Debtors’ assets are subject to liens held by the DIP Lenders and

Prepetition Secured Lenders, which require payment in full prior to distributions to, among others, holders of unsecured claims, including Noteholder Claims and Other Unsecured Claims.

The feasibility of the Plan is premised upon management’s ability to continue the implementation of its strategic business plan (the “Business Plan”).  The Business Plan and accompanying financial projections, which include a pro forma analysis of the effects of the adoption of “fresh start” accounting (the “Projections”), are set forth in Appendix D.  While the Company believes that the Business Plan and Projections are reasonable and appropriate, they include a number of assumptions that may differ from actual results and are subject to a number of risk factors.  Importantly, the Business Plan and Projections for the Company incorporate the Company’s forecasts of the anticipated operating performance of the Company’s numerous foreign subsidiaries and affiliates that are not subject to the Bankruptcy Cases.

C.	The Proposed Plan

The Debtors filed the Plan with the Bankruptcy Court on July 2, 2009.  The Plan reflects the terms of an agreement reached with a majority of their prepetition secured lenders shortly prior to the Petition Date.  In essence, certain of the Debtors’ prepetition secured lenders (the “DIP Lenders”) agreed to fund the operations of the Debtors through $100 million of debtor-in-possession financing (the “DIP Financing”) in exchange for majority ownership of the reorganized Company upon emergence from chapter 11.  Specifically, upon consummation of the Plan, the DIP Lenders will (1) receive their pro rata share of 87.25% of the new common stock to be issued by the Company upon consummation of the Plan (the “New Common Stock”) on account of certain amounts the DIP Lenders advanced to the Debtors prior to the Petition Date the “DIP Lenders New Money Distribution Property”) and (b) convert the principal amount of the outstanding amount, as of the Plan’s effective date, of the new money loans provided to the Debtors pursuant to the debtor-in-possession financing into a secured term loan (the “DIP Lenders Roll-Up Distribution Property”).

The remaining equity of the Debtors will be distributed to the Debtors’ other prepetition secured lenders (i.e., those that are not DIP Lenders, Affiliates of DIP Lenders, or permitted successors and assigns of DIP Lenders) (the “Non-DIP Lenders” and together with the DIP Lenders, the “Prepetition Secured Lenders”) and their noteholders (the “Noteholders”) in exchange for elimination of their debt claims.  The Non-DIP Lenders will receive their pro rata  share of 4% of the New Common Stock (the “Prepetition Secured Lenders Distribution Property”) if they vote to accept the Plan.  In addition, those Prepetition Secured Lenders that (1) are not DIP Lenders (including Affiliates of DIP Lenders or permitted successors and assigns of DIP Lenders) and (2) consented to the DIP Financing  will receive a consent fee equal to their pro rata share of 8.5% of the New Common Stock.  Additionally, the Noteholders will receive their pro rata share of .25% of the New Common Stock provided both the Noteholders and the Prepetition Secured Lenders vote to accept the Plan.

Holders of certain other general unsecured claims (i.e., claims not entitled to priority under the Bankruptcy Code and claims not subordinated pursuant to Bankruptcy Code section 510(c)) (the “Other Unsecured Claims”) will share pro rata in $250,000 provided the Prepetition Secured Lenders and Holders of Other Unsecured Claims vote to accept the Plan.

The Debtors’ existing publicly traded common stock will be canceled and no distributions will be made to such holders of common stock.  In addition, holders of any claims subordinated pursuant to Bankruptcy Code section 510(c) will not receive a distribution under the Plan.

Holders of Claims entitled to priority treatment under the Bankruptcy Code will be Unimpaired under the Plan.

As set forth in the Liquidation Analysis attached as Appendix E, outside the Plan structure proposed herein, holders of Claims of lesser priority and lien position than the DIP Lenders stand to receive little, if any, distribution in a liquidation.  Because the obligations owed by the Debtors to the DIP Lenders greatly exceed the Debtors’ value, little if any distributions would be made to holders of Claims against the Debtors, other than the DIP Lenders, absent consummation of the Plan described herein.  Pursuant to the Plan, the DIP Lenders are agreeing to permit distributions to certain Claimholders who are junior to them, including the Prepetition Secured Lenders (who are not DIP Lenders), Noteholders, and Holders of Other Unsecured Claims.

The following table summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan and in each case reflects the amount and form of consideration that will be distributed in exchange for such Claims and Interests and in full satisfaction, settlement, release and discharge of such Claims and Interests.  The classification and treatment for all Classes are described in more detail in the Plan.  The estimated recovery percentages set forth below are based upon a valuation of the Reorganized Debtors enterprise value performed by the Debtors with the assistance of their professionals.

Class Description		Treatment Under Plan
Class 1	Secured Tax Claims Estimated Allowed Claims: $[●]
Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date a Secured Tax Claim becomes an Allowed Secured Tax Claim or (b) the date a Secured Tax Claim becomes payable pursuant to any agreement (if any) between the Debtors (or the Reorganized Debtors) and the Holder of such Secured Tax Claim, the Holder of such Class 1 Secured Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (y) Cash equal to the amount of such Allowed Secured Tax Claim or (z) such other treatment as to which the Debtors (with the consent of Requisite DIP Lenders) or the Reorganized Debtors and such Claimholder shall have agreed in writing, provided that such treatment is not more favorable than the treatment in clause (y) above.  The Debtors’ failure to object to a Secured Tax Claim in the Bankruptcy Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Tax Claim.

Class 1 – Secured Tax Claims are not Impaired.  The holders of such Claims, therefore, are not entitled to vote on, and deemed to accept, the Plan.

Estimated percentage recovery: 100%

Class 2	Other Secured Claims Estimated Allowed Claims: $[●]
Class 2 consists of each separate subclass for each Other Secured Claim.  Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Secured Claim becomes an Allowed Other Secured Claim or (b) the date an Other Secured Claim becomes payable pursuant to any agreement (if any) between the Debtors (or the Reorganized Debtors) and the holder of such Other Secured Claim, the Debtors (with the consent of the Requisite DIP Lenders) or Reorganized Debtors shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 2 Other Secured Claim, (x) pay Cash equal to the amount of such Allowed Other Secured Claim, (y) return the collateral to the secured creditor with respect to such Other Secured Claim, or (z) such Other Secured Claim shall be Reinstated.  The Debtors’ failure to object to an Other Secured Claim in the Bankruptcy Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Claim.

Class 2 – Other Secured Claims are not Impaired.  The holders of such

Class Description		Treatment Under Plan
Claims, therefore, are not entitled to vote on, and deemed to accept, the Plan. Estimated percentage recovery: 100%
Class 3	Other Priority Claims Estimated Allowed Claims: $[●]
Class 3 consists of all Other Priority Claims.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (b) the date an Other Priority Claim becomes payable pursuant to any agreement (if any) between the Debtors (or the Reorganized Debtors) and the holder of such Other Priority Claim, each Class 3 Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (y) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (z) such other treatment as to which the Debtors (with the consent of the Requisite DIP Lenders) or the Reorganized Debtors and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (y) above.  The Debtors’ failure to object to an Other Priority Claim in the Bankruptcy Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.

Class 3 - Other Priority Claims are not Impaired.  The holders of such Claims, therefore, are not entitled to vote on, and deemed to accept, the Plan.

Estimated percentage recovery: 100%

Class 4	Intercompany Claims
Class 4 consists of all Intercompany Claims.

Each Intercompany Claim will, with the consent of the Requisite DIP Lenders, be (a) released, waived and discharged as of the Plan Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired.

Class 4 - Intercompany Claims are not Impaired.  The holders of such Claims, therefore, are not entitled to vote on, and deemed to accept, the Plan.

Estimated percentage recovery: Not Applicable

Class 5	Subsidiary Interests Estimated Allowed Claims: $[●]
Class 5 consists of all Subsidiary Interests.

Class 5 Subsidiary Interests shall be unaffected by the Plan, except to the extent required by the Restructuring Transactions.

Class 5 - Subsidiary Interests are not Impaired.  The holders of such Claims, therefore, are not entitled to vote on, and deemed to accept, the Plan.

v

Class Description		Treatment Under Plan
Estimated percentage recovery: Not Applicable
Class 6	Prepetition Secured Obligations Estimated Allowed Claims: $[●]
Class 6 consists of the Prepetition Secured Obligations.  Notwithstanding any provision to the contrary herein, upon entry of the Confirmation Order, all Prepetition Secured Obligations shall be Allowed in the aggregate amount of $[●] and shall constitute Allowed Claims for all purposes in these Bankruptcy Cases, not subject to any avoidance, reductions, set off, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

On the Plan Effective Date, Holders of Prepetition Secured Obligations in Class 6 shall receive their share of the Prepetition Secured Lender Distribution Property in full satisfaction of their claims provided that such Holders of Class 6 Prepetition Secured Obligations vote as a class to accept the Plan.  The Prepetition Secured Distribution Property will be distributed Pro Rata among the Holders of Prepetition Secured Obligations based upon the amount of Prepetition Secured Obligations held by such Holder in relation to the total amount of Prepetition Secured Obligations.

The Holders of Prepetition Secured Obligations who are DIP Lenders, Affiliates of DIP Lenders, or permitted successors and assigns of DIP Lenders under Section 11.2 of the DIP Credit Agreement agree to waive their distributions on account of their Class 6 Claims, with such waived distributions to be distributed Pro Rata to Holders of Prepetition Secured Obligations in Class 6 who are not DIP Lenders, affiliates of DIP Lenders, or permitted successors and assigns of DIP Lenders under Section 11.2 of the DIP Credit Agreement.

Any fees and expenses of the Prepetition Administrative Agent payable pursuant to the DIP Financing Facility Order shall be paid in full in cash on the Plan Effective Date.

Any adequate protection Claims of Holders of Prepetition Secured Obligations pursuant to the DIP Financing Facility Order shall be deemed satisfied by the treatment provided herein.

In the event Holders of Class 6 Prepetition Secured Obligations vote as a class to reject the Plan, the Prepetition Secured Lender Distribution Property shall be distributed to the DIP Lenders on a Pro Rata basis.

Class 6 - Prepetition Secured Obligations are Impaired.  The holders of such Class 6 Prepetition Secured Obligations that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

Estimated percentage recovery: [●]%

Class 7	Noteholder Claims Estimated Allowed Claims: $[●]
Class 7 consists of all Noteholder Claims.  Class 7 Noteholder Claims are hereby Allowed in an aggregate liquidated amount of $[●].

On the Plan Effective Date holders of the Noteholder Claims shall receive their Pro Rata share (i.e., based upon the amount of Noteholder Claims held by a Noteholder in relation to the total amount of Noteholder Claims) of the Noteholder Distribution Property in full satisfaction of the

Class Description		Treatment Under Plan

Noteholder Claims provided that holders of the Class 7 Noteholder Claims and the holders of Class 6 Prepetition Secured Obligations each vote as a class to accept the Plan.

In the event Holders of either Class 6 Prepetition Secured Obligations or Class 7 Noteholder Claims vote as a class to reject the Plan, the Noteholder Distribution Property shall be distributed to the DIP Lenders on a Pro Rata basis (i.e., based upon the amount of DIP Financing Obligations held by a DIP Lender in relation to the total amount of DIP Financing Facility Obligations).

Class 7 - Noteholder Claims are Impaired.  The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

Estimated percentage recovery: [●]%

Class 8	Other Unsecured Claims Estimated Allowed Claims: $[●]
Class 8 consists of all Other Unsecured Claims.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the Other Unsecured Claim becomes an Allowed Other Unsecured Claim, if the Holders of Class 8 Other Unsecured Claims and the Holders of Class 6 Prepetition Secured Obligations each vote as a class to accept the Plan, then the Other Unsecured Claimholders shall receive, in full satisfaction, release, and discharge of, and in exchange for, such Other Unsecured Claims, shall receive the Other Unsecured Claimholders Distribution Property on a Pro Rata basis in complete satisfaction of their Allowed Other Unsecured Claims.

In the event Holders of Class 6 Prepetition Secured Obligations or Class 8 Other Secured Claims vote to reject the Plan, the Other Unsecured Claimholders Distribution Property shall be distributed to the DIP Lenders on a Pro Rata basis.

Class 8 – Other Unsecured Claims are Impaired.  The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

Estimated percentage recovery: [●]%

Class 9	Subordinated Securities Claims Estimated Allowed Claims: $[●]
Class 9 consists of two separate subclasses for the Subordinated Securities Claims.  Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.  Both subclasses are deemed to have rejected the Plan and, therefore, neither subclass is entitled to vote.

Class 9a consists of all Subordinated Debt Securities Claims that may exist against the Debtors.  Class 9b consists of all Subordinated Equity Securities Claims that may exist against the Debtors.

Subordinated Debt Securities Claims and Subordinated Equity Securities Claims shall be cancelled, released, and extinguished.  Holders of Subordinated Securities Claims shall neither receive nor retain any property on account of their Claims.

Class 9 - Subordinated Securities Claims are Impaired and will receive no

Class Description		Treatment Under Plan
distribution under the Plan. The holders of such Claims, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan. Estimated percentage recovery: 0%
Class 10	Class 10a Interests in Hayes and Class 10b Old Preferred Stock and Old Preferred Stock Options
Class 10a consists of all Interests in Hayes

All Holders of existing equity interests of Hayes shall be impaired with no distribution to be made to holders thereof.  All Interests in Hayes shall be deemed cancelled as of the Plan Effective Date.

Class 10b consists of all Old Preferred Stock and Old Preferred Stock Options.

All Holders of Old Preferred Stock and Old Preferred Stock Options shall be impaired with no distribution to be made to holders thereof.  All existing Old Preferred Stock and Old Preferred Stock Options shall be deemed cancelled as of the Plan Effective Date.

Class 10 - Interests in Hayes are Impaired and will receive no distributions under the Plan.  The holders of such Interests, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated percentage recovery: 0%

The Debtors have not yet completed their analysis of the above Claims.  However, based upon the Debtors’ preliminary analysis, the Debtors believe the aggregate amount of the Claims in certain Classes set forth above, particularly Class 8 Other Unsecured Claims, may be reduced substantially following consummation of the Plan and completion of the Claims resolution process.  Further, there can be no assurance that the Claims ultimately will be Allowed in the amounts estimated above.  In addition, additional Claims may be filed or identified during the Claims resolution process that may materially affect the estimates of Claims set forth above.

Section [●] herein describes the proposed Restructuring Transactions, which may implicate significant modifications to the Debtors’ existing capital structure.

Consummation of the Plan is contingent upon the Debtors’ entry into an Exit Credit Facility that is adequate to fund working capital requirements of the Reorganized Debtors and other funding requirements pursuant to the Plan as of the Plan Effective Date.  The Debtors believe that such a facility will be available.

TABLE OF CONTENTS

EXECUTIVE SUMMARY				i
	A.	Overview		i
	B.	General Structure of the Plan		ii
	C.	The Proposed Plan		iii
I.	INTRODUCTION			1
II.	PLAN VOTING INSTRUCTIONS AND PROCEDURES			1
	A.	Notice to Holders of Claims and Interests		1
	B.	Solicitation Package		2
	C.	General Voting Procedures, Ballots, and Voting Deadline		2
	D.	Confirmation Hearing and Deadline for Objections to Confirmation		3
III.	HISTORY OF THE DEBTORS			4
	A.	Overview of the Debtors		4
	B.	Background and Development of the Company		4
	C.	Discussion of the Debtors’ Business Operations		5
		1.	Products and Services	5
		2.	Material Source and Supply	6
		3.	Intellectual Property	6
		4.	Seasonality	6
		5.	Customers	6
		6.	Backlog	7
		7.	Competition	7
		8.	Research and Development	7
		9.	Environmental Compliance	7
		10.	Employees; Labor Matters	7
		11.	Properties	10
		12.	Legal Proceedings	11
		13.	Selected Financial Data	11
	D.	Summary of Material Litigation Matters		11
		1.	Kuhl Wheels, LLC Litigation	11
		2.	Lacks Incorporated Patent Infringement Litigation	12
		3.	Metalurgica FPS do Brasil Ltda Bankruptcy Liquidation Proceedings	12
		4.	Diversified Machine, Inc. Breach of Contract Litigation	12
		5.	Punch Property International NV Real Estate Litigation	13
		6.	Punch Property International NV and BBS Share Purchase Agreement Litigation	13
		7.	Wrongful Death	13
		8.	Product Liability Cases	13
		9.	Potential Environmental Litigation	14
IV.	PREPETITION CAPITAL STRUCTURE OF THE DEBTORS			15
	A.	Equity		15
	B.	Second Amended and Restated Credit Agreement		15
	C.	Senior Unsecured Notes		15
	D.	Short Term Bank Borrowings		16
	E.	Domestic Accounts Receivable Securitization Facility		16
	F.	Non-U.S. Securitization Facilities		16
V.	CORPORATE STRUCTURE and management OF THE DEBTORS			16
	A.	Current Corporate Structure		16
	B.	Board of Directors of the Debtors		16
	C.	Management of the Company		18
VI.	EVENTS LEADING TO COMMENCEMENT OF THE BANKRUPTCY CASES			19
	A.	Events Leading to the Debtors’ Chapter 11 Filings		19
		1.	The 2001 Chapter 11 Cases	19
		2.	Post Bankruptcy Strategy	20

	B.	Need for Restructuring and Chapter 11 Relief		21
	C.	Development of Chapter 11 Plan		22
		1.	Debtors Efforts to Obtain Financing	22
		2.	Negotiation of the Proposed DIP Financing and Plan Term Sheet	24
VII.	THE BANKRUPTCY CASES			24
	A.	Continuation of Business; Stay of Litigation		24
	B.	Summary of Certain Relief Obtained at the Outset of the Bankruptcy Cases		24
		1.	Significant First Day Orders	24
		2.	Parties In Interest, Counsel and Advisors	25
	C.	Post-Petition Financing		27
	D.	Post-Petition Marketing Process		28
	E.	Summary of Claims Process and Bar Date		28
		1.	Claims Process	28
		2.	Schedules and Statements of Financial Affairs	28
		3.	Claims Bar Date	28
VIII.	SUMMARY OF THE PLAN			29
	A.	Treatment of Claims and Interests – Administrative Claims		29
		1.	Administrative Claims	29
		2.	Administrative Claims Incurred In the Ordinary Course Of Business	29
		3.	Reclamation Claims	29
		4.	Priority Tax Claims	30
		5.	DIP Financing Facility Claims	30
	B.	Treatment of Claims and Interests – Non-Administrative Claims		30
		1.	Introduction	30
		2.	Classification and Treatment of Claims Against and Interests In the Debtors	31
	C.	Special Provisions for Treatment of Claims And Interests		34
		1.	Special Provisions Regarding Insured Claims	34
		2.	Reservation of Rights	34
	D.	Acceptance or Rejection of the Plan; Effect of Rejection by One or More Impaired Classes of Claims or Interests		35
		1.	Impaired Classes of Claims Entitled to Vote	35
		2.	Classes Deemed to Accept Plan	35
		3.	Acceptance by Impaired Classes	35
		4.	Classes Deemed to Reject Plan	35
		5.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	35
		6.	Confirmability and Severability of a Plan	35
	E.	Means for Implementation of the Plan		35
		1.	Continued Corporate Existence	35
		2.	Corporate Action	36
		3.	Certificate of Incorporation and Bylaws	36
		4.	Cancellation of Existing Securities and Agreements	36
		5.	Authorization and Issuance of New Common Stock	37
		6.	Directors and Officers	37
		7.	Employment Incentive Compensation Programs	37
		8.	Post-Effective Date Financing	38
		9.	Restructuring Transactions and Alternative Structures	38
		10.	Preservation of Causes of Action	39
		11.	Exclusivity Period	39
		12.	Effectuating Documents; Further Transactions	39
		13.	Exemption From Certain Transfer Taxes and Recording Fees	39
		14.	Approval of Requisite DIP Lenders and Exit Credit Facility Lenders	39
	F.	Unexpired Leases and Executory Contracts		40
		1.	Assumed Contracts and Leases	40
		2.	Rejected Contracts and Leases	40
		3.	Exhibits Not Admissions	40
		4.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	40

x

		5.	Rejection Damages Bar Date	41
	G.	Provisions Governing Distributions		41
		1.	Time of Distributions	41
		2.	No Interest on Claims	41
		3.	Disbursing Agent	41
		4.	Surrender of Securities or Instruments	41
		5.	Claims Administration Responsibility	41
		6.	Delivery of Distributions	41
		7.	Procedures for Treating and Resolving Disputed and Contingent Claims	42
		8.	Conversion of Claims Asserted In Foreign Currencies	42
	H.	Allowance and Payment of Certain Administrative Claims		42
		1.	Professional Claims	42
		2.	Substantial Contribution Compensation and Expenses Bar Date	43
		3.	Other Administrative Claims	43
	I.	Effect of the Plan on Claims and Interests		43
		1.	Revesting of Assets	43
		2.	Discharge of the Debtors	43
		3.	Compromises and Settlements	44
		4.	Release of Certain Parties	44
		5.	Releases by Holders of Claims	44
		6.	Setoffs	44
		7.	Exculpation and Limitation of Liability	45
		8.	Indemnification Obligations	45
		9.	Injunction	45
	J.	Miscellaneous Provisions		45
		1.	Binding Effect	45
		2.	Modification and Amendments	45
		3.	Withholding and Reporting Requirements	46
		4.	Allocation of Plan Distributions Between Principal and Interest	46
		5.	Creditors’ Committee	46
		6.	Payment of Statutory Fees	46
		7.	Revocation, Withdrawal, or Non-Consummation	46
		8.	Term of Injunctions or Stays	46
		9.	Governing Law	47
		10.	Waiver and Estoppel	47
IX.	CERTAIN FACTORS TO BE CONSIDERED			47
	A.	General Considerations		47
	B.	Potential Events of Default Under DIP Financing Facility		47
	C.	Failure to Confirm the Plan		47
	D.	Failure to Consummate the Plan		47
	E.	Changed Circumstances		48
	F.	Material United States Federal Income Tax Considerations		48
	G.	Inherent Uncertainty of Financial Projections		48
	H.	Unpredictability of Automotive Industry		49
	I.	Dividends		49
	J.	Access to Financing		49
	K.	Dependence on Major Customers		49
	L.	Leverage; Ability to Service Indebtedness		50
	M.	Restrictions Imposed by Indebtedness		50
	N.	Lack of Trading Market		50
	O.	Claims Estimations		51
	P.	Litigation		51
	Q.	Reliance on Key Personnel		51
	R.	Turmoil in Financial Markets		51
X.	RESALE OF SECURITIES RECEIVED UNDER THE PLAN			51
	A.	Issuance of New Securities		51

	B.	Subsequent Transfers of New Securities		52
XI.	MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			52
	A.	Certain U.S. Federal Income Tax Consequences to the Debtors		53
		1.	Cancellation of Indebtedness Income	54
		2.	Utilization of NOLs	54
		3.	Applicable High Yield Discount Obligations	54
		4.	Alternative Minimum Tax	54
		5.	Alternative Taxable Structure	55
	B.	Certain U.S. Federal Income Tax Consequences to Claimholders		55
		1.	Claimholders of Prepetition Secured Obligations Who Are Not DIP Lenders	55
		2.	Claimholders of Prepetition Secured Obligations Who Are DIP Lenders	56
		3.	Claimholders Who Are Noteholders	57
	C.	Information Reporting and Backup Withholding		57
	D.	Importance of Obtaining Professional Tax Assistance		58
XII.	FEASIBILITY OF THE PLAN AND THE “BEST INTERESTS” TEST			58
	A.	Feasibility of the Plan		58
	B.	Acceptance of the Plan		58
	C.	“Best Interests” Test		59
	D.	Estimated Valuation of Reorganized Debtors		59
	E.	Application of the “Best Interests” Test to the Liquidation Analysis and the Valuation of the Reorganized Debtors		59
	F.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative		60
	G.	Conditions to Confirmation and/or Consummation of the Plan		61
		1.	Conditions to Confirmation	61
		2.	Conditions to Consummation	61
	H.	Waiver of Conditions to Confirmation and/or Consummation		62
	I.	Retention of Jurisdiction		62
XIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			63
	A.	Continuation of the Bankruptcy Case		63
	B.	Alternative Plans of Reorganization		63
	C.	Liquidation Under Chapter 7 or Chapter 11		63
XIV.	VOTING REQUIREMENTS			64
	A.	Parties in Interest Entitled to Vote		65
	B.	Classes Unimpaired Under the Plan		65
	C.	Classes Impaired Under the Plan		65
		1.	Impaired Classes of Claims Entitled to Vote	66
		2.	Impaired Classes of Claims and Interests Not Entitled to Vote	66
XV.	CONCLUSION			66
	A.	Hearing on and Objections to Confirmation		66
		1.	Confirmation Hearing	66
		2.	Date Set for Filing Objections to Confirmation of the Plan	66
	B.	Recommendation		66

APPENDICES

Appendix A	–	Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession
Appendix B	–	Existing Organizational Structure of the Debtors
Appendix C	–	Securities and Exchange Commission Reports
C-1	–	Selected Financial Data of the Debtors
C-2	–	Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2009 and Amended Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2009
C-3	–	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended April 30, 2009
Appendix D	–	Pro Forma Financial Projections
Appendix E	–	Liquidation Analysis
Appendix F	–	Projected Claims
Appendix G	–	Guaranties Issued by the Debtors
Appendix H	–	Valuation of the Debtors

DISCLOSURE STATEMENT
WITH RESPECT TO JOINT PLAN OF REORGANIZATION OF
HAYES LEMMERZ INTERNATIONAL, INC.  AND ITS
AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

I.       INTRODUCTION

On May 11, 2009 (the “Petition Date”), Hayes Lemmerz International, Inc. (“HLI”) and its affiliated debtors and debtors-in-possession in these jointly administered Bankruptcy Cases (collectively, the “Debtors”) commenced voluntary cases for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  The Debtors submit this disclosure statement (the “Disclosure Statement”) pursuant to Bankruptcy Code section 1125 for use in the solicitation of votes on the Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession (the “Plan”) dated July 2, 2009, which was filed with the United States Bankruptcy Court for the District of Delaware (the “Court” and/or the “Bankruptcy Court”).  The lead case number for the Bankruptcy Cases is 09-11655 (MFW).  A copy of the Plan is attached as Appendix A hereto.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition  history, significant events that have occurred during the Bankruptcy Cases, and the anticipated organization, operations and financing of the Reorganized Debtors.  This Disclosure Statement also describes in summary the Plan, certain alternatives to the Plan, certain effects of confirmation of the Plan, and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims must follow for their votes to be counted.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTION VIII ( “SUMMARY OF THE PLAN”) AND SECTION IX (“CERTAIN FACTORS TO BE CONSIDERED).”

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE BANKRUPTCY CASES, AND CERTAIN FINANCIAL INFORMATION.  ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENTS AND OTHER SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS MAKE NO REPRESENTATION WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

II.      PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.	Notice to Holders of Claims and Interests

The Debtors are causing this Disclosure Statement to be transmitted to certain Claimholders for the purpose of soliciting votes on the Plan and to others for informational purposes.  The purpose of this Disclosure Statement is to provide adequate information to enable the Claimholder to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

By order entered on [●], 2009, the Bankruptcy Court entered an order (the “Solicitation Procedures Order”) (1) approving this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable Claimholders that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan, (2) setting procedures for voting on the Plan, and (3) scheduling the hearing on confirmation of the Plan (the “Confirmation Hearing”).  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY AND CONSULT WITH THEIR LEGAL AND/OR BUSINESS ADVISORS AS DEEMED APPROPRIATE BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  Except with respect to the projections set forth in Appendix D attached hereto (the “Projections”), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor the Reorganized Company intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.  Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement does not imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”).

B.	Solicitation Package

Accompanying this Disclosure Statement are copies of (1) the Plan; (2) the notice of, among other things, (a) the time for submitting ballot forms (the “Ballots”) that are distributed to Claimholders who are included in Classes that are entitled to vote to accept or reject the Plan; (b) the date, time and place of the Confirmation Hearing and related matters; and (c) the time for filing objections to the confirmation of the Plan (such notice, the “Confirmation Hearing Notice”); (3) as applicable, either (x) a Ballot for the Class in which you are entitled to vote, to be used by you in voting to accept or reject the Plan, or (y) in lieu of a Ballot, a notice explaining why you are not entitled to vote; and (4) the Final Order of the Bankruptcy Court approving the adequacy of information contained in the Disclosure Statement.

C.	General Voting Procedures, Ballots, and Voting Deadline

If you are a Claimholder entitled to vote on the Plan and a Ballot is included herewith, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot.  Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

TO HAVE YOUR VOTE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN [●], 2009 AT 4:00 P.M. (PREVAILING EASTERN TIME) (THE “VOTING DEADLINE”) BY THE GARDEN CITY GROUP, INC. (“GCG” OR THE “VOTING AGENT”), AT ONE OF THE FOLLOWING ADDRESSES:

If By First-Class Mail: The Garden City Group, Inc. Attn: Hayes Lemmerz International, Inc. P.O. Box 9000 #6531 Merrick, NY 11566-9000	If By Hand Delivery Or Overnight Courier: The Garden City Group, Inc. Attn: Hayes Lemmerz International, Inc. 105 Maxess Road Melville, NY 11747

If you have any questions about (1) the procedure for voting your Claim with respect to the packet of materials that you have received or (2) the amount of your Claims, please email HayesInfo@gardencitygroup.com, contact GCG at one of the above addresses, or call GCG at 1-800-327-3664 (domestic toll-free) or [●] (international callers).

Electronic copies of the Plan and Disclosure Statement (including, after the Exhibit Filing Date, all exhibits,  schedules and appendices to the foregoing) and all pleadings and orders of the Bankruptcy Court are publicly available on the Bankruptcy Court’s website, http://www.deb.uscourts.gov for a fee (a PACER account is required), or at the Company’s restructuring website, http://www.hayeslemmerzreorg.com, free of charge.  In addition, if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents, you may contact GCG at the address immediately above or counsel for the Debtors.

FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XIV HEREIN.

D.	Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to Bankruptcy Code section 1128 and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to begin on [●], 2009 at [●] (prevailing Eastern time) before the Honorable Mary F. Walrath, Bankruptcy Court Judge for the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before [●], 2009 at [●] (prevailing Eastern time) by:

Counsel for the Debtors: Skadden, Arps, Slate, Meagher & Flom LLP 155 N. Wacker Drive, Suite 2700 Chicago, Illinois 60606-1720 Attn: J. Eric Ivester, Esq. Attn: Stephen D. Williamson, Esq.	Counsel for the Debtors: Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square P.O. Box 636 Wilmington, DE 19899 Attn: Anthony W. Clark, Esq. Attn: Kimberly A. LaMaina, Esq.
United States Trustee: The Office of the United States Trustee J. Caleb Boggs Federal Building 844 North King Street, Room 2207, Lockbox 35 Wilmington, DE 19801 Attn: Joseph J. McMahon, Jr., Esq.	Counsel for the Creditors’ Committee: Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Attn: Kenneth A. Rosen, Esq.

Counsel for the DIP Administrative Agent:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005-1413
Attn: Abhilash Raval, Esq.
Attn: Tyson Lomazow, Esq.
Attn: Brian Kinney, Esq.

Counsel for the Prepetition Administrative Agent: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Lori Fife, Esq.

III.         HISTORY OF THE DEBTORS

A.	Overview of the Debtors

HLI and its direct and indirect subsidiaries (collectively, the “Subsidiaries” and, together with HLI, the “Company”) are a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers.  In addition, the Company is also a supplier of automotive powertrain components for original equipment manufacturers and certain tier one suppliers.  The Company’s operations are conducted through its world headquarters located in Northville, Michigan, and as of May 31, 2009, the Company had approximately 6,250 employees working in 23 facilities located in the United States and 12 other countries around the world.  The Debtors’ fiscal year ends January 31 each year.

The Company sells products to almost every light vehicle Original Equipment Manufacturer (“OEM”) and commercial highway vehicle customer throughout the world.  The Company designs, manufactures and distributes cast aluminum wheels and fabricated steel wheels for the passenger car and light truck markets in North America, Europe, South America, South Africa and Asia.  Its customers include major OEMs such as General Motors, Ford and Chrysler, as well as BMW, Daimler, Fiat, Honda, Hyundai, Kia, Renault/Nissan, PSA, Porsche, Toyota and Volkswagen.  The Company also sells aftermarket steel wheels, primarily for the winter tire market in Europe, to Alcar.  The Company has cast aluminum wheel manufacturing facilities in Spain, Italy, the Czech Republic, Turkey, Brazil, South Africa, Thailand and Mexico.  The Company has fabricated steel wheel manufacturing facilities in Akron, Ohio and Sedalia, Missouri as well as Spain, the Czech Republic, Turkey, India, Brazil and Germany.

The Company also designs, manufactures and distributes wheels for commercial highway vehicles in North America, Europe, South America and Asia.  Principal customers for commercial highway wheels include AM General, Daimler, Ford, Iveco, MAN, Paccar, Renault, Scania and Volvo.  The Company’s commercial highway manufacturing facilities are in Akron, Ohio, Germany, Turkey, Brazil and India.  Additionally, the Company designs, manufactures and distributes a variety of aluminum and polymer powertrain components.  Powertrain and engine components are produced in North America and sold primarily to Chrysler, Ford and General Motors, and also to tier one suppliers such as Delphi, Bosch, Eaton and Magna.

Worldwide, the Company enjoys a broad customer base.  As of April 30, 2009, the Company’s largest customers, as represented by their percentage of HLI’s global sales, are Ford (17%), General Motors (17%), Volkswagen (9%), Toyota (8%), Renault-Nissan (6%), Daimler (5%), PSA Peugeot Citroen (4%), Tata (3%), BMW (2%), Volvo (2%), Honda (2%), Fiat (2%), and Chrysler (2%).  While the Company’s two largest customers globally remain Ford and General Motors, approximately two-thirds of the Company’s sales to these customers in fiscal 2008 were outside the United States.

B.	Background and Development of the Company

The Company was founded in 1908 as a manufacturer of wooden spoke wheels for the Ford Model T, and has since grown to become a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers, and is a supplier of automotive powertrain components.  The Company produced approximately 48.9 million wheels in the fiscal year ended January 31, 2009.

Since 2003, the Company has taken a number of steps to strengthen its competitive position by expanding operations in countries with lower operational costs, divesting non-core assets, rationalizing production capacity, and focusing on improving its operating performance.

In fiscal 2008, the Company divested its aluminum wheel operations in Hoboken, Belgium.  In fiscal 2007, the Company divested its North American suspension operations in Bristol, Indiana and Montague, Michigan and its aluminum components operations in Tegelen and Nieuw Bergen, The Netherlands and Antwerp, Belgium.  The Company also divested its automotive brake operations in Homer, Michigan and Monterrey, Mexico and its powertrain components facility in Wabash, Indiana.  In fiscal 2006, the Company divested its machining operations in Southfield, Michigan and announced the closure of its technical center in Ferndale, Michigan.  In fiscal 2005, the Company sold a ductile iron foundry in Cadillac, Michigan, a facility in Au Gres, Michigan that designed and manufactured factory equipment, and a business that sold electronic brake controllers for towing vehicles.  Also in fiscal 2005, the Company divested its operations in Berea, Kentucky; Chattanooga, Tennessee; and Mexico City, Mexico, which manufactured hubs and brake drums for commercial highway vehicles.

In November 2005, the Company acquired an additional 20% interest in Jantas Aluminyum Jant Sanayi ve Ticaret, A.S., a Turkish aluminum wheel joint venture in which it held a 40% interest, which was then merged into Hayes Lemmerz — Inci Jant Sanayi A.S., in which it also hold a 60% interest. In January 2004, the Company acquired 100% of a cast aluminum wheel plant in Chihuahua, Mexico formerly operated as part of a joint venture in which the Company was a minority investor. In November 2003, the Company acquired a 60% interest in Hayes Lemmerz Jantas Jant Sanayi ve Ticaret A.S., a Turkish steel wheel joint venture in which the Company was a minority investor. In fiscal 2002, the Company acquired the remaining interest in its South African cast aluminum wheel joint venture in which the Company previously held a 76% interest. In addition to these acquisitions in low cost countries, the Company has also invested in its existing facilities in Brazil, India, Thailand, and the Czech Republic.

The Company closed its facilities in Gainesville, Georgia in fiscal 2008; Huntington, Indiana in fiscal 2006; La Mirada, California and Campiglione, Italy in fiscal 2005; Howell, Michigan in fiscal 2004; and Bowling Green, Kentucky in fiscal 2003. Production at these facilities was transferred to other facilities with excess capacity. The Company has also focused on continuing to improve operating performance by implementing lean manufacturing and Six Sigma initiatives, centralizing certain accounting, finance, information technology, and other functions, streamlining marketing and general and administrative overhead, and improving internal controls.

C.	Discussion of the Debtors’ Business Operations

1.           Products and Services

The Company is organized based primarily on markets served and products produced. Under this organizational structure, the operating segments have been aggregated into two reportable segments: Automotive Wheels and Other. The Automotive Wheels segment includes results from the Company’s operations that primarily design and manufacture fabricated steel and cast aluminum wheels for original equipment manufacturers in the global passenger car, light vehicle, and heavy duty truck markets. The Other segment includes the results of the Company’s powertrain components facility in Nuevo Laredo, Mexico and financial results related to the corporate office and the elimination of certain intercompany activities.

The Automotive Wheels segment includes three principal classes of products: cast aluminum wheels for passenger cars and light trucks, fabricated steel and aluminum wheels for passenger cars and light trucks, and fabricated steel wheels for commercial trucks and trailers. The Company designs, manufactures, and distributes a full line of cast aluminum wheels to OEMs in North America, Europe, South America, South Africa, and Asia. The Company manufactures aluminum wheels with bright finishes such as GemTech® machining, clads, and premium paints.  Cast aluminum wheel sales for passenger car and light trucks were $602.9 million or 31.7% of total revenues for the fiscal year ended January 31, 2009 and $66.5 million or 27.0% for the first quarter of 2009.  The Company also designs, manufactures, and distributes fabricated wheels for passenger cars and light trucks in North America, Europe, Asia and South America. The Company’s fabricated wheel products include steel and aluminum wheels that can be made in drop-center, bead seat attached, and full-face designs, in a variety of finishes, including chrome and clads.  Fabricated wheel sales for passenger car and light trucks were $670 million or 35.6% of total revenues for the fiscal year ended January 31, 2009 and $112.8 million or 45.7% for the first quarter of 2009.  In addition, the Company designs, manufactures, and distributes wheels for commercial highway vehicles in North America, Europe, South America, and Asia.  Commercial highway wheel sales were $536.8 million or 28.2% of total revenues for the fiscal year ended January 31, 2009 and $67.4 million or 27.3% for the first quarter of 2009.

The Other Segment includes the Company’s powertrain components products. The Company designs, manufactures, and distributes a variety of aluminum and polymer powertrain components including engine intake manifolds, engine covers, and water crossovers.  The Company’s powertrain and engine components are primarily produced and sold in North America, and a majority of the powertrain components are sold to Chrysler, Ford and General Motors.

2.           Material Source and Supply

Most of the raw materials (such as steel and aluminum) and semi-processed or finished items (such as castings) used in the Company’s products, of both the Automotive Wheels and Other segments, are purchased from suppliers located within the geographic regions of the Company’s operating units.  In many cases, these materials are available from several qualified sources in quantities sufficient for the Company’s needs.  However, shortages of a particular material or part occasionally occur and metal markets can experience significant pricing and supply volatility. In addition, particularly with respect to semi-processed or finished items, changing suppliers may require the approval of the Company’s customers, which can involve significant time and expense.

In recent periods there has been significant volatility in the global prices of steel, which have had and may continue to have an impact on the business of both the Automotive Wheels and Other segments.  The Company has been able to largely offset the impact of steel cost increases through higher scrap sales recoveries and by passing some of these costs through to certain of its customers, although it may not be able to continue to do so in the future. The full impact of steel prices is uncertain given the volatility in the global steel market.  Aluminum costs have also been volatile in recent periods. However, the Company’s contracts with customers generally provide that the prices of the products are based on established aluminum price indices. This generally allows the Company to largely pass along the increased costs of aluminum to its customers. Conversely, the prices for the Company’s customers would decrease should the costs of aluminum decrease.

To enable the Company to better manage its supply chain, the Company purchases key materials through a centralized materials and logistics function.

3.           Intellectual Property

The Company owns significant intellectual property including numerous United States and foreign patents, trade secrets, trademarks, and copyrights. The protection of this intellectual property is important to the Company’s business.  The Company’s policy is to seek statutory protection for all significant intellectual property embodied in patents and trademarks.  The Company relies on a combination of patents, trade secrets, trademarks, and copyrights to provide protection in this regard. From time to time, the Company grants licenses under its patents and technology and receives licenses under patents and technology of others

4.           Seasonality

While the Company’s business is not seasonal in the traditional sense, July (in North America), August (in Europe) and December are typically lower sales volume months.  This is because OEMs typically perform model changeovers or take vacation shutdowns during the summer and assembly plants typically are closed for a period from shortly before the year-end holiday season until after New Year’s Day.

5.           Customers

In fiscal 2008, the Company’s most significant customers were Ford and General Motors, which accounted for approximately 29% of its fiscal 2008 net sales on a worldwide basis, while sales to these customers in the United States accounted for approximately 10% of total sales in fiscal 2008.  Other significant customers include Daimler, Renault/Nissan, Toyota, and Volkswagen.

The loss of a significant portion of the Company’s sales to any of its principal customers could have a material adverse impact on the Company.  The Company has been doing business with each of its principal customers for many years, and sales are composed of a number of different product lines and of different part numbers within product lines and are made to individual divisions of such customers.  In addition, the Company supplies products to many of these customers in multiple geographic locations, which reduces the Company’s reliance on any single market.

6.           Backlog

Generally, the Company’s products are not on a backlog status.  These products are produced from readily available materials, have a relatively short manufacturing cycle and have short customer lead times.  Each operating unit maintains its own inventories and production schedules.

7.           Competition

The major domestic and foreign markets for the Company’s products are highly competitive.  Competition is based primarily on price, technology, quality, delivery, and overall customer service.  The Company’s global competitors include a large number of other well-established suppliers.  Competitors typically vary among each of the Company’s products and geographic markets.

8.           Research and Development

The Company engages in ongoing engineering, research, and development activities to improve the reliability, performance, and cost-effectiveness of its existing products and to design and develop new products for existing and new applications.  The Company’s spending on engineering, research, and development programs was $12.4 million for the fiscal year ended January 31, 2009, $9.6 million for the fiscal year ended January 31, 2008, and $4.4 million for the fiscal year ended January 31, 2007.

9.           Environmental Compliance

The Company believes it is in material compliance with all environmental laws, ordinances, and regulations.  All of the Company’s manufacturing facilities worldwide have implemented comprehensive environmental management systems and are registered under ISO 14001.  The Company does not anticipate any material capital expenditures for environmental compliance or any adverse effect on its earnings or competitive position as a result of environmental matters.

10.           Employees; Labor Matters

(a)           Employees

As of May 31, 2009, the Company employed approximately 6,250 employees working in 23 facilities located in the United States and 12 other countries around the world.  Certain of the Debtors’ employees are unionized.  The U.S. unionized employees are represented by the United Steel Workers Union.  All such U.S. unionized employees are located at the Debtors’ facility in Akron, Ohio.  The Debtors’ current contract with the United Steel Workers Union expires in fiscal 2010, and, as part of the Bankruptcy Cases, the Debtors must determine whether to accept, reject, or seek a modification of this contract.  As is common in Mexico and many European jurisdictions, substantially all of the Debtors’ employees in Europe and Mexico are covered by country-wide collective bargaining agreements, which are subject to negotiations on an annual basis.  Although the Debtors believe that their relations with their employees are good, a dispute between the Debtors and their employees could have a material adverse effect on the Debtors’ business.

(b)           Retirement Savings Plan

The Debtors maintain the Hayes Lemmerz International, Inc. Retirement Savings Plan (the “Retirement Savings Plan”) for their employees.  The Retirement Savings Plan is a defined contribution retirement plan qualified under section 401 of the Internal Revenue Code.  Under the Retirement Savings Plan, the Debtors make deductions from each participating salaried and hourly employee’s payroll check and transfer the withheld funds to the plan trustee.  Additionally, the Debtors make matching contributions of up to 4% of each participating salaried and hourly employee’s annual compensation.  The Debtors contribute an average of $1.2 million to the Retirement Savings Plan annually.  The Debtors have continued the Retirement Savings Plan during these Bankruptcy Cases and intend to continue the Retirement Savings Plan following the Plan Effective Date.

(c)           Pension Plan

The Debtors provide certain retired employees with a defined benefit pension plan, the Hayes Lemmerz International, Inc. Pension Plan (the “Pension Plan”), pursuant to which a benefit is payable to the employee or other designated beneficiary upon the employee’s retirement from the company, total and permanent disability, or death.  The Pension Plan was frozen as of December 31, 2002 and therefore no employee is currently accruing any additional credited service or increased benefit amount, when measured at an assumed retirement age of 65.  As of the most recent actuarial analysis, on January 31, 2008 the Pension Plan was approximately 58% funded, and its assets and liabilities had market values of approximately $96 million and $166 million, respectively.  As of May 31, 2009, assets in the plan were approximately $105 million.  The Debtors are seeking to reduce their pension liabilities through a consensual process with the Pension Benefit Guaranty Corporation or through termination of the pension plans.

(d)           Retiree Medical Programs

The Debtors provide retiree medical benefits (the “Retiree Medical Benefits”) to approximately 2,000 former employees or surviving spouses.  The Debtors provide different levels of medical, dental, life insurance and prescription drug programs to retired employees and to retired union workers pursuant to various collective bargaining agreements.  A portion of the Retiree Medical Benefits for Medicare-eligible retirees and their covered dependents is insured.  Plan types for the insured benefits include health maintenance organizations, among others, a majority of which are administered by Professional Benefit Services and Blue Care Network.  The remaining Retiree Medical Benefits liability is self-insured with claims administered by several third-party administrators, predominately CVS/Caremark, PBS/UA, and WEYCO, and paid by the Debtors.  During 2008, the annual expense of the Retiree Medical Benefits was approximately $14 million.  Through May 31, 2009, the annual expense of the Retiree Medical Benefits was approximately $4.4 million.

As of the Petition Date, the Debtors’ estimated incurred, but not reported, expense for Retiree Medical Benefits is approximately $1.2 million.  Based on current actuarial analyses, the Debtors estimate that the Debtors’ cumulative long-term liability for fully performing all of their existing Retiree Medical Benefits on behalf of all eligible retired employees and dependents and current employees and dependents who have accrued rights to the Retiree Medical Benefits as of the Petition Date would total approximately $150 million.  During the Bankruptcy Cases, the Debtors intend to seek authority to reduce their other post-employment benefits (“OPEB”) obligations to employees (OPEB) either consensually or through a process predicated on Bankruptcy Code section 1114.  To facilitate this process, on June 10, 2009, the Bankruptcy Court entered an order approving the formation and appointment of a committee of retired employees (the “Retiree Committee”) by the U.S. Trustee.  As of the date of this Disclosure Statement, the members of the Retiree Committee have not been appointed.  The Debtors will continue the Retiree Medical Programs after the Plan Effective Date based on the outcome of that process and as may be required by the Bankruptcy Court.

(e)           Existing Bonus Plan

The Debtors offer incentive bonuses to certain employee constituencies at the local plant level through plant gainsharing plans and special recognition awards, and at the corporate level through special recognition awards.  Bonuses may be awarded pursuant to these plans for, among other things, achieving local plant improvement goals, exceptional contributions to specific tasks and contributing to the realization of savings through participation in strategic initiatives.  Payments made by the Debtors pursuant to these plans occur once a year, generally in May, following the end of the Debtors’ fiscal year on January 31st.  As of May 31, 2009, approximately $268,000 has accrued under the 2009 gainsharing plan.  Additionally, the Debtors pay less than $100,000 towards other miscellaneous special recognition awards for employees.  The Debtors obtained authority from the Bankruptcy Court to continue to honor and perform under the existing bonus program (as described above) (a) for non-insiders, irrespective of whether such obligations, together with unpaid prepetition wages for each non-insider, exceed $10,950 and (b) for insiders, solely to the extent such obligations, together with unpaid prepetition wages for each insider, do not exceed $10,950.

(f)           Workers’ Compensation Programs

The Debtors maintain workers’ compensation programs in all states in which they operate pursuant to the applicable requirements of local law to provide employees with workers’ compensation coverage for claims arising from or related to their employment with the Debtors.

In all states other than Ohio, the Debtors insure their workers’ compensation liabilities through a workers’ compensation policy issued by Hartford Fire Insurance Company (“Hartford”).  Pursuant to the Hartford policy, employees seeking reimbursement for work-related injuries file their claims directly against the Debtors.  Hartford investigates the claims against the Debtors and validates those deemed meritorious.  The Hartford policy has step deductible amounts of $350,000 and $500,000 per claim, whereby a claimant gets a $500,000 deductible applied one time and then for all other claims in the policy year the deductible drops to $350,000.  The Debtors are obligated to reimburse Hartford for any policy deductible amounts.  In support of the deductible obligation, the Debtors have obtained, and there is currently outstanding, one letter of credit in the amount of $3 million, issued by Citibank for the benefit of Hartford.  Hartford has made a partial draw down on the letter of credit to cover prepetition deductible amounts for which the Debtors have not reimbursed Hartford.  If the Debtors fail to satisfy their deductible obligations with respect to postpetition claims under the Hartford policies, Hartford may draw on the letter of credit to satisfy such amounts.  The letter of credit issued for the benefit of Hartford is set to expire on February 1, 2010.  Upon the earlier of this expiration date or the date the Debtors emerge from chapter 11, it is expected that Hartford will draw down further on the letter of credit completely based on their estimated future liability for the remaining open prepetition workers’ compensation claims.

Before obtaining the Hartford policy, the Debtors formerly insured their workers’ compensation liabilities through policies issued by many different companies including, among others, Kemper Insurance Company and Pacific Employers Insurance Company.  The Debtors still have obligations to workers that were covered by such former insurance policies.  In connection with those various former policies, the Debtors obtained, and there are currently outstanding, seven letters of credit in the aggregate amount of approximately $6.2 million, issued for the benefit of the workers compensation.  Certain of these letters of credit cover actual claims and “tail off” for the Debtors’ liabilities related to claims that arose while those former insurance programs were in effect.  Five of the outstanding letters of credit aggregating approximately $2.3 million expired at the end of May 2009.

In Ohio, the Debtors’ plants participate in the “monopolistic” workers’ compensation insurance program, which is funded through, and administered by, the Ohio Bureau of Workers’ Compensation (the “OBWC”).  Until 2002, the Debtors paid 10-year retrospectively rated premiums to the OBWC.  All workers’ compensation claims paid under Ohio’s monopolistic program are administered by the OBWC.  Prior to the Petition Date, the retrospectively rated premium (for pre-2002 policy years only) was  adjusted on an annual basis for each policy year for a period of 10 years based on the development of claims for policies subject to the retrospectively rated premium.  The current program (since 2002) is a first-dollar fully-insured program (i.e., the Company pays premiums only and incurs no future reimbursement obligations).   Upon the Petition Date, the Company advised the OBWC that the Company could no longer meet their prepetition obligations to the OBWC, including paying the annual retrospectively rated premiums for the open pre-2002 policy years.

In addition, until 2008, the Debtors maintained a self-insurance program for facilities in the state of Michigan, as well as a self-insurance program for its facilities in the state of Indiana.  Self-insured claims under the Indiana program continues to be administered by a third party administrator, Mackinaw Administrators (“Mackinaw”), which pays claims on the Debtors’ behalf from an account which is refreshed monthly by the Debtors as needed.  Upon the Petition Date, the Company advised the Michigan Bureau of Workers’ Compensation that the Company could no longer meet their prepetition obligations under their self-insurance program.  In response, the State of Michigan, Self-Insurers’ Security Fund drew down on a letter of credit posted with Michigan Bureau of Workers’ Compensation to ensure their performance under the self-insurance program and secured the claim files from Mackinaw.  On or about May 18, 2009, the Michigan Bureau of Workers’ Compensation sent notices to all Michigan-based claimants advising them that they were in the process of assuming the administration of these claims.  If the Debtors are unable to pay their prepetition workers’ compensation obligations under the Indiana self-insurance programs, the Debtors expect that further draws on their letters of credit will be made, resulting in potential claims against the estates.

The Debtors’ outstanding obligations relating to workers’ compensation arise from incurred but not paid claims (the “IBNP”) and incurred but not reported (the “IBNR”) claims.  The Debtors estimate their IBNR through an actuarial process that is common in the insurance industry.  As of March 23, 2009, approximately 761 workers’ compensation claims were pending against the Debtors arising out of employees’ alleged on-the-job injuries.  The Debtors estimate that the aggregate amount payable on account of prepetition IBNP claims, prepetition IBNR claims, and retrospectively rated premium rate adjustments from the Ohio Bureau of Workers’ Compensation is approximately $4.4 million. The Debtors, however, upon commencement of these Bankruptcy Cases have advised their workers’ compensation insurance carriers that they do not intend to satisfy their obligations to reimburse their insurance carriers for deductibles relating to pre-Petition Date claims.  It is possible that such insurance carriers may pursue such unpaid deductibles against available security, including letters of credit.  As of July 1, 2009, the Debtors have four remaining letters of credit outstanding with a total face value of $6,790,500 to secure their workers’ compensation obligations.  The Debtors expect that their exposure on account of post-Petition Date workers’ compensation claims for the next 12 months will be less than $300,000.

The Debtors obtained authority from the Bankruptcy Court to pay amounts related to workers’ compensation claims that arose prior to the Petition Date, as they become due, in the ordinary course of the Debtors’ business.  The Debtors, to date, have not made any such payments.

11.           Properties

The Company’s world headquarters are located in Northville, Michigan.  The Company has a worldwide network of 23 facilities comprised of 6 operating facilities in North America, 10 facilities in Europe, and 7 facilities in South America, Asia, and South Africa.   The Company believes that its plants are adequate and suitable for the manufacturing of products for the markets in which it sells.

The following table summarizes the Company’s operating facilities:

Location	Segment	Purpose	Owned/Leased
North America
Akron, OH	Automotive Wheels	Manufacturing	Owned
Chihuahua, Mexico	Automotive Wheels	Manufacturing	Owned
Laredo, Texas	Other	Warehouse	Leased
Northville, MI	Other	World Headquarters, R&D	Owned
Nuevo Laredo, Mexico	Other	Manufacturing	Owned
Sedalia, MO	Automotive Wheels	Manufacturing	Owned
Europe
Barcelona, Spain	Automotive Wheels	Manufacturing	Owned
Dello, Italy	Automotive Wheels	Manufacturing	Owned
Königswinter, Germany (2 facilities)	Automotive Wheels	Manufacturing	Owned
Manisa, Turkey (3 facilities)	Automotive Wheels	Manufacturing	Owned
Manresa, Spain	Automotive Wheels	Manufacturing	Owned
Ostrava, Czech Republic (2 facilities)	Automotive Wheels	Manufacturing	Owned
Rest of the World
Bangkok, Thailand	Automotive Wheels	Manufacturing	Leased
Johannesburg, S. Africa	Automotive Wheels	Manufacturing	Owned
Pune, India	Automotive Wheels	Manufacturing	Owned
Pune, India	Automotive Wheels	Manufacturing	Leased
Sao Paulo, Brazil (2 facilities)	Automotive Wheels	Manufacturing	Owned
Yokohama, Japan	Automotive Wheels	Sales Office	Leased

The Debtors have retained the services of Newmark Detroit, Inc. (d/b/a Newmark Knight Frank) (“Newmark”) as their real estate broker to assist with the disposition of three unused parcels of real property owned by the Debtors in Huntington, Indiana, Howell, Michigan, and Ferndale, Michigan.  Newmark continues to actively market these properties for sale.

12.           Legal Proceedings

As of the Petition Date, the Debtors were parties to several legal proceedings which are set forth below in Section III.D.  Due to the commencement of the Debtors’ Bankruptcy Cases, prepetition litigation against the Debtors is subject to the automatic stay.  In certain instances, as set forth in Section III.D below, the automatic stay has been modified to permit the litigation to proceed.

13.           Selected Financial Data

Set forth in Appendix C-1 is certain consolidated financial data with respect to the Company for each of the last five fiscal years ended January 31, 2009.  The information set forth therein should be read in conjunction with the Company’s consolidated financial statements, related notes thereto, and the other information included in the Company’s Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2009 (together with the Company’s Amended Annual Report) and the Company’s Quarterly Report on Form 10-Q for the Nine Months Ended April 30, 2009, each of which is attached hereto as Appendix C-2 and Appendix C-3, respectively.  In addition, the Debtors file monthly operating reports with the Bankruptcy Court.  These monthly operating reports reflect certain unaudited financial data of the Debtors on a monthly basis.

[The Company’s consolidated financial statements and Projections, including those attached hereto as Appendix C-1 and Appendix D, have been prepared in accordance with AICPA SOP 90-7 and on a going concern basis.  Continuing as a going concern contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. The accompanying consolidated financial statements do not reflect adjustments that might result if the Company is unable to continue as a going concern. SOP 90-7 requires the segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date, and identification of all transactions and events that are directly associated with the reorganization of the Company.

In addition, pursuant to SOP 90-7, the accounting for the effects of the reorganization will occur once a plan of reorganization is confirmed by the Bankruptcy Court and there are no remaining contingencies material to completing the implementation of the plan.  The “fresh start” accounting principles pursuant to SOP 90-7 provide, among other things, for the Company to determine the value to be assigned to the equity of the reorganized Company as of a date selected for financial reporting purposes. The accompanying consolidated financial statements do not reflect: (a) the requirements of SOP 90-7 for fresh start accounting; (b) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (c) aggregate prepetition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (d) the effect of any changes to the Debtors’ capital structure or in the Debtors’ business operations as the result of an approved plan of reorganization; or (e) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of future actions by the Bankruptcy Court.

The Company’s unaudited interim consolidated financial statements do not include all of the disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the interim period results have been included.]

D.	Summary of Material Litigation Matters

1.           Kuhl Wheels, LLC Litigation

HLI was party to a license agreement with Kuhl Wheels, LLC (“Kuhl”), whereby Kuhl granted HLI an exclusive patent license concerning “high vent” steel wheel technology known as the Kuhl Wheel (“Kuhl Wheel”), which agreement was terminated as of January 10, 2003 pursuant to a stipulation between HLI and Kuhl in connection with HLI’s 2001 Chapter 11 Cases.  The original license agreement (as amended, the “License Agreement”), dated May 11, 1999, granted HLI a non-exclusive license for the Kuhl Wheel technology. The License Agreement was subsequently amended to provide HLI with an exclusive worldwide license.  On January 14, 2003, HLI filed a Complaint for Declaratory and Injunctive Relief against Kuhl and its affiliate, Epilogics Group, in the U.S. District Court for the Eastern District of Michigan.  HLI commenced such action seeking a declaration of non-infringement of two U.S. patents and injunctive relief to prevent Epilogics Group and Kuhl from asserting claims of patent infringement against HLI, and disclosing and using its technologies, trade secrets, and confidential information to develop, market, license, manufacture, or sell automotive wheels.  The district court granted summary judgment to the Company at the end of 2007.  Kuhl appealed to the Federal Circuit Court of Appeals, which, on February 24, 2009, upheld the district court’s ruling.  Kuhl did not file a notice of appeal in the Federal Circuit Court, and did not file a petition for certiorari in the Supreme Court of the United States.  Therefore, this litigation has concluded.

2.           Lacks Incorporated Patent Infringement Litigation

HLI is the defendant in a patent infringement matter filed in 1997 in the U.S. District Court for the Eastern District of Michigan.  Lacks Incorporated (“Lacks”) alleged that HLI infringed on three patents held by Lacks relating to chrome-plated plastic cladding for steel wheels.  Prior to fiscal 2000, the Federal District Court dismissed all claims relating to two of the three patents that Lacks claimed were infringed and dismissed many of the claims relating to the third patent.  The remaining claims relating to the third patent were submitted to a special master.  In January 2001, the special master issued a report finding that HLI infringed on the remaining claims of the third patent, but that the third patent was invalid and recommending that Lacks’ remaining claims be dismissed; the trial court accepted these recommendations.  Lacks appealed this matter to the Federal Circuit Court.  The Federal Circuit Court upheld the trial court’s finding that HLI infringed on the third patent but vacated the trial court’s ruling that the third patent was invalid and remanded the matter back to the trial court for further proceedings.  In July 2003, Lacks filed an administrative claim in the Bankruptcy Court for $12 million relating to the alleged patent infringement.  On August 15, 2007, the special master issued a report finding that the remaining claims at issue in the third patent are invalid and recommending that the trial court grant judgment for HLI and against Lacks.  On November 20, 2007, the trial court accepted the special master’s recommendation. Lacks appealed the trial court’s ruling, to the Federal Circuit Court of Appeals and on November 21, 2008, the Federal Circuit Court of Appeals overturned the decision of the trial court and remanded the case for further proceedings.  Trial on the remanded issues has not yet been scheduled.

3.           Metalurgica FPS do Brasil Ltda Bankruptcy Liquidation Proceedings

HLI’s aluminum wheel plant in Brazil (“Borlem Aluminio”) has used in its operations certain assets owned by Metalurgica FPS do Brasil Ltda. (“FPS”), which is in bankruptcy liquidation proceedings in Brazil.  In addition, certain assets owned by FPS are stored in Borlem Aluminio’s warehouse and Borlem Aluminio leased the same real estate that was previously leased by FPS as its plant.  Such real estate was subsequently acquired by Borlem Aluminio from a third party.  Borlem Aluminio hired some of FPS’s former employees and Hayes Lemmerz Barcelona was a minority shareholder of both FPS and Borlem Aluminio.  One of FPS’s creditors, the Brazilian bankruptcy trustee, and the public prosecutor claimed that the bankruptcy court should disregard the separate existence of FPS and extend the bankruptcy proceeding to Borlem Aluminio and Hayes Lemmerz Barcelona.  In July 2006, the Brazilian bankruptcy court issued a decision in favor of the Company, declining to disregard the existence of Borlem Aluminio and Hayes Lemmerz Barcelona as separate from that of FPS.  One of FPS’s creditors has appealed the bankruptcy court’s decision.  In view of some commercial aspects and negotiation carried out by the creditor and the Company, the creditor dismissed the appeal.  On November 18, 2008, the Court of Appeals ratified the dismissal of the appeal; however, the other party challenged the dismissal claiming its attorney did not have authority to waive the appeal.  In May 2009, the Court of Appeals held that the attorney did not have authority to dismiss the appeal.  Thus, the Court of Appeals shall rule on the appeal and review the decision awarded by the Bankruptcy Court.  The date for the hearing and ruling on the appeal has not yet been set.

4.           Diversified Machine, Inc. Breach of Contract Litigation

On February 1, 2007, the Company entered into a Stock Purchase Agreement (the “SPA”)  under which Diversified Machine, Inc. (“DMI”) purchased all of the stock in Hayes Lemmerz International – Homer, Inc. and Hayes Lemmerz International – Bristol, Inc.  As part of the agreement, DMI placed $2.5 million into escrow.  DMI has released $1 million, and the remaining $1.5 million was to be released on February 14, 2009.  On February 13, 2009, DMI sent a letter to the Company, alleging various breaches by the Company of the SPA and resulting damages of approximately $6.2 million.  The Company sent DMI a response, asserting that DMI’s claims were without merit, and requesting that DMI release the $1.5 million immediately, pursuant to the SPA.  DMI neither replied to the Company’s response nor released the escrow amount.  Accordingly, during the week of March 16,

2009, the Company filed a declaratory judgment action against DMI, seeking judgment that the Company is entitled to the full escrow amount.  On April 14, 2009, DMI filed a counterclaim alleging various breaches by the Company of the SPA and seeking damages of approximately $6 million.

5.           Punch Property International NV Real Estate Litigation

On June 13, 2008, Hayes Lemmerz International – Georgia, Inc. (“HLI – Georgia”) and Punch Property International NV (“Punch Property”) entered into an Agreement of Purchase and Sale for certain real estate and equipment located in Gainesville, Georgia for a total purchase price of $5,000,000.  The Agreement was amended on October 31, 2008 to add certain additional equipment and increase the purchase price to $5,125,000.  The Agreement provided that the closing was to occur on the earlier of 5 days following notice from HLI – Georgia that it had ceased business operations on the property or June 30, 2009.  On January 23, 2009, HLI – Georgia gave notice that it had ceased business operations on the property and was prepared to close the purchase and sale on January 30, 2009.  Prior to January 30, 2009, Seller delivered into escrow all items required to be delivered pursuant to the agreement.  Punch Property did not submit any required documents or the purchase price to escrow and the closing has not occurred.  On February 9, 2009, HLI – Georgia filed suit against Punch Property in the United States District Court for the Northern District of Georgia seeking specific performance of the agreement and damages.  On March 30, 2008, Punch Property asserted a counterclaim against HLI - Georgia alleging that Punch Property was fraudulently induced to enter into the Agreement and seeking to recover a $1,000,000 earnest money deposit and punitive damages.

6.           Punch Property International NV and BBS Share Purchase Agreement Litigation

On June 13, 2008, BBS International GmbH (“BBS”) and Hayes Lemmerz, S.r.l. entered into a Share Purchase Agreement for the purchase by BBS of shares of Hayes Lemmerz Belgie BVBA, and Punch Property and HLI- Georgia entered into an Agreement of Purchase and Sale for certain real estate and equipment located in Gainesville, Georgia.  On March 27, 2009, Punch International NV and Punch Property initiated a lawsuit against HLI, HLI – Georgia, and Hayes Lemmerz S.r.1. in the Commercial Court in Antwerp, Belgium alleging that, in order to induce the execution of the above agreements, HLI made fraudulent representations to Punch International NV and Punch Property related to future business to be provided by certain customers to Hayes Lemmerz Belgie BVBA, while at the same time HLI was negotiating with those same customers to induce them to re-source the business to other Company facilities.  The suit is seeking to annul the Agreement of Purchase and Sale for certain real estate and equipment located in Gainesville Georgia between Punch Property International NV and HLI – Georgia and damages in the amount of U.S. $5,000,000.

Concerning a related matter, on October 31, 2008, the parties had entered into an agreement to resolve a number of issues related to the Share Sale and Purchase Agreement, dated June 13, 2008.  Pursuant to this agreement, BBS was to pay Hayes Lemmerz S.r.l. €1,000,000 in two installments of €500,000 each on or before November 8, 2008 and December 15, 2008.  BBS never made the second payment.  In February 2009, Hayes Lemmerz S.r.l. filed a suit against BBS to collect the unpaid installment.

7.           Wrongful Death

On October 20, 2008, a truck driver operating a semi tractor-trailer owned by his own company, Acme Cartage, was killed in an accident involving another semi tractor-trailor while making a delivery to the Company’s Sedalia, Missouri plant.  Neither the deceased nor the driver of the tractor-trailer was employed by the Company.  On March 13, 2009, the wife, mother and daughters of the deceased filed suit against a number of defendants, including Hayes Lemmerz International – Sedalia, Inc. (“HLI – Sedalia”).  Plaintiffs also served discovery on HLI – Sedalia.  No specific demand has been made by Plaintiffs to HLI – Sedalia and no trial date has been set.  This litigation has been stayed during the Bankruptcy Cases by virtue of the automatic stay.

8.           Product Liability Cases

During the week of March 24, 2008, the Company and several other companies (including General Motors), were named as defendants in a product liability case.  The case involves injuries allegedly sustained by plaintiff when a 16.5 inch wheel was fitted with a 16 inch tire.  On November 26, 2008, the Company argued and lost a motion for summary judgment based on the statute of limitations.  The Company has filed an interlocutory appeal of the court’s ruling on the motion.  The Company believes it has strong defenses in the case but cannot estimate its potential exposure at this time.  On approximately March 9, 2009, a case evaluation award of $125,000 was issued as to Hayes, with different awards being issued as to the other defendants.  The Company rejected the evaluation award and the case will proceed toward litigation.  This litigation has been stayed as to the Company during the Bankruptcy Cases by virtue of the automatic stay.

During the week of March 19, 2007, the Company learned about a potential product liability case that may be filed against the Company, along with General Motors and Bridgestone/Firestone.  The potential case involves a product manufactured by one of the Company’s predecessors in the 1960s, which product allegedly caused injuries to an individual.  Bridgestone/Firestone manufactured one of the components of the product, and the Company expects that if named as a defendant in the pending action, it will co-defend the case with Bridgestone/Firestone.

9.           Potential Environmental Litigation

Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Company currently has potential environmental liability arising out of both of its wheel and non-wheel businesses at 17 Superfund sites (the “Sites”).  Five of the Sites were related to the operations of Motor Wheel prior to the divestiture of that business by The Goodyear Tire & Rubber Co. (“Goodyear”).  In connection with the 1986 purchase of Motor Wheel by MWC Holdings, Inc. (“Holdings”), Goodyear agreed to retain all liabilities relating to these Sites and to indemnify and hold Holdings harmless with respect thereto.  Goodyear has acknowledged this responsibility and is presently representing the Company’s interests with respect to all matters relating to these five Sites.

As a result of activities that took place at the Company’s Howell, Michigan facility prior to the acquisition of it, the U.S. Environmental Protection Agency (“EPA”) recently performed under CERCLA, remediation of PCB’s from soils on the Company’s property and sediments in the adjacent south branch of the Shiawassee River.  The Michigan Department of Environmental Quality has indicated it intends to perform additional remediation of these soils and river sediments.  Under the terms of a consent judgment entered into in 1981 by Cast Forge, Inc. (“Cast Forge”) (the previous owner of this site) and the State of Michigan, any additional remediation of the PCBs is the financial responsibility of the State of Michigan and not of Cast Forge or its successors or assigns (including the Debtors).  The EPA concurred in the consent judgment.

The Company is working with various government agencies and the other parties identified by the applicable agency as “potentially responsible parties” to resolve its liability with respect to nine Sites.  The Company’s potential liability at each of these Sites is not currently anticipated to be material.

Furthermore, the Company has potential environmental liability at the two Sites arising out of businesses presently operated by Kelsey-Hayes.  Kelsey-Hayes has assumed and agreed to indemnify the Company with respect to any liabilities associated with these Sites.  Kelsey-Hayes has acknowledged this responsibility and is presently representing the Company’s interests with respect to these sites.

Kelsey-Hayes and, in certain cases, the Company may remain liable with respect to environmental cleanup costs in connection with certain divested businesses relating to aerospace, heavy-duty truck components, and farm implements under federal and state laws and under agreements with purchasers of these divested businesses.  The Company believes, however, that such costs in the aggregate will not have a material adverse effect on its consolidated operations or financial condition and, in any event, Kelsey-Hayes has assumed and agreed to indemnify the Company with respect to any liabilities arising out of or associated with these divested businesses.

In addition to the Sites, the Company also has potential environmental liability at two state-listed sites in Michigan and one in California.  One of the Michigan sites is covered under the indemnification agreement with Goodyear described above.  The Company is presently working with the Michigan Department of Environmental Quality to resolve its liability with respect to the second Michigan site, for which no significant costs are anticipated. The California site is a former wheel manufacturing site operated by Kelsey-Hayes in the early 1980’s.  The Company is working with two other responsible parties and with the State of California on the investigation and remediation of this site.

IV.         PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

A.	Equity

As of April 30, 2009, the Company had 101,819,594 shares of common stock outstanding and approximately 105 record holders.  On May 29, 2009, the Nasdaq Stock Market Inc. decided to remove from listing the common stock of Hayes, effective at the opening of the trading session on June 8, 2009.  The common stock of Hayes formerly traded on the NASDAQ Global Markets under the symbol “HAYZ.”

B.	Second Amended and Restated Credit Agreement

Prior to May 30, 2007, under the Amended and Restated Credit Agreement (the “Initial Credit Facility”), dated as of April 11, 2005, Hayes had $625 million of senior secured debt, which consisted of a first lien $375 million term loan due June 3, 2009, a second lien $150 million term loan due June 3, 2009 and a $100 million revolving credit facility due June 3, 2008.  On May 30, 2007, Hayes amended and restated the Initial Credit Facility to establish three new senior credit facilities in the aggregate amount of approximately $495 million (the “Second Amended and Restated Credit Agreement” or the “Credit Facilities”).  The proceeds from the Credit Facilities, together with the proceeds of other financing activities, were used to refinance Hayes’ obligations under the Initial Credit Facility.  Additional proceeds were used to replace existing letters of credit and to provide for working capital and other general corporate purposes and to pay the fees and expenses associated with the Credit Facilities.

The Credit Facilities consist of a term loan facility of €260 million maturing in 2014 borrowed by Hayes Lemmerz Finance LLC – Luxembourg S.C.A. (“Hayes Luxembourg”) (the “Term Loan Facility”), a revolving credit facility of $125 million (available in U.S. dollars or Euros) maturing in 2013 available to HLI Operating Company, Inc. (“HLI Opco”) and Hayes Luxembourg (the “Revolving Credit Facility”) and a synthetic letter of credit facility of €15 million available to both borrowers.  The interest rate for the term loan was initially the Euribor rate plus 2.75% per annum and was increased to Euribor plus 6.0% in connection with the amendment of the Credit Facilities in January 2009.  HLI Opco is the only borrower under the Revolving Credit Facility.  On January 29, 2009, Hayes amended the New Credit Facilities to favorably modify the financial covenants and make other changes.

The obligations of HLI Opco and Hayes Luxembourg under the Credit Facilities are guaranteed by substantially all of the Debtors.  In addition, the obligations of Hayes Luxembourg under the Credit Facilities are guaranteed by certain non-Debtor subsidiaries.  The obligations of HLI Opco and Hayes Luxembourg under the Credit Facilities and the guarantors’ obligations under their respective guarantees of the Credit Facilities are, subject to certain exceptions, secured by a first priority perfected pledge of substantially all capital stock owned by the borrowers and the guarantors (but not more than 65% of the capital stock of Hayes Luxembourg or any non-Debtor subsidiary can secure HLI Opco’s obligations) and substantially all of the other assets owned by the borrowers and the guarantors.  All foreign guarantees and collateral are subject to applicable restrictions on cross-stream and upstream guarantees and other legal restrictions, including financial assistance rules, thin capitalization rules, and corporate benefit rules.

As of April 30, 2009, Hayes had borrowed the entire $125 million available under the Revolving Credit Facility and had $15.7 million in letters of credit issued under the synthetic letter of credit facility.  Hayes had no borrowing availability under the Revolving Credit Facility as of April 30, 2009.

C.	Senior Unsecured Notes

On May 30, 2007, Hayes closed on a new offering of €130 million 8.25% senior unsecured notes due 2015 (the “Notes”) issued by Hayes Luxembourg.  The Notes contain customary covenants and restrictions.  The Notes and the related indenture (the “Indenture”) restrict Hayes’ ability to, among other things, make certain restricted payments, incur debt and issue preferred stock, incur liens, permit dividends and other distributions by Hayes’ subsidiaries, merge, consolidate, or sell assets and engage in transactions with affiliates.  The Notes and the Indenture also contain customary events of default, including failure to pay principal or interest on the Notes when due, among others.  The Notes are fully and unconditionally guaranteed on a senior unsecured basis by substantially all of the Debtors and certain of the non-Debtor Subsidiaries.  The corporate chart attached hereto as Appendix B lists the Debtors and the non-Debtor subsidiaries that have guaranteed the Notes.  Proceeds from the issuance of the Notes, together with the proceeds from the Credit Facilities, were used to refinance obligations under Hayes’ Initial

Credit Facility, to repay in full the approximately $21.8 million mortgage note on Hayes’ headquarters building in Northville, Michigan, to pay related fees and expenses and for working capital and other general corporate purposes.

D.	Short Term Bank Borrowings

In addition to amounts outstanding under the Credit Facilities and Notes, certain non-Debtor subsidiaries are indebted pursuant to short term bank borrowings and other notes in the aggregate amount of $34.5 million as of April 30, 2009.

E.	Domestic Accounts Receivable Securitization Facility

In addition, Hayes had a domestic accounts receivable securitization facility with a normal program limit of $25 million during fiscal 2007 and 2008.  Due to concentration limits and restrictions on financing certain receivables, the majority of the program has not been available.  There were $5 million of borrowings under the programs as of April 30, 2009, which was the maximum amount available under this facility.  The facility was terminated following the commencement of the Bankruptcy Cases and all amounts advanced have been repaid.

F.	Non-U.S. Securitization Facilities

The Company has an accounts receivable financing program in Germany with a local financial institution.  The program limit was €25 million as of April 30, 2009.  Borrowings under this program of approximately €12.3 million as of April 30, 2009.  The Debtors are not obligors under this facility.

The Company also has an accounts receivable factoring program in the Czech Republic with a local financial institution.  The program limit is 480 million Czech Crown or approximately $24 million as of April 30, 2009. As of April 30, 2009 approximately 240.8 million Czech Crown or $11.9 million was factored under this program.  The Debtors are not parties to this facility.

V.       CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS

A.	Current Corporate Structure

HLI is a Delaware corporation that owns, either directly or indirectly, substantially all of the equity interests in each of its subsidiaries, other than four joint ventures in which it owns a majority of the equity interests.  HLI is the parent corporation of the 24 affiliated Debtors in these jointly-administered Bankruptcy Cases, as well as 29 additional non-Debtor subsidiaries and affiliates, 27 of which are located outside of the United States.  With the exception of Hayes Luxembourg, none of HLI’s affiliates located outside the United States sought reorganization relief either in the United States or in its domicile.  Appendix B presents the existing organizational structure of the Debtors.

B.	Board of Directors of the Debtors

The following persons comprised the Board of Directors of HLI (the “Board”) as of the Petition Date:

Curtis J. Clawson, Chairman of the Board, President and Chief Executive Officer.  Mr. Clawson serves as the Chairman of the Board, President and Chief Executive Officer of HLI, and has held such positions since August 2001 (President and Chief Executive Officer) and September 2001 (Chairman).   From 1999 to July 2000, Mr. Clawson was President and Chief Operating Officer of American National Can.  Mr. Clawson has 17 years of experience in the automotive industry.  He began his career in automotive-related businesses at Arvin Industries where he spent 9 years, from 1986 to 1995, including a position as General Manager of the business unit that supplied Arvin exhaust products, tenures in sales and marketing and tenures in production and plant management.  From 1995 until the time that he joined American National Can, Mr. Clawson worked for AlliedSignal, Inc. as President of AlliedSignal’s Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then as President of AlliedSignal’s Laminate Systems Group.  Mr. Clawson earned his Bachelor of Science and Bachelor of Arts degrees from Purdue University and a Master of Business Administration from Harvard Business School.

William H. Cunningham, Director.  Mr. Cunningham has served as a Director of HLI since 2003 and has been a Professor of Marketing at the University of Texas at Austin since 1979.  Dr. Cunningham has occupied the James L. Bayless Chair for Free Enterprise at the University of Texas since 1985.  Dr. Cunningham was the Dean of the University of Texas’ College of Business Administration/Graduate School of Business from 1982 to 1985, and President of the University of Texas at Austin from 1985 to 1992.  Dr. Cunningham was also the Chancellor (chief executive officer) of the University of Texas System from 1992 to 2000.  Dr. Cunningham is a director of the following publicly-traded companies: Lincoln National Corporation, an insurance company, Southwest Airlines, a national air carrier, Introgen Therapeutics, a gene therapy company, and Hicks Acquisition Company I, Inc., a “blank check” company formed to acquire one or more additional companies.  He is also a member of the board of John Hancock Mutual Funds.  Dr. Cunningham received a Ph.D., a Master of Business Administration and a Bachelor of Business Administration from Michigan State University.

Cynthia L. Feldmann, Director.  Ms. Feldmann has served as a Director of HLI since 2006 and has served as President and Founder of Jetty Lane Associates, a consulting firm, since December 2005.  Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005 and was with the global accounting firm, KPMG LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships.  Ms. Feldmann also spent 19 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of their Life Sciences practice.  Ms. Feldmann is also a director of STERIS Corporation, a developer of products and services to prevent infection and contamination, and Hanger Orthopedic Group, Inc., a provider of orthotic and prosthetic patient care services.  Ms. Feldmann earned a Bachelor of Science degree in accounting from Boston College and is a Certified Public Accountant.

George T. Haymaker, Jr., Lead Director.  Mr. Haymaker has served as a Director of HLI since 2003 and serves as the Lead Director.  Mr. Haymaker served as non-executive Chairman of the Board of Kaiser Aluminum Corporation from October 2001 through June 2006.  Mr. Haymaker served as Chairman of the Board and Chief Executive Officer of Kaiser Aluminum Corporation from January 1994 until January 2000, and as non-executive Chairman of the Board of Kaiser Aluminum Corporation from January 2000 through May 2001.  From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of Kaiser Aluminum Corporation.  Mr. Haymaker is also a director of Pool Corporation, a distributor of swimming pool products.  Mr. Haymaker received his Bachelor of Science degree in metallurgy and Master of Science degree in Industrial Management from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Southern California.

Mohsen Sohi, Director.  Mr. Sohi has served as a Director of HLI since 2004 and is the President and CEO of Freudenberg-NOK.  Prior to joining Freudenberg, Mr. Sohi was employed by NCR Corporation from 2001 until 2003.  Mr. Sohi’s last position with NCR was as the Senior Vice President, Retail Solutions Division.  Before serving in this position, Mr. Sohi spent more than 14 years at AlliedSignal, Inc. and its post-merger successor, Honeywell International Inc.  From July 2000 to January 2001, he served as President of Honeywell Electronic Materials.  From August 1999 to July 2000, Mr. Sohi was President, Commercial Vehicle Systems, at AlliedSignal.  Prior to that, from 1997 to August 1999, he was Vice President and General Manager of Turbocharging Systems, and from 1995 to 1997, he was Director of Product Development and Technical Excellence at AlliedSignal.  Mr. Sohi is a director of STERIS Corporation, a developer of products and services to prevent infection and contamination, and Harris Stratex Networks, Inc., a developer of microwave communications equipment.  Mr. Sohi received his Bachelor of Science degree in Mechanical and Aerospace Engineering from the University of Missouri, a Doctor of Science degree in Mechanical Engineering from Washington University, and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business.

Henry D. G. Wallace, Director.  Mr. Wallace has served as a Director of HLI since 2003 and was employed by Ford Motor Company from 1971 until his retirement in 2001.  Mr. Wallace’s last position with Ford was as the Group Vice President, Mazda & Asia Pacific Operations.  Before serving in this capacity, Mr. Wallace occupied a number of different positions, including Group Vice President and Chief Financial Officer; Vice President, European Strategic Planning and Chief Financial Officer of Ford of Europe, Inc.; President and Chief Executive Officer of Mazda Motor Corporation; and President of Ford Venezuela.  Mr. Wallace is a director of Diebold, Inc., a leading provider of ATM, security and electronic voting systems, Ambac Financial Group, Inc., a financial services company and Lear Corporation, an automotive components supplier.  Mr. Wallace received a Bachelor of Arts degree in Economics from the University of Leicester.

Richard F. Wallman, Director.  Mr. Wallman has served as a Director of HLI since 2003 and was employed by Honeywell International, Inc. from 1999 until his retirement in 2003.  Mr. Wallman’s last position with Honeywell was as Senior Vice President and Chief Financial Officer.  From 1995 to 1999, Mr. Wallman held the same position at AlliedSignal, Inc., until its merger with Honeywell.  Before joining AlliedSignal, Mr. Wallman occupied a number of different positions with IBM Corporation, Chrysler Corporation and Ford Motor Company.  Mr. Wallman is also a director of Ariba, Inc., a software company, Convergys Corporation, a relationship management company, Lear Corporation, an automotive components supplier, and Roper Industries, a diversified supplier of industrial products.   Mr. Wallman received his Bachelor of Science degree in Electrical Engineering from Vanderbilt and a Master of Business Administration from the University of Chicago.

C.	Management of the Company

The Company’s current management team is comprised of highly regarded industry veterans who have significant experience in the automotive supply market.  The following is a list of the members of the Company’s management team as of May 11, 2009, their positions with the Company as of that date, the date on which they were appointed to such positions and their business experience during the past five years.  All positions shown are with HLI or its subsidiaries unless otherwise indicated.  All executive officers are elected by the Board of the Company and serve at its pleasure.

Curtis J. Clawson, President, Chief Executive Officer and Chairman of the Board.  Mr. Clawson’s background information is included in Section V.B, above.

Fred Bentley, Chief Operating Officer and President, Global Wheel Group. Mr. Bentley has held the position of Chief Operating Officer since July 2007 and has held the position of President, Global Wheel Group since January 2006, when the group was formed by combining the Company’s North American and International Wheel Groups.  His duties as Chief Operating Officer include managing the Company’s day-to-day global operations and reporting them to the chief executive officer.  He is also responsible for overseeing all aspects of the Company’s global wheel business.  Mr. Bentley joined the Company in October of 2001 as President of the Commercial Highway and Aftermarket business and was appointed President of the International Wheel Group in June 2003.  He is a Six Sigma Black Belt, has a solid background of operations strategy, lean manufacturing, leadership of global businesses and business repositioning.  Prior to joining the Company, he was Managing Director for Honeywell’s Holts European and South Africa automotive after-market operations.  In addition, while at Honeywell, Mr. Bentley also served as Heavy Duty Filter (Fram) General Manager and Plant Manager for operations in Greenville, Ohio and Clearfield, Utah.  Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years.  Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, Ohio, and a Master of Business Administration from the University of Phoenix.  He also attended the Harvard Business School Advanced Management Program.

Mark Brebberman, Vice President and Chief Financial Officer.  Mr. Brebberman has held this position since August 1, 2008.  His duties as Chief Financial Officer include overseeing the financial activities of the Company, including monitoring cash flow, tax, and financial planning.  Mr. Brebberman most recently served with the Company as Corporate Controller since July 2007; as Controller, Operations from April 2004 to July 2007; and Controller, North American Wheel Group Business Unit from December 2001 to April 2004.  Mr. Brebberman originally joined Hayes Lemmerz in December 2001 as the North American Wheel Group Business Unit Controller.  Mr. Brebberman was promoted to Corporate Controller, Operations and Corporate Controller in April 2004 and July 2007, respectively.  Prior to joining the Company, Mr. Brebberman spent 14 years with Compagnie De Saint-Gobain, a French multi-national manufacturer of building materials and other engineered products.  Mr. Brebberman’s professional experience also includes four years with the public accounting firms of Deloitte Haskins & Sells, and Geo. S. Olive & Company.  Mr. Brebberman earned a Bachelor degree in Accounting from the University of Notre Dame.  Additionally, he received a Master of Business Administration degree from Brigham Young University, in Provo, Utah.  Mr. Brebberman is a Certified Public Accountant.

Patrick C. Cauley, Vice President, General Counsel and Secretary.  Mr. Cauley has held this position since January 2004.  As General Counsel, he is responsible for all global legal matters, including mergers and acquisitions, litigation, SEC filings, contracts and any other issues of a legal nature.  He also oversees the human resources, travel, public relations, and risk management departments, as well as the management of the Northville facility.  He previously served as Interim General Counsel and before that as Assistant General Counsel.  Prior to joining the Company in 1999, Mr. Cauley was a partner at the Detroit based law firm of Bodman LLP, where he engaged in all aspects of corporate practice, including mergers and acquisitions, commercial lending and financing, tax, and real estate transactions.  Mr. Cauley earned his Bachelor of Science degree in Business Administration, with a major in Accounting and his Juris Doctor degree from the University of Michigan.  Mr. Cauley is also a Certified Public Accountant.

John A. Salvette, Vice President, Business Development.  Mr. Salvette has held this position since August 2001.  As Vice President of Business Development, he directs the Company’s global divestiture, merger and acquisition efforts.  He also oversees the Company’s information technology department.  After serving in various financial positions with Rockwell International’s Automotive Operations and serving as Vice President and Chief Financial Officer of Stahl Manufacturing, an automotive supplier in Redford, Michigan, Mr. Salvette joined Kelsey-Hayes in 1990 as Controller for the North American Aluminum Wheel Business Unit.  From May 1993 to January 1995, Mr. Salvette served as Director of Investor Relations and Business Planning and, from February 1995 to June 1997, as Corporate Treasurer to the Company.  From July 1997 to January 1999, Mr. Salvette was Group Vice President of Finance of Hayes Lemmerz Europe.  Following the acquisition of CMI International in February 1999, Mr. Salvette was appointed Vice President of Finance, Cast Components Group.  Mr. Salvette received a Bachelor of Arts degree in Economics from the University of Michigan and a Master of Business Administration from the University of Chicago.

Kevin Carmody, Chief Restructuring Officer.  Mr. Carmody is a managing director with AP Services LLC and specializes in complex corporate restructurings and reorganizations for distressed companies.  Mr. Carmody has served as a financial and restructuring advisor to clients in a variety of industries such as automotive, heavy manufacturing, distribution, financial services, consumer products, telecommunications, media, home building, and retail.   Specifically, his engagements with automotive Tier-1 suppliers include restructuring financial advisor to Dura Automotive and Federal-Mogul.  Mr. Carmody has developed cash forecasting models, created comprehensive business plans, completed asset divestitures, valued companies and individual business segments to support mergers and acquisitions strategies, and negotiated DIP and exit financing facilities.  Prior to joining AP Services LLC, Mr. Carmody worked at PricewaterhouseCoopers LLP.  Mr. Carmody received a Bachelor of Business Administration degree from Western Michigan University and a Master of Business Administration from the University of Detroit-Mercy.

VI.       EVENTS LEADING TO COMMENCEMENT OF THE BANKRUPTCY CASES

A.	Events Leading to the Debtors’ Chapter 11 Filings

1.           The 2001 Chapter 11 Cases

In 2001, the Company was a vastly different enterprise, with more of its manufacturing operations located in the United States and several non-wheel businesses, such as automotive brakes, commercial highway hubs and drums, powertrain components, suspension components and an aluminum components business located in Europe.  The Company was also over-leveraged in the face of declining earnings, could not integrate recent acquisitions, and had several underperforming facilities.  The Company also restated its financial statements for fiscal years 1999 and 2000 and the first quarter of fiscal 2001.  On December 5, 2001, the Company’s U.S. affiliates at the time and a Mexican affiliate filed for reorganization relief under chapter 11 (the “2001 Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware.  During the 2001 Chapter 11 Cases, the Company engaged in an aggressive operational restructuring, focusing on making its various business segments more efficient, including significantly reducing costs in every area of its business and centralizing financial controls and operations.  On June 3, 2003 (the “2003 Effective Date”), the Company consummated a plan of reorganization (the “2003 Reorganization Plan”) confirmed by the Court and emerged from chapter 11.

Pursuant to the 2003 Reorganization Plan, 98% of the common stock of the reorganized (i.e., current) Company, certain warrants and a 2/3 interest in the HLI Creditor Trust formed pursuant to the 2003 Reorganization Plan (the “Trust”) were distributed on the 2003 Effective Date to the Company’s then existing secured and senior unsecured creditors.  The remaining 2% of the Company’s common stock, certain warrants and the remaining 1/3 interest in the Trust were reserved for general unsecured creditors pending the Company’s completion of claims administration in its role as “Disbursement Agent” under the 2003 Reorganization Plan.   The Company has been unable to complete claims administration relating to the 2003 Reorganization Plan and obtain a final decree with respect to the 2001 Chapter 11 Cases because certain disputed patent related claims remain unresolved.  The Company prevailed at the trial court level with respect to the most significant of these claims (over $1 billion in damages was claimed) and, recently, the United States Court of Appeals for the Federal Circuit upheld the trial court’s favorable ruling.  Because of the resolution of this claim, the Company currently expects to be able to close the 2001 Chapter 11 Cases and obtain a final decree within the next few months, notwithstanding the commencement of the current Bankruptcy Cases.

2.           Post Bankruptcy Strategy

After emerging from bankruptcy in 2003, the Company continued to transform its business through a four-pronged, comprehensive strategy—investing in the right products, investing in the right geography, investing in the right customers, and engaging in aggressive cost cutting including the restructuring of its operations.  Each of these strategies and the steps the Company has taken in furtherance thereof are briefly described below.

Investing in the Right Products.  The Company’s goal with respect to its products was to concentrate resources on those product lines in which it is a market leader and those with the best prospects for continued growth.  Post-bankruptcy, the Company focused on its core business — the production of wheels.  Through acquisitions prior to the 2001 Chapter 11 Cases, the Company became involved in the manufacture of many non-wheel automotive parts, such as automotive brakes, commercial highway hubs and drums, powertrain components, and suspension components in North America and an aluminum components business in Europe.  In 2004, roughly a third of the Company’s revenues came from the sale of products other than wheels.  Currently, all but 3% of the Company’s sales are wheels.  Another aspect of the Company’s “right products” strategy is maintaining the diversification of its wheels product lines in order to better insulate the Company from disruptions in the global market.  Estimated fiscal 2008 sales by product types are relatively equally balanced among the three main categories of wheel products: light-vehicle steel (35%), commercial truck (33%) and light-vehicle aluminum (32%).

Invest in the Right Geography.  The second prong of the Company’s strategy involved investing in manufacturing facilities in high growth, cost effective locations to provide the Company with access to expanding local and export markets.  As a result of this strategy, the Company has substantially reduced its presence in the United States automobile market.  Sales in the United States were 45% of Hayes’ global sales in 2004, but only 15% in 2008.  During this time, the Company’s sales to almost every other region of the globe increased.  For example, the Western European market, which in 2004 accounted for 29% of the Company’s global sales, represented 34% of the Company’s sales in fiscal 2008.  Similar shifts took place in other regions: sales in Eastern Europe went from 10% of the Company’s global sales in 2004 to 23% in fiscal 2008, sales in South America increased from just 4% to 14% and sales in Asia climbed from 4% to 6%.  Simultaneously, the Company made a concerted effort to strengthen its diverse geographic footprint.  The Company has a total of 23 facilities located in the United States and 12 other countries around the world.  As a result, the Company is in a strong position to benefit from the expected rebound in the world economy, wherever it first occurs.

Invest in the Right Customers.  The third prong of the Company’s strategy was the diversification of its customer base.  In particular, the Company reduced its exposure to GM, Ford and Chrysler in the United States from 29% of global sales in 2004 to an estimated 10% of global sales in fiscal 2008.  Worldwide, the Company enjoys a broad customer base.  As of April 30, 2009, the Company’s largest customers, as represented by their percentage of HLI’s global sales, are Ford (17%), General Motors (17%), Volkswagen (9%), Toyota (8%), Renault-Nissan (6%), Daimler (5%), PSA Peugeot Citroen (4%), Tata (3%), BMW (2%), Volvo (2%), Honda (2%), Fiat (2%), and Chrysler (2%).  While the Company’s two largest customers globally remain Ford and General Motors, approximately two-thirds of the Company’s sales to these customers in fiscal 2008 were outside the United States.

Aggressive Cost Reductions.  The fourth prong of the Company’s strategy was aggressive cost reductions in an effort to improve the Company’s productivity through the implementation of specific management and production practices.  Since emerging from bankruptcy in 2003, the Company has aggressively sought to cut costs and improve its productivity.  To that end, the Company has divested substantially all of its non-core businesses, including a hubs and drums unit in 2005, several suspension manufacturing units from 2005 through 2007 and the MGG Group B.V. (makers of heat exchangers and intake manifolds) and automotive brakes and powertrain manufacturing units in fiscal 2007.  It currently operates only a single non-wheel manufacturing facility.  The Company also restructured its wheels business unit and closed or sold unprofitable wheel manufacturing facilities.  Most recently, the Company closed unprofitable operations in Gainesville, Georgia (U.S.) and Belgium in fiscal 2008, which is expected to save the Company approximately $30-40 million annually.

As part of its cost-cutting strategy, the Company has taken many steps to reduce its labor costs.  Since 2004, the Company reduced its senior leadership team by more than half, from 12 to 5 individuals, saving Hayes an estimated $5 million each year.  In fiscal 2006, the Company reduced compensation to its non-union employees in the United States by an average of 7.5%.  Also in fiscal 2006, the Company reduced labor costs by suspending the 5% to 8% defined contribution to its United States employees’ 401(k) plan and suspending its 4% matching contributions to such plan (matching contributions were reinstated in 2007).  In fiscal 2006, the Company also reduced the level of health benefits provided to certain employees for annual savings of $1.3 million.  In the last year, the Company’s workforce has been reduced by 25.3%, from 8,900 in March 2008 to approximately 6,400 in March 2009, for annual savings of approximately $50 million.

B.	Need for Restructuring and Chapter 11 Relief

As set forth above, the 2001 Chapter 11 Cases were necessitated by and involved primarily operational restructuring issues.  In contrast, the current Bankruptcy Cases are the result of economic forces beyond the Company’s control and are necessary to implement a balance sheet restructuring.  The Company’s post-2003 strategy was extremely successful: EBITDA on its continuing businesses increased from $139 million in 2005 to $192 million in 2007.  Unfortunately, in late fiscal 2008, the current, unprecedented global economic crisis deepened, significantly affecting the automobile industry.  New passenger cars and light trucks are a major purchase for consumers and the purchase of these items is highly dependent upon the health of the overall economy.  Similarly, the purchase of new commercial vehicles is highly dependent upon macro-economic factors such as Gross Domestic Product growth and interest rates.  Both the light vehicle and heavy vehicle markets are currently experiencing a severe downturn globally.

The Company’s efforts to cut costs are not enough to overcome the severity of the global economic crisis.  Indeed, virtually all of the Company’s sales are to automobile manufacturers, and thus their decline threatens the Company.  Because the Company has high fixed production costs, even relatively small declines in customer production reduce or eliminate profitability.  The declines in fiscal 2008 and expected declines in fiscal 2009 are substantial and have reduced, and will continue to reduce, the Company’s sales and profits.  The Company’s sales for fiscal 2008 were $1.9 billion, down 10% from fiscal 2007.  The Company’s EBITDA for fiscal 2008 was just $157 million – a decline of 23% from fiscal 2007.  Because of the global meltdown in the automobile sector, EBITDA for fiscal 2009 is projected to be less than one-third of the fiscal 2008 results.

The global economic crisis has led to a substantial drop in the Company’s enterprise value.  The Company’s stock price has fallen from a high of $4.05 per share on June 3, 2008 to $0.29 immediately prior to its  chapter 11 filing.  Its bonds and bank debt are also trading at a deep discount to face value.  The Company’s production and sales volumes are down in most regions worldwide.  The Company’s sales in the fourth quarter of fiscal 2008 were down 49% as compared to the fourth quarter of fiscal 2007.  The Company’s prospects for the remainder of fiscal 2009 are less than optimal unless the global economy improves dramatically.  The Company expects to have negative net cash flow until the global economy recovers.

The Company’s financial forecasts reflect this downturn, as management anticipates 2009 sales could be approximately $1.2 billion with EBITDA of $41.5 million.  In turn, the Company’s internal forecasts mirror the positive recovery expected for the global economy, as management currently estimates its sales from 2010 through 2013 could range from $1.3 billion in 2010 to $1.7 billion in 2013 if automotive build rates increase over that period, with EBITDA rebounding in parallel based upon the same assumptions to potentially range from $73 million to $166 million over the same period.

The global economic crisis has not only affected the Company’s sales, but also its cost of borrowing.  For example, in connection with the amendment of the Credit Facilities to obtain the lenders’ waiver from certain covenants in the fourth quarter of fiscal 2008, the lenders imposed an increase in the interest rate on the Term Loan Facility to Euribor plus 6% from Euribor plus 2.75%, with a 3.5% Euribor floor.

Changes in the cost of raw materials have also reduced the Company’s profitability.  For example, the Company generally enters into fixed-forward contracts for aluminum based on volume projections from the Company’s customers that coincide with the applicable customer pass through pricing adjustment periods.  In recent periods, customer volumes have decreased significantly relative to their projections while at the same time market prices for aluminum have fallen sharply.  As a result, the Company has fixed-forward contracts for aluminum based on projected volumes at prices above the current market price.  The Company therefore has an excess of aluminum purchased at prices above current levels that it cannot pass on to customers, which has adversely affected the Company’s operating margins and cash flows.

The Company’s ability to maintain normal credit terms with its suppliers has become impaired.  The Company has substantial levels of debt, including debt under the Notes and the Credit Facilities. As of January 31, 2009, the Company had approximately $670.1 million of total indebtedness and approximately $107.5 million of cash and cash equivalents.  In the months prior to commencing the Bankruptcy Cases, the trade credit the Company received from suppliers was reduced.  In January, the providers of credit insurance for the non-Debtor subsidiaries cancelled all such credit insurance programs.  On April 17, 2009, the Company announced, among other things, that it would likely receive a going concern qualification from its auditors in connection with their audit of the Company’s financial statements for fiscal 2008.  That announcement further exacerbated supplier concerns.

Leading up to the commencement of the Bankruptcy Cases, the Company continued to work proactively with its suppliers to maintain the best credit terms possible.  However, the Company’s liquidity constraints were not sufficiently addressed.  It became increasingly likely that without an infusion of cash or additional credit availability, the Company’s suppliers would likely refuse to provide key products and services on a go-forward basis.  The Company was concerned that its financial condition and results of operations, in particular with regard to the Company’s potential failure to meet its debt obligations, would lead some customers to become reluctant to enter into long-term agreements with the Company.  Thus, the Debtors commenced these Bankruptcy Cases to addresses these and other concerns.  The Debtors’ debtor-in-possession financing has provided the Company with sufficient liquidity to manage its operations and calm customer and supplier concerns regarding the Company’s liquidity during these Bankruptcy Cases.

The Debtors’ restructuring efforts are designed to result in greater profitability for the Company and to solidify its position as the market leader in its product categories.  The Company expects to emerge from chapter 11 following consummation of the Plan, having rationalized its capital structure by reducing debt to levels commensurate with its cash flow generating capacity and industry norms.  Reducing leverage should create financial flexibility for future operating requirements and capital expenditures and improve liquidity.  The Debtors believe that the efforts they have taken, and expect to take, will return the most value to the Company’s stakeholders.

C.	Development of Chapter 11 Plan

1.           Debtors Efforts to Obtain Financing

On January 29, 2009, the Debtors entered into the First Amendment to its Credit Facilities, which, among other things, authorized the Prepetition Secured Lenders to retain (a) Milbank, Tweed, Hadley, McCloy, LLP (“Milbank”) as additional legal counsel (the Prepetition Lenders were previously and continue to be represented by Weil, Gotshal & Manges, LLP (“Weil”)) and (b) a financial advisor to represent the Prepetition Secured Lenders in connection with Hayes’ restructuring.  In late February 2009, the Prepetition Secured Lenders advised the Company that Milbank, on behalf of the Prepetition Lenders, had retained Houlihan, Lokey, Howard & Zukin, LLP (“Houlihan”).

Hayes, Lazard Frères & Co., LLC (“Lazard”), and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) immediately began working with Houlihan, Milbank and Weil to prepare for an in-person meeting with the Prepetition Secured Lenders, which took place in New York on March 18, 2009.  During that meeting, Hayes and its advisors explained that it was quickly running out of cash and required additional financing, likely in the form of a debtor in possession (“DIP”) loan to fund chapter 11 reorganization cases.  After the March 18th meeting, the Prepetition Secured Lenders and their advisors and the Company and its advisors spoke frequently, exchanged due diligence information and illustrative DIP financing term sheets as the Prepetition Secured Lenders and the Company considered their potential options.  The Prepetition Secured Lenders’ advisors and certain of the

Prepetition Secured Lenders were also granted access to an electronic data room maintained by the Company for due diligence purposes.

The Debtors and Lazard considered seeking DIP or other financing from commercial banks and hedge funds that have historically loaned money to or invested in distressed companies.  However, the Prepetition Secured Lender group is comprised of nearly 40 commercial banks and hedge funds, including most of the major institutions or entities that have experience providing DIP loans.  Accordingly, the Debtors and Lazard determined that the Debtors had appropriately canvassed the commercial bank and hedge fund marketplace for available financing by simply engaging in discussions with, and requesting additional financing from, the Prepetition Secured Lenders.  Additional efforts to obtain financing from any other banks or funds outside the Prepetition Lender group were considered to be an ineffective use of the Debtors’ resources.

Separately, beginning in February 2009, Lazard, with the Company’s assistance, began a sale process and identified approximately twelve potential financial investors it believed might be interested in investing in or acquiring the Company during its chapter 11 case and providing the Company with sufficient DIP financing to effectuate such transaction.

Lazard and the Debtors determined it was not in the Company’s best interests to approach strategic investors - other automotive suppliers – prior to the commencing the Bankruptcy Cases for a number of reasons.  For the most part, these potential strategic partners are facing their own financial difficulties.  Additionally, the Company was concerned about providing competitors with its proprietary and confidential information and was also worried that information regarding its financial condition and possible chapter 11 cases could leak to its customers and suppliers and damage those relationships.  The Company and Lazard were also aware that strategic parties would have the opportunity to review and bid against any transaction the Company might propose in the Bankruptcy Cases.

Lazard identified the potential investors based on a number of factors, including their known desire to invest in companies in the automotive sector, their desire to acquire financially distressed companies and their ability to quickly complete diligence and fund a transaction through debtor in possession financing.  Of the financial investors Lazard contacted, six of them signed confidentiality agreements and conducted due diligence with respect to the Company, which included meeting with senior management to discuss the Company’s business plan, reviewing numerous legal, financial and operating documents contained in the Company’s electronic data room and having numerous discussions with the Company’s legal and financial advisors.

Ultimately, the Company received non-binding term sheets from four financial investors, each of which was subject to legal and financial due diligence as well as other conditions precedent.  The four proposals had an implied enterprise valuation for the Company of between $220,000,000 - $250,000,000.  Further, at the time these proposals were prepared and submitted, the Company was forecasting EBITDA for 2009 of approximately $61 million, or 39% higher than the Debtors are currently forecasting.  Although the term sheets varied from each other on numerous terms, all four proposed acquiring ownership of the Company through funding a DIP loan during the Bankruptcy Cases and converting the outstanding balance thereof into a majority of the equity of the reorganized Company upon emergence from chapter 11.  Moreover, each proposal required the DIP loan to be secured on a first priority priming basis on virtually all of the Company’s assets.

The Company and its advisors, including Lazard, spent significant time with each of the potential investors and their advisors discussing, among other things, the Company’s corporate structure and collateral base available to secure a DIP loan, with particular emphasis on the interplay between collateral located inside and outside the United States, and also the lack of significant unencumbered assets.  Similarly, the discussions focused on the fact that any DIP loan facility would need the support of the Prepetition Secured Lenders.  Two of the potential investors withdrew from the process shortly after submitting their proposals, citing their inability to become comfortable with a DIP loan structure and the collateral base available to support such a loan.  While discussions with the remaining two potential investors continued, one of the proposals was clearly superior and the Company and its advisors focused their efforts on working with the higher bidder to memorialize its proposal in definitive documentation.

The Company and its advisors kept the Prepetition Secured Lenders, an ad hoc committee of Noteholders, and their respective advisors apprised regarding the status of the discussions and negotiations with third parties, including in-person meetings with the ad hoc committee in London on April 3, 2009 and the Prepetition Secured

Lenders in New York on April 13, 2009, among other in-person and telephonic meetings with the Prepetition Secured Lenders.  The Company also continued working with the Prepetition Secured Lender group on a potential DIP facility.

The Company, with the assistance of its advisors, including Lazard, also solicited the Noteholders with respect to providing or participating in a potential DIP facility; advisors to the Noteholders informed the Company and its advisors that the Noteholders were not interested in providing or participating in any such financing facility.

2.           Negotiation of the Proposed DIP Financing and Plan Term Sheet

On or about April 20, 2009, the Company advised the Prepetition Secured Lenders that the potential bidder informed the Company that its proposal would be withdrawn unless the Company (a) signed the definitive documentation negotiated and prepared by the parties with respect to, among other things, a DIP credit agreement and plan of reorganization term sheet, and (b) paid the DIP commitment fees set forth in the definitive documentation.  Hayes also informed the Prepetition Secured Lenders that the definitive documentation included numerous conditions precedent to the transactions set forth therein, including the required consent of more than half of the Prepetition Secured Lenders holding more than two thirds of the Credit Facilities obligations.  After discussions among the Prepetition Secured Lenders, the Company and their advisors, a majority of the Prepetition Secured  Lenders advised the Company that they (a) were not in favor of the transaction proposed by the high bidder, (b) were finalizing a DIP loan proposal, and (c) requested that the Company not execute the definitive documentation.

After evaluating, among other things, the transactions set forth in the definitive documents, including but not limited to, the numerous conditions precedent, and the views and requests of the Prepetition Secured Lenders, the Company declined to move forward with the third party financial investor and, instead, determined to work towards obtaining DIP financing provided by the Prepetition Lenders.

On April 24, 2009, certain of the Prepetition Secured Lenders delivered proposed term sheets for the DIP Financing and restructuring terms to the Debtors.  Before commencing these cases, the Company concluded that the terms of the reorganization reached with certain of the Prepetition Secured Lenders provided the Debtors with the best — indeed, the only — opportunity to maximize the value of their assets.

VII.       THE BANKRUPTCY CASES

A.	Continuation of Business; Stay of Litigation

Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Court in accordance with the Bankruptcy Code.  While the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Court approval.  In addition, the Court has approved the Debtors’ employment of attorneys, financial advisors and other professionals as required by the Bankruptcy Code to assist with its restructuring efforts and to guide the Company through its Bankruptcy Cases.

An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under Bankruptcy Code section 362(a) which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors.  This relief provided the Debtors with the “breathing spell” necessary to assess and reorganize its business.  The automatic stay remains in effect, unless modified by the Court or applicable law, until the Plan Effective Date.

B.	Summary of Certain Relief Obtained at the Outset of the Bankruptcy Cases

1.           Significant First Day Orders

Shortly after the Petition Date, the Debtors obtained relief from the Bankruptcy Court pursuant to certain “first day orders.”  The first day orders entered by the Bankruptcy Court are intended to ease the transition between a debtor’s prepetition and postpetition business operations by approving certain normal business conduct that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code specifies prior approval by the Court must be obtained.  The “first day” orders in these Bankruptcy Cases authorized, among other things:

•	the joint administration of the Bankruptcy Cases;

•	the retention of Garden City Group as claims and noticing agent to the Debtors;

•	the maintenance of the Debtors’ existing bank accounts and continued operation of its cash management system substantially as it existed prior to the Petition Date;

•
the payment in the Debtors’ discretion, and in the ordinary course of business, of certain prepetition obligations related to their Customer Programs and continuation of the prepetition Customer Programs;

•	the payment of certain employee obligations wages and continuation of certain employee benefit programs;

•	the remittance of an adequate assurance deposit to utilities and prohibition by the utilities from altering or discontinuing their services;

•	the payment of certain prepetition taxes;

•	the continuation of the Debtors insurance premium financing programs;

•	the payment of claims held by certain “critical” vendors;

•	the payment of certain claims held by foreign creditors;

•
the payment of obligations arising from goods ordered prepetition, but delivered to the Debtors postpetition, which were granted administrative expense status, and the payment of obligations arising from prepetition delivery of goods received by the Debtors within 20 days of the Petition Date;

•	the payment of certain shipping, warehousing, and import obligations;

•	the payment of certain contractor claims relating to mechanic’s liens; and

•	the authority to obtain postpetition financing and to use cash collateral.

2.           Parties In Interest, Counsel and Advisors

The parties described below have been, among others, major parties in interest, or counsel and/or advisors to them, in the Bankruptcy Cases to date.

(a)           The Bankruptcy Court

The Honorable Mary F. Walrath, United States Bankruptcy Judge for the Bankruptcy Court for the District of Delaware, has presided over the Debtors’ Bankruptcy Cases since the Petition Date.  She also presides over the 2001 Bankruptcy Cases.

(b)           The United States Trustee

The United States Trustee for the District of Delaware has been actively involved in the Debtors’ Bankruptcy Cases.

(c)           Counsel and Advisors to the Debtors

On June 10, 2009, the Bankruptcy Court entered an order approving the retention of Skadden as the Debtors’ bankruptcy counsel under a general retainer in the Bankruptcy Cases.  Leading up to and during the Bankruptcy Cases, Skadden has, among other things:  advised the Debtors with respect to their powers and duties as Debtors and debtors-in-possession; assisted the Debtors with respect to employee matters; reviewed and prepared on behalf of the Debtors all pleadings, motions, administrative and procedural applications, answers, orders, reports, and supporting schedules and statements; attended meetings and negotiated with representatives of creditors and other parties-in-interest; and advised and consulted the Debtors and other parties-in-interest on the conduct of the Bankruptcy Cases, including all of the legal and administrative requirements of operating in chapter 11.

On [●], 2009, the Bankruptcy Court entered an order approving the retention of Lazard as the Debtors’ investment banker and financial advisor.  During the Bankruptcy Cases, Lazard has, among other things, reviewed the Company’s Business Plan, evaluated the Company’s debt capacity in light of its projected cash flows, determined a range of values for the Company on a going concern basis, ran a postpetition market check on a potential sale of the Debtors, assisted in the determination of an appropriate capital structure for Reorganized Debtors, assisted the Debtors in the negotiation of the Plan, assisted the Debtors in the arrangement of the DIP Financing Facility and an Exit Credit Facility, and provided other investment banking services as requested by the Company from time to time.  In consideration for such services and pursuant to its engagement letter dated as of January 1, 2009, upon confirmation of the Plan, Lazard would be entitled, subject to final approval of the Bankruptcy Court, total fees and expenses (including amounts paid prepetition under the engagement agreement) of no more than $6.25 million.

On [●], 2009, the Bankruptcy Court entered an order approving the retention of AP Services, LLC (“APS”), as crisis managers to the Debtors.  APS consultants were retained to provide a broad range of management and restructuring services including serving as interim Chief Restructuring Officer of the Company.  In consideration for such services and pursuant to its engagement letter effective as of May 11, 2009, upon confirmation of the Plan, APS would be entitled, subject to final approval of the Bankruptcy Court, to a contingent performance-based fee, in addition to any hourly fees and expenses for services provided.

On [●], 2009, the Bankruptcy Court entered an order approving the Debtors’ retention of KPMG, LLP (“KPMG”) as independent auditors to the Debtors.

On [●], 2009, the Bankruptcy Court entered an order approving the Debtors’ retention of Kasowitz, Benson, Torres & Friedman LLP (“KBTF”) as special litigation and conflicts counsel to the Debtors.

On [●], 2009, the Bankruptcy Court entered an order approving the Debtors’ retention of Deloitte & Touche, LLP (“Deloitte”) as tax consultants and advisors to the Debtors.

On June 10, 2009, the Bankruptcy Court entered an order approving the Debtors’ retention of Groom Law Group, Chartered (“Groom”) as special employee benefits counsel to the Debtors.

On June 10, 2009, the Bankruptcy Court entered an order approving the Debtors’ retention of various ordinary course professionals to represent them in matters unrelated to the Bankruptcy Cases.  Under the terms of that order, from time to time since the Petition Date, the Company retained certain additional ordinary course professionals to assist it with matters outside of the Bankruptcy Cases.

(d)           Appointment of the Creditors’ Committee

On May 21, 2009, the United States Trustee appointed, pursuant to Bankruptcy Code section 1102, an official committee of unsecured creditors (the “Creditors’ Committee”).  The following creditors comprise the Creditors’ Committee as of the date of this Disclosure Statement: (a) Pioneer Euro High Yield Fund; (b) U.S. Bank, N.A., as Indenture Trustee; and (c) Pension Benefit Guaranty Corporation.  The Creditors’ Committee’s legal counsel is Lowenstein Sandler PC (“Lowenstein”), and its financial advisor is Chanin Capital Partners LLP (“Chanin”).

(e)           Appointment of the Retiree Committee

On June 10, 2009, the Bankruptcy Court entered an order approving the formation and appointment of a Retiree Committee by the U.S. Trustee (the “Retiree Order”).  Pursuant to the Retiree Order, the U.S. Trustee must form the Retiree Committee on or prior to 25 days after the Bankruptcy Court entered the Retiree Order (i.e., July 6, 2009).

C.	Post-Petition Financing

In connection with the Chapter 11 filing, the Company, HLI Opco and Hayes Luxembourg (collectively the “Borrowers”), the lenders party thereto, Deutsche Bank AG New York Branch, as DIP Administrative Agent, Deutsche Bank Securities Inc. and General Electric Capital Corporation, as Joint Book-Running Lead Managers, Joint Lead Arrangers, and Joint Syndication Agents for the DIP Facilities, and Deutsche Bank Securities Inc., as Documentation Agent for the DIP Facilities, entered into Amendment No. 2, dated as of May 12, 2009, and Amendment No. 3, dated as of May 19, 2009, to the Company’s Second Amended and Restated Credit Agreement, dated as of May 30, 2007, as amended by Amendment No. 1, dated as of January 30, 2009, with the lenders party thereto (the “Credit Agreement”).  Pursuant to the amended Credit Agreement (the “DIP Credit Agreement”) debtor-in-possession loan tranches (the “DIP Loans”) were added to the Credit Agreement, including up to $100 million of additional liquidity to provide operating funds to the Company and its subsidiaries during the Bankruptcy Cases.

The initial DIP Loans consisted of a committed senior secured debtor-in-possession new money term loan facility (the “New Money DIP Loans”) in an aggregate principal amount of up to $100 million and a senior secured debtor-in-possession roll-up loan facility (the “Roll-Up Loans”) in an aggregate principal amount of up to $100 million.  The Roll-up Loans will be issued to the pre-petition lenders under the Credit Agreement who make New Money DIP Loans in exchange for the pre-petition loans such lenders hold under the Credit Agreement; the Roll-up Loans will be deemed issued to the lenders upon the occurrence of certain triggering event as provided in the DIP Credit Agreement (the “Roll-Up Loan Elevation Date”).  If the Roll-Up Loan Elevation Date has not otherwise occurred immediately prior to the Plan Effective Date, the Roll-Up Loan Elevation Date shall be deemed to have occurred at such time for all purposes automatically without further action of any party.  The DIP Loans benefit from a super-priority claim and lien on the assets of the Borrowers pursuant to a Bankruptcy Court order. On May 14, 2009, the Bankruptcy Court approved an interim order (the “Interim DIP Order”) that authorized the borrowing of up to $30 million of New Money DIP Loans, which was borrowed on May 14, 2009.  On June 15, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.  As a result, an additional $70 million of New Money DIP Loans became available to the Borrowers.

The proceeds of the New Money DIP Loans incurred under the DIP Credit Agreement are available (i) to pay costs, fees, and expenses related to the execution and delivery of the DIP Credit Agreement, (ii) to repay certain of the pre-petition loans (through the exchange of Roll-up Loans), (iii) to provide working capital from time to time for the Debtors and the Company’s non-U.S. subsidiaries, (iv) for other general corporate purposes of the Debtors and the Company’s non-U.S. subsidiaries, and (v) to pay administrative costs of the Bankruptcy Cases and claims or amounts approved by the Bankruptcy Court.  The proceeds of the DIP Loan are deposited in depositary accounts and can be withdrawn no more than twice per week and then only to the extent needed to pay permitted expenses payable in the five business days following each withdrawal in accordance with approved budgets.

The New Money DIP Loans bear cash interest at the rate of LIBOR (with a floor of 6.00% per annum), plus 14% per annum, and interest paid-in-kind (the “PIK Interest”) at a rate of 6.00% per annum.  After the Roll-Up Loans are deemed to be borrowed, borrowings under the New Money DIP Loans and Roll-Up Loans will bear cash interest at the rate of LIBOR (with a floor of 3.00% per annum), plus 7% per annum, plus PIK Interest of 3.00% per annum.  During the continuance of an event of default under the DIP Credit Agreement, borrowings will bear interest at an additional 2.00% per annum. In addition, the DIP Credit Agreement obligates the Debtors to pay certain fees to the agents and lenders thereunder.

Obligations under the DIP Credit Agreement are secured by a lien on substantially all of the assets of the Debtors (which lien has a first priority with respect to substantially all of the Debtors’ assets) and a super-priority administrative expense claim in each of the Bankruptcy Cases. The obligations under the DIP Credit Agreement are guaranteed by the Company and its domestic subsidiaries pursuant to a Guaranty, dated as of May 12, 2009.  Subject to local law and other impediments, certain of the Company’s foreign subsidiaries are required to take commercially reasonable actions to guarantee the obligations under the DIP Credit Agreement and grant liens on their assets in support of those guarantees.

The maturity date of the obligations under the DIP Credit Agreement is the earliest of: (i) six months following the date on which the Bankruptcy Court grants interim approval of the DIP Credit Agreement (which may be extended by up to three months by a majority of the DIP lenders); (ii) the effective date of a plan of reorganization for any Debtor; (iii) the acceleration of obligations under the DIP Credit Agreement or termination of the new money term loan commitments under the DIP Credit Agreement, including, without limitation, as a result of the occurrence of an event of default.

In addition, non-DIP Lenders that consented to the DIP Financing, but did not participate in the DIP Financing, will receive a consent fee equal to their pro rata share of 8.5% of the New Common Stock upon the occurrence of the Plan Effective Date.

D.	Post-Petition Marketing Process

Following the approval of the Interim DIP Order, Lazard and the Debtors began a sale process (“Sale Process”) as required under Section 7.17.A of the DIP Credit Agreement.  Lazard, with the Company’s assistance identified approximately 40 potential investors it believed might be interested in acquiring the Company during the Bankruptcy Cases.

The Company and Lazard approached both strategic (other automotive suppliers) and financial investors in its Sale Process.  The Debtors and Lazard determined it was in the Company’s best interests to reach out as broadly as possible to determine if any third parties remain interested in acquiring the Company. Lazard identified the potential investors based on a number of factors, including, their known desire to invest in companies in the automotive sector, their desire to acquire financially distressed companies and their ability to quickly complete diligence and fund a transaction.  Lazard also approached those investors who expressed an interest in the Company during the pre-petition process to see if there was continuing interest.

An initial diligence package which contains information on the Company’s operations, factors leading to the commencement of the Bankruptcy Cases, and historical and projected financial information will be made available to interested parties along with an opportunity for a management presentation.  Following discussions with senior management and the initial diligence package, investors will be invited to submit non-binding indications of interest.

E.	Summary of Claims Process and Bar Date

1.           Claims Process

In chapter 11 cases, claims against a debtor are established either as a result of being listed in the debtor’s schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form.  Once established, the claims are either allowed or disallowed.  If allowed, the claim will be recognized and treated pursuant to a plan of reorganization.  If disallowed, the creditor will have no right to obtain any recovery on, or to otherwise enforce, the claim against the debtor.

2.           Schedules and Statements of Financial Affairs

On June 9, 2009, the Debtors filed with the Bankruptcy Court their Schedules of Assets and Liabilities (“Schedules”) and Statements of Financial Affairs (“Statements”).  Separate Schedules and Statements were filed for each of the twenty-five (25) Debtors.  On June 23, 2009, the Debtors filed a supplement to the previously filed Schedule F for HLI Opco.

3.           Claims Bar Date

On June 10, 2009, the Bankruptcy Court entered an order (the “Bar Date Order”) fixing the bar date for filing proofs of claim against the Debtors.  The general bar date for Claims established by the Bankruptcy Court was July 27, 2009 (the “Bar Date”).  The bar date relating to the Claims of governmental units is November 9, 2009 (the “Governmental Bar Date”).  GCG provided notice of the Bar Date by mailing to each person listed in the Schedules (and any amendments thereto) a notice of the Bar Date and a proof of claim form.  In addition, the Debtors published notice of the Bar Date on June 25, 2009 in the following publications: The Wall Street Journal, Akron Beacon Journal, Detroit Free Press, The Detroit News, and Sedalia Democrat.

VIII.     SUMMARY OF THE PLAN

THIS SECTION CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION, AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO OR REFERRED TO THEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED WITH THE COURT, WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE OF THE PLAN, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST, REGARDLESS OF WHETHER OR HOW THEY HAVE VOTED ON THE PLAN.  ALL CAPITALIZED TERMS NOT DEFINED IN THIS SUMMARY HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PLAN.

A.	Treatment of Claims and Interests – Administrative Claims

1.           Administrative Claims

Subject to the other provisions of Article II and Article IX of the Plan, after the later of (a) the Plan Effective Date, (b) the date an Administrative Claim becomes an Allowed Administrative Claim or (c) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in any Debtor’s Bankruptcy Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing, satisfactory to Requisite DIP Lenders in their sole discretion.

2.           Administrative Claims Incurred In the Ordinary Course Of Business

Notwithstanding the treatment of Administrative Claims set forth in Section 2.1 of the Plan, Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Bankruptcy Cases shall be paid in the ordinary course of the business in accordance with the terms and conditions of any agreements relating thereto and not limited to being paid on a Periodic Distribution Date.  For the avoidance of doubt, such ordinary course of business Administrative Claims shall not include a postpetition obligation that is contingent or disputed or subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law, secondary payor liability, or any other contingent, disputed, or unliquidated legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business

3.           Reclamation Claims

Reclamation Claims that are not Allowed Section 503(b)(9) Claims shall receive the treatment accorded to Other Unsecured Claims.

4.           Priority Tax Claims

With respect to each Allowed Priority Tax Claim in any Debtor’s Bankruptcy Case, at the sole option of the Debtors, subject to the consent of the Requisite DIP Lenders, (or the Reorganized Debtors), the Allowed Priority Tax Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made in accordance with Bankruptcy Code section 1129(a)(9)(C) on the last Business Day of every three (3) month period following the Plan Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Plan Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Plan Effective Date, (b) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors) than the treatment set forth in subsection (a) above, or (c) payment in full in Cash on the Plan Effective Date.

5.           DIP Financing Facility Claims

The DIP Financing Facility Claims are Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

Upon the Plan Effective Date, the DIP Lenders shall receive in full satisfaction of the principal amounts owed to them pursuant to the DIP Financing Facility:

(i)           The DIP Lenders New Money Distribution Property, which shall be distributed to the New Money DIP Lenders on a Pro Rata basis (i.e., based upon the amount of New Money DIP Term Loans made or held by a New Money DIP Lender in relation to the total amount of New Money DIP Term Loans);

(ii)           The DIP Lenders Roll-Up Distribution Property, which shall be distributed to the DIP Lenders who hold Senior Roll-Up Loans on a Pro Rata basis (i.e., based upon the amount of Senior Roll-Up Loans held by a DIP Lender in relation to the total amount of Senior Roll-Up Loans);

(iii)           All fees and expenses of the DIP Agents and DIP Lenders shall be paid in full in cash on the Plan Effective Date; and

(iv)           All accrued and unpaid costs and charges on the DIP Financing Facility (including the DIP Supplemental Applicable Margin (as defined in section 1.1 of the DIP Credit Agreement) shall be paid in full in cash on the Plan Effective Date.

(v)           All unpaid interest on the DIP Financing Facility (including interest attributable to the DIP Supplemental Applicable Margin, whether or not capitalized) shall be paid in full in cash on the Plan Effective Date.

On the Plan Effective Date, the Prepetition Secured Lenders who are entitled to a Consent Fee under the DIP Credit Agreement (which shall not include any person or entity that is or was a DIP Lender or the Affiliate of a DIP Lender) shall receive their Pro Rata share of [●] shares of New Common Stock equal to 8.5% of the New Common Stock that is to be issued hereunder (prior to dilution from the Long Term Incentive Plan) as more fully set forth in the DIP Credit Agreement.

B.	Treatment of Claims and Interests – Non-Administrative Claims

1.           Introduction

Pursuant to Bankruptcy Code section 1122, set forth below is a designation of classes of Claims against and Interests in the Debtors.  The treatment for each class of Claims or Interests under the Plan is also specified.  A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Plan Effective Date.  In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims of the kinds specified in Bankruptcy Code sections 507(a)(2) and 507(a)(8) have not been classified, and their treatment is set forth in Article II herein.

The Plan, though proposed jointly, constitutes a separate Plan proposed by each Debtor.  Therefore, the classifications set forth in Section 3.2 of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor.

2.           Classification and Treatment of Claims Against and Interests In the Debtors

Unimpaired Classes of Claims and Interests (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan)

Class 1 – Secured Tax Claims

Class 1 consists of all Secured Tax Claims.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date a Secured Tax Claim becomes an Allowed Secured Tax Claim or (b) the date a Secured Tax Claim becomes payable pursuant to any agreement (if any) between the Debtors (or the Reorganized Debtors) and the Holder of such Secured Tax Claim, the Holder of such Class 1 Secured Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (y) Cash equal to the amount of such Allowed Secured Tax Claim or (z) such other treatment as to which the Debtors (with the consent of Requisite DIP Lenders) or the Reorganized Debtors and such Claimholder shall have agreed in writing, provided that such treatment is not more favorable than the treatment in clause (y) above.  The Debtors’ failure to object to a Secured Tax Claim in the Bankruptcy Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Tax Claim.

Class 2 – Other Secured Claims

Class 2 consists of each separate subclass for each Other Secured Claim.  Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Secured Claim becomes an Allowed Other Secured Claim or (b) the date an Other Secured Claim becomes payable pursuant to any agreement (if any) between the Debtors (with the consent of the Requisite DIP Lenders) or the Reorganized Debtors and the holder of such Other Secured Claim, the Debtors (or Reorganized Debtors) shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 2 Other Secured Claim, (x) pay Cash equal to the amount of such Allowed Other Secured Claim, (y) return the collateral to the secured creditor with respect to such Other Secured Claim, or (z) such Other Secured Claim shall be Reinstated.  The Debtors’ failure to object to an other Secured Claim in the Bankruptcy Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Claim.

Class 3 – Other Priority Claims

Class 3 consists of all Other Priority Claims.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (b) the date an Other Priority Claim becomes payable pursuant to any agreement (if any) between the Debtors or the Reorganized Debtors and the holder of such Other Priority Claim, each Class 3 Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (y) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (z) such other treatment as to which the Debtors (with the consent of Requisite DIP Lenders) or the Reorganized Debtors and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (y) above.  The Debtors’ failure to object to an Other Priority Claim in the Bankruptcy Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.

Class 4 – Intercompany Claims

Class 4 consists of all Intercompany Claims.

Each Intercompany Claim will, with the consent of the Requisite DIP Lenders, be (a) released, waived and discharged as of the Plan Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired.

Class 5 – Subsidiary Interests	Class 5 consists of all Subsidiary Interests. Class 5 Subsidiary Interests shall be unaffected by the Plan, except to the extent required by the Restructuring Transactions.

Impaired Classes of Claims and Interests (entitled to vote on the Plan)

Class 6 – Prepetition Secured Obligations

Class 6 consists of the Prepetition Secured Obligations.  Notwithstanding any provision to the contrary herein, upon entry of the Confirmation Order, all Prepetition Secured Obligations shall be Allowed in the aggregate amount of $[Ä] and shall constitute Allowed Claims for all purposes in these Bankruptcy Cases, not subject to any avoidance, reductions, set off, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

On the Plan Effective Date, Holders of Prepetition Secured Obligations in Class 6 shall receive their share of the Prepetition Secured Lender Distribution Property in full satisfaction of their claims provided that such Holders of Class 6 Prepetition Secured Obligations vote as a class to accept the Plan.  The Prepetition Secured Distribution Property will be distributed Pro Rata among the Holders of Prepetition Secured Obligations based upon the amount of Prepetition Secured Obligations held by such Holder in relation to the total amount of Prepetition Secured Obligations.

The Holders of Prepetition Secured Obligations who are DIP Lenders, Affiliates of DIP Lenders, or permitted successors and assigns of DIP Lenders under Section 11.2 of the DIP Credit Agreement agree to waive their distributions on account of their Class 6 Claims, with such waived distributions to be distributed Pro Rata to Holders of Prepetition Secured Obligations in Class 6 who are not DIP Lenders, affiliates of DIP

Lenders, or permitted successors and assigns of DIP Lenders under Section 11.2 of the DIP Credit Agreement.

Any fees and expenses of the Prepetition Administrative Agent payable pursuant to the DIP Financing Facility Order shall be paid in full in cash on the Plan Effective Date.

Any adequate protection Claims of Holders of Prepetition Secured Obligations pursuant to the DIP Financing Facility Order shall be deemed satisfied by the treatment provided herein.

Class 7 – Noteholder Claims

Class 7 consists of all Noteholder Claims.  Class 7 Noteholder Claims are hereby Allowed in an aggregate liquidated amount of $[●].

On the Plan Effective Date holders of the Noteholder Claims shall receive their Pro Rata share (i.e., based upon the amount of Noteholder Claims held by a Noteholder in relation to the total amount of Noteholder Claims) of the Noteholder Distribution Property in full satisfaction of the Noteholder Claims provided that holders of the Class 7 Noteholder Claims and the holders of Class 6 Prepetition Secured Obligations each vote as a class to accept the Plan.

In the event Holders of either Class 6 Prepetition Secured Obligations or Class 7 Noteholder Claims vote to reject the Plan, the Noteholder Distribution Property shall be distributed to the DIP Lenders on a Pro Rata basis (i.e., based upon the amount of DIP Financing Obligations held by a DIP Lender in relation to the total amount of DIP Financing Facility Obligations).

Class 8 – Other Unsecured Claims

Class 8 consists of all Other Unsecured Claims.

Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the Other Unsecured Claim becomes an Allowed Other Unsecured Claim, if the Holders of Class 8 Other Unsecured Claims and the Holders of Class 6 Prepetition Secured Obligations each vote as a class to accept the Plan, then the Other Unsecured Claimholders shall receive, in full satisfaction, release, and discharge of, and in exchange for, such Other Unsecured Claims, shall receive the Other Unsecured Claimholders Distribution Property on a Pro Rata basis in complete satisfaction of their Allowed Other Unsecured Claims.

In the event Holders of Class 6 Prepetition Secured Obligations or Class 8 Other Secured Claims vote to reject the Plan, the Other Unsecured Claimholders Distribution Property shall be distributed to the DIP Lenders on a Pro Rata basis.

Impaired Classes of Claims and Interests (deemed to have rejected the Plan and therefore not entitled to vote on the Plan)

Class 9 – Subordinated Securities Claims

Class 9 consists of two separate subclasses for the Subordinated Securities Claims.  Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.  Both subclasses are deemed to have rejected the Plan and, therefore, neither subclass is entitled to vote.

Class 9a consists of all Subordinated Debt Securities Claims that may exist against the Debtors.  Class 9b consists of all Subordinated Equity Securities Claims that may exist against the Debtors.

Subordinated Debt Securities Claims and Subordinated Equity Securities Claims shall be cancelled, released, and extinguished.  Holders of Subordinated Securities Claims shall neither receive nor retain any property on account of their Claims.

Class 10a Interests in Hayes and Class 10b Old Preferred Stock and Old Preferred Stock Options.

Class 10a consists of all Interests in Hayes.

All Holders of existing equity interests of Hayes shall be impaired with no distribution to be made to holders thereof.  All Interests in Hayes shall be deemed cancelled as of the Plan Effective Date.

Class 10b consists of all Old Preferred Stock and Old Preferred Stock Options.

All Holders of Old Preferred Stock and Old Preferred Stock Options shall be impaired with no distribution to be made to holders thereof.  All existing Old Preferred Stock and Old Preferred Stock Options shall be deemed cancelled as of the Plan Effective Date.

C.	Special Provisions for Treatment of Claims And Interests

1.           Special Provisions Regarding Insured Claims

(a)           Distributions under the Plan to each holder of an Insured Claim shall be in accordance with the treatment provided under the Plan for Other Unsecured Claims; provided, however, that the maximum amount of any Claim under the Plan on account of an Allowed Insured Claim upon which a distribution shall be made shall be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided further, however, that, to the extent a holder has an Allowed Insured Claim the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such holder shall have an Allowed Other Unsecured Claim in the amount of the applicable self-insured retention plus the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies. Nothing in Section 4.1 of the Plan shall constitute a waiver or release of any Retained Actions or Avoidance Claims the Debtors may hold against any Person, including the Debtors’ insurance carriers; and nothing in Section 4.1 of the Plan is intended to, shall, or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under the Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

(b)           The Plan shall not expand the scope of, or alter in any other way, the rights and obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers shall retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy. This Plan shall not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any proof of claim or the Debtors’ rights and defenses to such proofs of claim.

2.           Reservation of Rights

Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Claims.  Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan shall not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Debtor or Reorganized Debtor, and from and after the Plan Effective Date, each Reorganized Debtor, subject to the Restructuring Transactions, will be separately liable for its own obligations.

D.	Acceptance or Rejection of the Plan; Effect of Rejection by One or More Impaired Classes of Claims or Interests

1.           Impaired Classes of Claims Entitled to Vote

Holders of Claims and Interests in each Impaired Class of Claims or Interests are entitled to vote as a Class to accept or reject the Plan, other than Classes that are deemed to accept the Plan as provided in Section 5.2 of the Plan or reject the Plan as provided in Section 5.4 of the Plan.  Accordingly, the votes of holders of Claims in Class 6 (Prepetition Secured Obligations), Class 7 (Noteholder Claims) and Class 8 (Other Unsecured Claims) shall be solicited with respect to the Plan.

2.           Classes Deemed to Accept Plan

Class 1 Secured Tax Claims, Class 2 Other Secured Claims, Class 3 Other Priority Claims, Class 4 Intercompany Claims and Class 5 Subsidiary Interests are Unimpaired by the Plan.  Under section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, Holders of Claims and Interests in each Unimpaired Class of Claims or Interests are conclusively presumed to have accepted the Plan, and the votes of such Claimholders will not be solicited.  Accordingly, the votes of Holders of Claims in Class 1 Secured Tax Claims, Class 2 Other Secured Claims, Class 3 Other Priority Claims, Clan 4 Intercompany Claims, as well as votes of Holders of Class 5 Subsidiary Interests, shall not be solicited with respect to the Plan.

3.           Acceptance by Impaired Classes

Class 6 Prepetition Secured Obligations, Class 7 Noteholder Claims, and Class 8 Other Unsecured Claims are Impaired under the Plan.  Pursuant to section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class has accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (⅔) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

4.           Classes Deemed to Reject Plan

Because Holders of (a) Claims in Class 9a Subordinated Debt Securities Claims and Class 9b Subordinated Equity Securities and (b) Interests in Class 10a Interests in Hayes, Class 10b Old Preferred Stock, and Old Preferred Stock Options are not receiving or retaining any property under the Plan on account of such Claims or Interests, they are conclusively presumed to have rejected the Plan, and the votes of such Holders will not be solicited.

5.           Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class entitled to vote rejects the Plan or is deemed to have rejected it, the Debtors will, with the consent of Requisite DIP Lenders,  request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

6.           Confirmability and Severability of a Plan

Subject to Section 13.2 of the Plan, the Debtors reserve the right, subject to the consent of Requisite DIP Lenders, to alter, amend, modify, revoke or withdraw the Plan as it applies to the Debtors or any particular Debtor.  A determination by the Bankruptcy Court that the Plan, as it applies to the Debtors or any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (a) the confirmability of the Plan as it applies to the other Debtor(s); or (b) the Debtors’ ability, with the consent of Requisite DIP Lenders, to modify the Plan, as it applies to the Debtors or to any particular Debtor, to satisfy the requirements of section 1129 of the Bankruptcy Code.

E.	Means for Implementation of the Plan

1.           Continued Corporate Existence

Subject to any Restructuring Transactions contemplated by the Plan, each of the Debtors shall continue to exist as a Reorganized Debtor after the Plan Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which each applicable Debtor is organized and pursuant to the Organizational Documents in effect prior to the Plan Effective Date, except to the extent such Organizational Documents are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Plan Effective Date.

2.           Corporate Action

Each of the matters provided for under the Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors, shall, as of the Plan Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Plan Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.

3.           Certificate of Incorporation and Bylaws

The Organizational Documents shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.  The certificate of incorporation or formation for Reorganized Hayes, in form and substance satisfactory to the Requisite DIP Lenders, is attached to the Plan as Exhibit E and the bylaws for Reorganized Hayes, in form and substance satisfactory to the Requisite DIP Lenders, is attached to the Plan as Exhibit F.  The Organizational Documents of each Reorganized Subsidiary Debtor, in form and substance satisfactory to the Requisite DIP Lenders.

4.           Cancellation of Existing Securities and Agreements

On the Plan Effective Date, except as otherwise specifically provided for herein,

(a)           the Existing Securities, Notes, and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are Reinstated under the Plan, shall be cancelled;

(b)           the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indenture, certificates of designation, bylaws, or certificate or articles of incorporation or similar document governing the Existing Securities, Notes, and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or interests in the Debtors that are Reinstated under the Plan, as the case may be, shall be released and discharged;

(c)           based upon the consideration provided by the Plan, as contemplated by the plan term sheet attached to the DIP Credit Agreement (the “Plan Term Sheet”) and with the consent of the Prepetition Secured Lenders (as demonstrated by the record at the hearing on the DIP Financing Facility Order and as set forth in the DIP Financing Facility Order) to, among other things, the Plan Term Sheet, each Holder of a Prepetition Secured Lender Claim and the Prepetition Agents shall be deemed to have forever waived, released, and discharged the non-Debtor Affiliates of the Debtors of any Liens, Claims, claims, causes of action, rights, or liabilities arising from the guarantees, liens, and asset pledges granted to the Holders of the Prepetition Secured Lender Claims and the Prepetition Agents under the Prepetition Loan Facility.  In addition, the Confirmation Order shall authorize and direct the Prepetition Agents to take whatever action may be necessary or appropriate, in their reasonable discretion, to effectuate the foregoing, including, without limitation, providing a release of the liens securing such obligations and a release of such guarantees; and

(d)           based upon the release of guarantees granted by the Prepetition Agents and the Holders Prepetition Secured Lender Claims, pursuant to section 4.19 of the indenture governing the Notes, the guarantees of the Notes by the Non-Debtor Affiliates of the Debtors are and shall be deemed waived, released, and discharged. In addition, the Confirmation Order shall authorize and direct the Indenture Trustee to take whatever action may be necessary or appropriate, in their reasonable discretion, to effectuate the foregoing, including, without limitation, providing a release of such guarantees.

5.           Authorization and Issuance of New Common Stock

The Organizational Documents for the Reorganized Company shall authorize [●] shares of New Common Stock.  A summary description of the New Common Stock is set forth in Exhibit C to the Plan.  All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, and if applicable, fully paid and non-assessable.  The New Common Stock issued under the Plan shall be subject to economic and legal dilution from exercises of stock options and restricted stock issuable pursuant to the Long Term Incentive Plan and any other shares of New Common Stock issued after the Plan Effective Date.  At the sole election of any entity that is entitled to receive New Common Stock in accordance with the terms of the Plan, such entity may elect to instead receive 1 share of common stock with limited voting rights for each share of New Common Stock it would otherwise receive hereunder.  A summary description of such common stock is also set forth in Exhibit C to the Plan.  Each holder of New Common Stock, as a precondition to receiving such New Common Stock, will be required to enter into a stockholders’ agreement and registration rights agreement upon terms and conditions acceptable to the Requisite DIP Lenders; provided that any party that receives the New Common Stock or similar equity based incentives through or on account of any management incentive plan or the like shall be required to execute a separate management stockholders’ agreement prior to receipt of such New Common Stock or incentive which shall be in form and substance acceptable to the Requisite DIP Lenders in their sole discretion and the Reorganized Debtors.  The forms of stockholders’ agreement and management stockholders’ agreement (in a form acceptable to the Requisite DIP Lenders) shall be filed with the Bankruptcy Court prior to or on the Exhibit Filing Date.  The issuance of the New Common Stock and any other securities pursuant to the Plan and any subsequent sales, resales, transfers, or other distributions of such securities shall be exempt from any federal or state securities laws registration requirements pursuant to Bankruptcy Code section 1145.

6.           Directors and Officers

On the Effective Date, the term of the current members of the board of directors of Hayes shall expire.  The initial board of directors of Reorganized Hayes will consist of seven (7) directors.  Six of the board members will be designated by the Requisite DIP Lenders, in their sole discretion.  The Reorganized Company’s CEO will serve on the board of directors and will be its Chairman as the seventh member.  The existing directors of each Subsidiary Debtor shall remain in their current capacities as directors of the applicable Reorganized Subsidiary Debtor, subject to the ordinary rights and powers of the board of directors or equityholders to replace them.  The Debtors shall file on or before the Exhibit Filing Date a notice of the identities of the members of the board of directors of Reorganized Hayes to serve as of the Plan Effective Date.  Each such initial director, with the exception of the Chief Executive Officer, shall be “independent” and “disinterested”.  For purposes of the immediately preceding sentence, an individual will be deemed to be “independent” and “disinterested” if such individual (x) is not an employee or affiliate of the corporation or any of its subsidiaries or any stockholder or any of its affiliates and (y) does not have any material business or close personal relationship or any history of any material business or close personal relationships with the corporation or any of its subsidiaries or any stockholder or any of its affiliates.  The foregoing requirements for independence and disinterestedness shall remain in place until such time as the Board of Reorganized Hayes, in accordance with Reorganized Hayes’ Organizational Documents, terminates, modified or alters such requirements.   The individuals identified in Exhibit G to the Plan shall serve as the initial officers of the Reorganized Debtors in the capacities set forth therein.  All other existing officers or managing members of the Debtors (unless expressly replaced as set forth in Exhibit G to the Plan) shall remain in their current capacities as officers or managing members of the Debtors, subject to the ordinary rights and powers of the board of directors or equityholders, as the case may be, to replace them. Each director of Reorganized Hayes shall execute a directors’ indemnification agreement with Reorganized Hayes, on terms and conditions acceptable to the DIP Requisite Lenders in their sole discretion.  Other provisions governing the service, term and continuance in office of the directors of Reorganized Hayes shall be as set forth in the Organizational Documents of Reorganized Hayes or the other exhibits thereto.

7.           Employment Incentive Compensation Programs

Long Term Incentive Plan.  Reorganized Hayes shall adopt the Long Term Incentive Plan for the benefit of senior management, selected employees and directors of Reorganized Hayes and its Affiliates.  Such Long Term Incentive Plan shall be effective as of the Plan Effective Date and shall be subject to such terms and conditions as the Debtors and the Requisite DIP Lenders shall mutually agree.  Allocations under the Long Term Incentive Plan shall be mutually agreed upon by the CEO and the Requisite DIP Lenders.

Executive Employment Agreements.  The Debtors shall assume the existing employment agreements and/or implement the new employment agreements identified in Exhibit H to the Plan (collectively, the “Executive Employment Agreements”).  The assumption of or entering into the Executive Employment Agreements (or any amendments thereto) shall be in the form and substance satisfactory to the Requisite DIP Lenders in their sole discretion.  For the avoidance of doubt, entry into or assumption of any Executive Employment Agreement or other employment agreement shall not be a condition precedent to the confirmation or consummation of the Plan.

Annual Incentive Plan and Key Employee Incentive Plan.  Subject to any modifications required by the Requisite DIP Lenders, in their sole discretion and as identified in Exhibit I attached to the Plan, the Debtors shall assume any remaining obligations under an Annual Incentive Plan and/or KEIP that the Debtors may implement during the Bankruptcy Cases.

Retiree Benefits.  Notwithstanding anything to the contrary herein, following the Plan Effective Date, with respect to the payment of “retiree benefits” (as such term is defined in Bankruptcy Code section 1114) related to medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death, such payment shall continue at the levels established pursuant to subsections (e)(1)(B) or (g) of Bankruptcy Code section 1114, at any time prior to confirmation the Plan, for the duration of the periods the Debtors have obligated themselves to provide such benefits, if any, and subject to any contractual rights to terminate or modify.

Except for the Long Term Incentive Plan, the Executive Employment Agreements, the Annual Incentive Plan, and the KEIP, the Debtors shall not continue, assume, or enter into any benefit, compensation, incentive or similar plans and agreements other than (1) such programs or agreements implemented or executed in the ordinary course of their business, (2) as consented to by the Requisite DIP Lenders, or (3) as approved by the board of directors of the Reorganized Company.

8.           Post-Effective Date Financing

On the Plan Effective Date, the Reorganized Debtors shall (a) enter into the Exit Credit Facility together with all guarantees evidencing obligations of the Reorganized Debtors thereunder and security documents, (b) execute the Exit Credit Facility Documents together with such other documents the Exit Credit Facility Lenders may require, and (c) deliver insurance and customary opinions, all of which items in clauses (a) – (c) shall be in form and substance satisfactory to the Exit Credit Facility Lenders, and such documents and all other documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective in accordance with their terms on the Plan Effective Date.

The amount, form and substance of the Exit Credit Facility shall be on terms and conditions and subject to the approval of the Requisite DIP Lenders in their sole discretion.

In the Confirmation Order, the Bankruptcy Court shall approve the Exit Credit Facility on the terms and conditions disclosed to the Bankruptcy Court, with such changes that are not materially adverse to the Debtors or the Reorganized Debtors that may be agreed upon by the parties thereto, and authorize the Reorganized Debtors to execute the Exit Credit Facility Documents together with such other documents as the Exit Credit Facility Lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Credit Facility.

9.           Restructuring Transactions and Alternative Structures

Subject to the prior agreement of the Requisite DIP Lenders, the Debtors or the Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect certain restructuring transactions which may include the following (collectively, the “Restructuring Transactions”): (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (iii) the filing of appropriate Organizational Documents with the appropriate governmental authorities under applicable law; and (iv) all other actions that such Debtor or Reorganized Debtor determines are necessary or appropriate.  In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations under the Plan of each Reorganized Debtor party to such merger.  In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Reorganized Debtor under the Plan.

Several alternative structures for the post-emergence capital structure of the Debtors are being explored.  Under certain of the alternative structures, one or more newly organized entities would acquire certain of the Debtors, or certain of the assets of the Debtors, in a taxable transaction.  Other alternative structures involve the Debtors entering into certain transactions prior to the Plan Effective Date in order to modify the overall corporate structure of the Debtors and/or otherwise structure their businesses for corporate or operational reasons.  The reorganization of the Debtors will be consummated pursuant to an alternative structure described in this paragraph only if, after further analysis, the Debtors believe that it will improve the corporate or operational structure or otherwise provide efficiencies to the Estates or the Reorganized Debtors, and only if the Debtors have received the prior written consent of Requisite DIP Lenders.  Any such reorganization shall not have any material adverse effect on any of the distributions under the Plan.

10.           Preservation of Causes of Action

In accordance with Bankruptcy Code section 1123(b)(3) and except as otherwise provided in the Plan, the Reorganized Debtors shall retain and may, in their sole discretion, enforce or prosecute all Retained Actions.  The Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, or compromise any Retained Actions (or decline to do any of the foregoing).  The Reorganized Debtors or any successors may prosecute (or decline to prosecute) such Retained Actions in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

Except as otherwise provided herein, the failure of the Debtors to specifically list any Claim, right of action, suit or proceeding in the Schedules or in Exhibit D attached to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.

11.           Exclusivity Period

Subject to the terms set forth herein, the Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Plan Effective Date.

12.           Effectuating Documents; Further Transactions

The chairman of the board of directors, the chief executive officer, the chief financial officer, the general counsel, or any other executive officer or managing member of the Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The secretary or assistant secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.

13.           Exemption From Certain Transfer Taxes and Recording Fees

Pursuant to Bankruptcy Code section 1146(c), any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan (including, without limitation, pursuant to any grant of collateral under the Exit Credit Facility), or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property, will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

14.           Approval of Requisite DIP Lenders and Exit Credit Facility Lenders

For purposes of the Plan, when approval or consent is required from the Requisite DIP Lenders or Exit Credit Facility Lenders, such approval or consent shall be provided in writing by the DIP Administrative Agent or Exit Credit Facility Agent (or their respective counsel), respectively.

F.	Unexpired Leases and Executory Contracts

1.           Assumed Contracts and Leases

On the Plan Effective Date, all executory contracts or unexpired leases of the Debtors (except those executory contracts and unexpired leases to which the Debtors are a party that are specifically listed on the schedule of rejected contracts and leases annexed to the Plan as Exhibit J) will deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Plan Effective Date and a finding by the Bankruptcy Court that each such assumption is in the best interests of the Debtors, their Estates, and all parties in interest in these cases.  In addition, the Confirmation Order shall constitute a finding of fact and conclusion of law that (i) each executory contract or unexpired lease is an executory contract which may be assumed by the Debtors, (ii) there are no defaults of the Debtors, no cure payments owing (except as established through the procedure set forth in Section 7.4(b) of the Plan), no compensation due for any actual pecuniary loss, and there is adequate assurance of future performance with respect to of each executory contract or unexpired lease, (iii) such assumption is in the best interest of the Debtors and their Estates, (iv) upon the Plan Effective Date, the assumed executory contracts or unexpired leases constitute legal, valid, binding and enforceable contracts in accordance with the terms thereof, and (v) the counter party to each assumed executory contract or unexpired lease is required to and ordered to perform under and honor the terms of the assumed executory contract or unexpired lease.  Each executory contract and unexpired lease assumed pursuant to this Article VII shall be Reinstated and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, without amendment or modification.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

All counterparties to executory contracts or unexpired leases to be assumed pursuant to the Plan shall receive notice of the Plan Effective Date.

2.           Rejected Contracts and Leases

Except with respect to executory contracts and unexpired leases that have previously been assumed or are the subject of a motion to assume, or a notice of assumption served pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases listed on Exhibit J annexed to the Plan shall be deemed automatically rejected as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections pursuant to section 365 of the Bankruptcy Code. The Debtors reserve the right to file a motion on or before the Confirmation Date to reject any executory contract or unexpired lease.

The Debtors may, with the consent of the Requisite DIP Lenders, remove or add any contract or lease from Exhibit J to the Plan until the Plan Effective Date by filing a notice of such removal with the Bankruptcy Court prior to the Plan Effective Date.

3.           Exhibits Not Admissions

Neither the inclusion by the Debtors of a contract or lease on Exhibit J nor anything contained in the Plan shall constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or any of their Affiliates, has any liability thereunder.

4.           Payments Related to Assumption of Executory Contracts and Unexpired Leases

The provisions (if any) of each executory contract or unexpired lease to be assumed and Reinstated under the Plan which are or may be in default shall be satisfied solely by Cure.  Objections to assumption or rejection including, without limitation, to Cure related to non-monetary defaults, must be raised in an objection to be filed no later than the date by which objections are required to be filed with respect to confirmation of the Plan.  Any such Objections will be litigated at the Confirmation Hearing or at such other time as the Bankruptcy Court may schedule.

The Solicitation Procedures Order shall establish the procedures for determining and resolving disputed Cure amounts.  Any party failing to follow such Cure procedures shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors.

5.           Rejection Damages Bar Date

If rejection of an executory contract or unexpired lease rejected pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors or the Reorganized Debtors or such entities’ properties unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of entry of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.  Any Claim that may be Allowed as a result of the rejection of an executory contract or unexpired lease shall be treated as an Other Unsecured Claim.

G.	Provisions Governing Distributions

1.           Time of Distributions

Except as otherwise provided for herein, or  ordered by the Bankruptcy Court, distributions under the Plan shall be made on a Periodic Distribution Date or as soon as reasonably practical thereafter.

2.           No Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, DIP Financing Order or the DIP Credit Agreement, Postpetition Interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

3.           Disbursing Agent

The Disbursing Agent shall make all distributions required under the Plan.

4.           Surrender of Securities or Instruments

On or before the Distribution Date, or as soon as practicable thereafter, each holder of a Certificate, shall surrender such Certificate to the Disbursing Agent or, with respect to indebtedness that is governed by other agreement, the respective servicer, and such Certificate shall be cancelled.  No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective servicer.  Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective servicer prior to the first anniversary of the Plan Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

5.           Claims Administration Responsibility

The Reorganized Debtors will have sole and absolute discretion in administering, disputing, objecting to, compromising or otherwise resolving all Claims against the Debtors (the “Claims Administration”).  The Reorganized Debtors shall bear the responsibility for any fees, costs, expenses or other liabilities incurred by the Disbursing Agent in connection with the Claims Administration.

6.           Delivery of Distributions

Distributions under the Plan to holders of Allowed Prepetition Secured Lender Claims shall be made to or at the direction of the Prepetition Administrative Agent and shall be distributed by the Prepetition Administrative Agent in accordance with the Prepetition Credit Agreement.  Distributions under the Plan to holders of DIP Financing Facility Claims shall be made to or at the direction of the DIP Administrative Agent and shall be distributed by the DIP Administrative Agent in accordance with the DIP Credit Agreement.  Distributions under the Plan to holders of Notes Claims, if any, shall be made to or at the direction of the Notes Indenture Trustee and shall be distributed by the Notes Indenture Trustee in accordance with the indenture governing the Notes.  Distributions under the Plan to all other Allowed Claimholders shall be made by the Disbursing Agent.  If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Disbursing Agent or the appropriate servicer is notified of such Claimholder’s then current address, at which time all missed distributions shall be made to such Claimholder without interest.  Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.  All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date.  After such date, all unclaimed property shall revert to the Reorganized Debtors.  Upon such reversion, the claim of any Claimholder, or their successors, with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

7.           Procedures for Treating and Resolving Disputed and Contingent Claims

No Distributions Pending Allowance.  No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.  All objections to Claims must be filed on or before the Claims Objection Deadline.

Distributions After Allowance.  Payments and distributions to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such Claimholders.  Subject to the other provisions of this Article VIII, on the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, the Disbursing Agent will distribute to the Claimholder any Cash or other Plan consideration that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates, together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claimholders included in the applicable class.

8.           Conversion of Claims Asserted In Foreign Currencies

Any Claim asserted in non-United States currency shall, for distribution purposes, be converted to Unites States dollars at such rate quoted in the Wall Street Journal on the Petition Date.

H.	Allowance and Payment of Certain Administrative Claims

1.           Professional Claims

Final Fee Applications.  All final requests for payment of Professional Claims must be filed no later than forty-five (45) days after the Plan Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

Payment of Interim Amounts.  Subject to the Holdback Amount, on the Plan Effective Date, the Debtors or the Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Plan Effective Date.  In order to receive payment on the Plan Effective Date for unbilled fees and expenses incurred through such date, no later than two (2) days prior to the Plan Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Plan Effective Date and shall deliver such estimate to counsel for the Debtors, the Prepetition Agent, and the DIP Agent. Within fifteen (15) days after the Plan Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice (the “Final Invoice”) covering such period in the manner and providing the detail as set forth in the Professional Fee Order.  In the event the Final Invoice reflects that amounts are due to a Professional, the Reorganized Debtors shall promptly pay such amounts; excess amounts paid by the Debtors to a Professional shall be promptly remitted to the Reorganized Debtors.

On the Plan Effective Date, the Debtors or the Reorganized Debtors shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals.  The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order.  Such funds shall not be considered property of the Reorganized Debtors.  The remaining amount of Professional Claims owing to the Professionals first shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court and, to the extent funds held in the Holdback Escrow Account are insufficient, such amounts shall be paid by the Reorganized Debtors.  When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

Upon the Plan Effective Date, any requirement that professionals comply with Bankruptcy Code sections 327 through 331 in seeking retention or compensation for services rendered after such date will terminate.

All amounts payable to Professionals under this Plan are subject to final allowance by the Bankruptcy Court.

2.           Substantial Contribution Compensation and Expenses Bar Date

Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Bankruptcy Cases pursuant to Bankruptcy Code sections 503(b)(3), 503(b)(4), and 503(b)(5) must file an application with the clerk of the Bankruptcy Court, on or before the 503 Deadline, and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

3.           Other Administrative Claims

All other requests for payment of an Administrative Claim (other than as set forth in Sections 2.5, 9.1 and 9.2 of the Plan, and other than with respect to Cure Claims) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later the Administrative Claims Bar Date.  Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested.  In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim (i) which is paid or payable by any Debtor in the ordinary course of business or (ii) the payment of which has been approved by the Bankruptcy Court.

I.	Effect of the Plan on Claims and Interests

1.           Revesting of Assets

Except as otherwise explicitly provided in the Plan, on the Plan Effective Date all property comprising the Estates (including Retained Actions) shall revest in each of the Debtors and, ultimately, in the Reorganized Debtors, free and clear of all Claims, Liens and Interests of creditors and equity security Holders (other than as expressly provided herein).  As of the Plan Effective Date, each of the Reorganized Debtors may operate its business and use, acquire, and dispose of property and settle and compromise Claims without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

2.           Discharge of the Debtors

Pursuant to and to the fullest extent permitted by Bankruptcy Code section 1141(d), except as otherwise specifically provided in the Plan or in the Confirmation Order, confirmation of the Plan discharges and releases, effective as of the Confirmation Date (but subject to the occurrence of the Plan Effective Date), the Debtors, the Reorganized Debtors and the Estates (a) from all Claims and Causes of Action, whether known or unknown, and (b) from liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, in each case regardless of whether any property has been distributed or retained pursuant to the Plan on account of such Claims, Causes of Action, rights, liabilities, liens, obligations and Interests, and in each case including, but not limited to, demands and (x) Claims, Causes of Actions, rights, liabilities, liens, obligations and Interests that arose before the Confirmation Date, (y) any Claims, Causes of Actions, rights, liabilities (including withdrawal liabilities), liens, obligations and Interests to the extent such Claims, Causes of Actions, rights, liabilities (including withdrawal liabilities), liens, obligations and Interests relate to services performed by employees of the

Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and (z) all Claims of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), in each case whether or not (i) a proof of claim or interest based upon such Claims, Causes of Actions, rights, liabilities, liens, obligations and Interests or Interest is filed or deemed filed under Bankruptcy Code section 501, (ii) a Claim or Interest based upon such Claims, Causes of Actions, rights, liabilities, liens, obligations and Interests is allowed under Bankruptcy Code section 502, or (iii) the Holder of such a Claim, Cause of Action, right, liability, lien, obligation or Interests accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtors, subject to the Plan Effective Date occurring.

As of the Plan Effective Date, except as provided in the Plan or in the Confirmation Order or under the terms of the documents evidencing and order approving the Exit Credit Facility, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Plan Effective Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests in Hayes pursuant to Bankruptcy Code sections 524 and 1141, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

3.           Compromises and Settlements

Pursuant to Bankruptcy Rule 9019(a), the Debtors, with the consent of Requisite DIP Lenders, may compromise and settle various Claims (a) against them and (b) that they have against other Persons.  The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Plan Effective Date.  After the Plan Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Section 10.1 of the Plan, without any need for Bankruptcy Court approval.

4.           Release of Certain Parties

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to Bankruptcy Code section 1123(b)(3) shall be deemed to forever release, waive, and discharge the Released Parties of all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities which the Debtors or the Estates are entitled to assert, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or prior to the Plan Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Bankruptcy Cases, the Plan or the Reorganized Debtors with respect to each of the Released Parties; except for willful misconduct, gross negligence, intentional fraud, and/or criminal conduct.

5.           Releases by Holders of Claims

As of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim that affirmatively votes in favor of the Plan hereby forever releases, waives, and discharges all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against the Released Parties, arising under or in connection with or related to the Debtors, the Estates, the conduct of the Debtors’ business, the Bankruptcy Cases, the DIP Financing Facility, the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder) or the Reorganized Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Plan Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Bankruptcy Cases, the Plan or the Reorganized Debtors except for willful misconduct, gross negligence, intentional fraud, and/or criminal conduct.

6.           Setoffs

Except with respect to Claims specifically Allowed under the Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

7.           Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan, the Released Parties, the Debtors, and the Reorganized Debtors shall not have or incur, and are hereby released from, any claim, obligation, right, Cause of Action and liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, investment bankers, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of (i) the filing and prosecution of the Bankruptcy Cases, (ii) the negotiation and filing of the Plan, (iii) the negotiation and execution  of the DIP Financing Facility, (iv) the pursuit of confirmation of the Plan, (v) the negotiation and pursuit of approval of the Disclosure Statement, (vi) the consummation of the Plan, and (vii) the administration of the Plan or the property to be distributed under the Plan, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Notwithstanding anything to the contrary contained herein, Section 10.7 of the Plan shall not release any party from any claim, obligation, right, Cause of Action or liability arising from any act or omission committed which constitutes willful misconduct, gross negligence, intentional fraud, and/or criminal conduct.

8.           Indemnification Obligations

Indemnification Obligations owed to any Director or Officer, whether pursuant to charter, bylaws, contract or otherwise, shall be deemed to be and shall be treated as though they are, executory contracts that are assumed pursuant to Bankruptcy Code section 365 under the Plan and shall continue in force with respect to the applicable Reorganized Debtor, and such Indemnification Obligations (subject to any defense thereto) shall survive confirmation of the Plan, irrespective of whether indemnification is owed in connection with a pre-Petition Date or post-Petition Date occurrence.

The Debtors or Reorganized Debtors, as the case may be, covenant to use commercially reasonable efforts to purchase and maintain D&O Insurance providing coverage to the Directors and Officers for a period of six years after the Plan Effective Date, insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Directors or Officers based upon any act or omission related to the service with, for, or on behalf of the Debtors or the Reorganized Debtors by such Directors or Officers in form, amount, cost and structure satisfactory to the Debtors and the Requisite DIP Lenders.

The Debtors or Reorganized Debtors covenant to use commercially reasonable efforts to purchase and maintain D&O Insurance providing coverage to the directors and officers of the Reorganized Debtors in form and substance satisfactory to the directors of the Reorganized Debtors.

9.           Injunction

The satisfaction, release, and discharge pursuant to this Article X of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by Bankruptcy Code sections 524 and 1141.

J.	Miscellaneous Provisions

1.           Binding Effect

As of the Plan Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties-in-interest and their respective heirs, successors, and assigns.

2.           Modification and Amendments

The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under Bankruptcy Code section 1127(a), in a form that is satisfactory to the Requisite DIP Lenders in their sole discretion, at any time prior to the Confirmation Hearing.  After the Confirmation Date and prior to substantial consummation of the Plan as defined in Bankruptcy Code section 1101(2), the Debtors may, with the consent of the Requisite DIP Lenders in their sole discretion, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

3.           Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

4.           Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for United States federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

5.           Creditors’ Committee

Effective on the Plan Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Bankruptcy Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims.  The professionals retained by the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Plan Effective Date, except for services rendered in connection with (a) the implementation of the transactions contemplated to occur on the Plan Effective Date hereunder and (b) applications for allowance of compensation and reimbursement of expenses pending on the Plan Effective Date or filed after the Plan Effective Date pursuant to Section 9.1 of the Plan.

6.           Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation hearing, shall be paid on the Plan Effective Date.  The Reorganized Debtors will continue to pay fees pursuant to section 1930 of title 28 of the United States Code as required by that section.

7.           Revocation, Withdrawal, or Non-Consummation

Right to Revoke or Withdraw.  Each Debtor reserves the right to revoke or withdraw the Plan at any time prior to the first day of the Confirmation Hearing.  Each Debtor may, with the consent of the Requisite DIP Lenders, revoke or withdraw the Plan at any time prior to the Plan Effective Date.

Effect of Withdrawal, Revocation, or Non-Consummation.  If the Debtors revoke or withdraw the Plan pursuant to Section 13.7 of the Plan prior to the Plan Effective Date, or if the Confirmation Date or the Plan Effective Date does not occur on or before [●], then the Plan, any settlement, or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void.  In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

8.           Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Bankruptcy Cases under Bankruptcy Code sections 105 or 362 or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Plan Effective Date.

9.           Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein or in the relevant governing agreement, document or instrument, the laws of the State of Delaware (except those provisions that would require the application of the law of a different jurisdiction) shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan.

10.           Waiver and Estoppel

Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other Person, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

IX.    CERTAIN FACTORS TO BE CONSIDERED

The holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.	General Considerations

The formulation of a reorganization plan is the principal purpose of a chapter 11 case.  The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors.  Certain Claims may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all.  The recapitalization of the Debtors realizes the going concern value of the Debtors for their Claimholders.  Moreover, reorganization of the Debtors’ business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors’ employees, and many of its customers, trade vendors, suppliers of goods and services, and lessors.

B.	Potential Events of Default Under DIP Financing Facility

The Debtors' DIP Financing Facility contains numerous covenants and events of default.  If the Debtors fail to comply with the covenants, or are otherwise in default of the DIP Credit Agreement, the DIP Lenders have the right to accelerate the total amount due under the DIP Financing Facility (including the Senior Roll-Up Loans) and require the immediate payment in full in cash of such amounts. Following such a demand, if the Debtors were unable to secure alternative financing on an immediate basis to repay the DIP Financing Facility Claims, the DIP Lenders would have the right, subject to the terms of the DIP Financing Facility Order, to foreclose upon the assets of the Debtors.

C.	Failure to Confirm the Plan

Even if all Impaired voting classes vote in favor of the Plan and, with respect to any Impaired Class deemed to have rejected the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which is a court of equity may exercise substantial discretion and may still choose not to confirm the Plan.  Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors and that the value of distributions to dissenting holders of Claims may not be less that the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.  Although the Debtors believe that the Plan will meet such tests (See Section XIII of this Disclosure Statement, entitled “Feasibility of the Plan and the "Best Interests" Test”), there can be no assurance that the Bankruptcy Court will reach the same conclusions.

D.	Failure to Consummate the Plan

The Plan provides for certain conditions that must be fulfilled prior to consummation of the Plan and the Plan Effective Date, including, but not limited to, the Debtors obtaining, entering into and borrowing under the Exit Credit Facility in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Plan Effective Date, and conduct their post-reorganization operations.  There can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied.  Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

If the Plan is not confirmed and consummated, there can be no assurance that the Bankruptcy Cases will continue rather than be converted to a liquidation, or that any alternative plan of reorganization would be on terms as favorable to the Claimholders as the terms of the Plan.  If a liquidation or protracted reorganization were to occur, there is a risk that there would be little, if any, value available for distribution to the holders of Claims.  See Appendix E attached to this Disclosure Statement for a liquidation analysis.

E.	Changed Circumstances

The Debtors have proposed the Plan because they believe it represents the best available opportunity to reasonably maximize value and, thus, recoveries for all stakeholders based on the facts and circumstances existing as of the date hereof.  Until the Plan is confirmed and consummated, however, the Debtors, subject to certain conditions, may modify (and if necessary resolicit) the Plan or withdraw the Plan and propose and solicit different reorganization plans if the current circumstances change and cause the Debtors to determine, in their discretion, that the Plan no longer represents the best available reasonable opportunity to maximize value for their stakeholders.  Before determining to propose the current Plan, the Debtors evaluated various other alternatives, including, but not limited to, a liquidation of the Debtors, a sale of all or substantially all of the Debtors’ assets, and possible transactions with third parties.  During the Bankruptcy Cases, the Debtors have received, and may continue to receive, certain indications of interest from different parties with respect to potential transactions of varying magnitudes, certain of which potentially could be alternatives to the current Plan.   The Debtors have reviewed all such pending matters and have determined that, when considering the totality of the circumstances as of the date hereof, no such alternative currently represents a better reasonable opportunity to  maximize value for the Debtors’ stakeholders than the Plan.  Until the Plan is confirmed and consummated, however, circumstances could change and the Debtors may be required to re-consider or consider anew any such alternatives, particularly if the Debtors determine that any such alternative presents a better reasonable opportunity to maximize value and recoveries for the Debtors’ stakeholders.

F.	Material United States Federal Income Tax Considerations

THERE ARE A NUMBER OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN.  INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION XI OF THIS DISCLOSURE STATEMENT, ENTITLED “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN,” FOR A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR U.S. HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

G.	Inherent Uncertainty of Financial Projections

The pro forma Projections attached as Appendix D to this Disclosure Statement cover the Debtors’ operations through [fiscal ●].  These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Debtors, the availability and terms of new financing, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Reorganized Debtors and some or all of which may not materialize.  In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtors’ operations.  These variations may be material and may adversely affect the ability of Reorganized Debtors to make payments with respect to post-Plan Effective Date indebtedness.  Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor the Reorganized Debtors intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

H.	Unpredictability of Automotive Industry

The Company’s principal operations are directly related to domestic and foreign automotive, commercial highway vehicle and heavy duty production.  Industry sales and production are cyclical in nature, difficult to predict and can be affected by numerous factors, including, but not limited to, the strength of the economy generally, consumer spending or, in specific regions such as North America or Europe, by prevailing interest rates and by other factors which may have an effect on the level of the Company’s sales.  The Projections assume certain automotive sales and production levels and economic conditions that ultimately may not occur.  Any decline in demand for new automobiles, particularly in the United States, could have a material adverse impact on the Company’s performance and financial condition and could adversely impact the results of operations.

I.	Dividends

The Reorganized Debtors do not anticipate that dividends will be paid with respect to the New Common Stock in the near term.

J.	Access to Financing

The Debtors’ operations are dependent on the availability of working capital financing and may be adversely affected by any shortage or increased cost of such financing.  The Debtors’ postpetition operations are financed from operating cash flow and borrowings pursuant to the DIP Credit Agreement, as well as borrowings under certain foreign credit lines by the Debtors’ foreign non-Debtor subsidiaries.  The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Plan Effective Date working capital financing will be met by projected operating cash flow and the Exit Credit Facility.  There can be no assurance that the Debtors will be successful in consummating the Exit Credit Facility.  Moreover, if the Debtors or Reorganized Debtors require working capital greater than that provided by the Exit Credit Facility, they may be required either to (a) seek to increase the availability under the Exit Credit Facility, (b) obtain other sources of financing, or (c) curtail their operations.  The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing.  No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors or the Reorganized Debtors.

K.	Dependence on Major Customers

The loss of any major customers could affect the financial health of the Company.  In fiscal 2008, the Company’s most significant customers were Ford and General Motors, which accounted for approximately 29% of its fiscal 2008 net sales on a worldwide basis, while sales to these customers in the United States accounted for approximately 10% of total sales in fiscal 2008.  In addition, the Company’s five largest customers (Ford, General Motors, Volkswagen, Toyota, and Renault-Nissan) and their subsidiaries accounted for approximately 54% of the Company’s global sales in fiscal 2008.  The Company has been a supplier of these companies for many years, and continually engages in efforts to improve and expand relations with each of its customers.  Management cannot guarantee that the Company will maintain or improve these relationships or that the Company will continue to supply these customers at current levels.  The loss of a significant portion of sales to the Company’s largest customers could have a material adverse effect on the Company and its financial performance.   In addition, certain of the Company’s customers are currently facing significant financial challenges. General Motors and Chrysler have recently filed for bankruptcy protection and others may do so in the future. The bankruptcy filings could result in adverse changes in these customers’ production levels, pricing, and payment terms and could limit the Company’s ability to collect receivables, which could harm the Company’s business or results of operations.

The Debtors believe that relationships with their customers will be maintained if the Bankruptcy Cases proceed as proposed in the Plan and discussed herein.  However, if there is a protracted chapter 11 process, the

Debtors believe their relationships with their customers likely would be adversely impacted and the Debtors’ operations likely would be materially affected.  Weakened operating results could adversely affect the Debtors’ ability to complete solicitation of acceptances of the Plan or, if such solicitation is successfully completed, to obtain confirmation of the Plan.  In the event that the Debtors fail to confirm the Plan, the risks associated with a protracted chapter 11 process or liquidation must also be considered.

L.	Leverage; Ability to Service Indebtedness

The Reorganized Debtors will have material levels of debt subsequent to emergence from the Bankruptcy Cases due to the Exit Credit Facility and post-Plan Effective Date secured indebtedness owed to the DIP Lenders.  The Reorganized Debtors also may incur additional indebtedness in the future.  The degree to which the Reorganized Debtors will be leveraged could have important consequences, including, but not limited to, the following: (i) a substantial portion of the Reorganized Debtors’ cash flow from operations will be required to be for debt service and will not be available to the Reorganized Debtors for their operations, (ii) the Reorganized Debtors’ ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited, and (iii) the Reorganized Debtors could have increased vulnerability to adverse general economic and industry conditions.  The Reorganized Debtors’ ability to make scheduled payments of principal of, to pay interest on, or to refinance their indebtedness depends on their future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Reorganized Debtors’ control.  There can be no assurance that the Reorganized Debtors’ businesses will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Reorganized Debtors to service their indebtedness or to make necessary capital expenditures.  Furthermore, a substantial portion of the Reorganized Debtors’ cash flows are expected to be generated by the Company’s non-U.S. subsidiaries.  The Reorganized Debtors’ ability to repatriate these cash flows in a tax efficient manner is uncertain.

M.	Restrictions Imposed by Indebtedness

The Exit Credit Facility is expected to contain certain restrictive covenants that may limit the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, issue debt and/or preferred stock, pay dividends or make other restricted payments, sell assets, enter into transactions with certain affiliates, create liens or enter into sale and leaseback transactions.  In addition, the Reorganized Debtors may be required to satisfy certain financial covenants under the Exit Credit Facility which may include, among other things, minimum financial performance thresholds as well as minimum coverage and maximum leverage ratios.  The ability of the Reorganized Debtors to comply with any of the foregoing provisions may be affected by events beyond the Reorganized Debtors’ control.  The breach of any of these covenants could result in a default under the New Credit Facility, which may result in amounts borrowed under the Exit Credit Facility being declared due and payable.

N.	Lack of Trading Market

Immediately following the Plan Effective Date, Reorganized Hayes will be a private company that will not be required to file reports, proxy statements or other information with the SEC and the New Common Stock will not be listed or traded on any stock exchange nor will quotes for the New Common Stock be available on any other quotation system.  Thus, it is not known whether or when markets for any of such New Common Stock will ever develop.  The Debtors do not intend to register the New Common Stock under the Exchange Act.  There can be no assurance that the Reorganized Debtors will be successful or that any trading market will exist for the New Common Stock following consummation of the Plan.  Accordingly, a holder of the New Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following the consummation of the Plan.

The New Common Stock will be distributed pursuant to the Plan without registration under the Securities Act of 1933 and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained  Bankruptcy Code section 1145(a).  With respect to certain Persons who receive such New Common Stock pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of the New Common Stock under the Plan and not to any subsequent sale, exchange, transfer or other disposition of the New Common Stock by such Persons.  Therefore, “subsequent sales, exchanges, transfers or other dispositions” of the New Common Stock by “underwriters” or “issuers” would not be exempted by Bankruptcy

Code section 1145 from registration under the Securities Act of 1933 or state securities laws.  Such holders of New Common Stock will be able to sell their New Common Stock only if a registration statement relating to such New Common Stock is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act of 1933, and the New Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such shares resides.

O.	Claims Estimations

There can be no assurance that the estimated Claim amounts set forth herein are correct, and the actual allowed amounts of Claims may differ from the estimates.  The estimated amounts are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual allowed amounts of Claims may vary from those estimated herein.

P.	Litigation

The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses.  The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

Q.	Reliance on Key Personnel

One of the Debtors’ primary assets is their highly skilled personnel, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of existing and new business.  The Debtors’ business is highly dependent on their customers’ belief that the Debtors will produce products of the highest quality over an extended period of time.  Deterioration of the Debtors’ businesses, or the loss of a significant number of key personnel, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

R.	Turmoil in Financial Markets

The recent unprecedented deterioration in the global economy, global credit markets and the financial services industry has severely and negatively affected the automotive and U.S. housing industries, and, as a result, the Company’s business, financial position and liquidity.  The current economic crisis arising out of the subprime mortgage market collapse and the resulting worldwide financial industry turmoil has resulted in a severe and global tightening of credit and a liquidity crisis.  As a result, nearly every major economy in the world now faces a widespread reduction of business activity, seized-up credit markets and increased unemployment.  The recent unprecedented deterioration in global and U.S. economic conditions, the current downturn in the automotive and U.S. housing industries and the business condition of the Company’s major customers has already negatively affected the Company’s revenues, profitability, operating results and cash flow, and the continuation or worsening of these industry conditions would exacerbate these effects and may make it necessary for the Company to take further restructuring actions and charges.

X.    RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.	Issuance of New Securities

Bankruptcy Code section 1145(a)(1) exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933 (the “Securities Act”) and state laws if three principal requirements are satisfied:  (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (b) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property.  The Debtors believe that the offer and sale of the New Common Stock satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

B.	Subsequent Transfers of New Securities

The New Common Stock to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Common Stock are exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to such securities.  Bankruptcy Code section 1145(b) defines four types of “underwriters”:

(1)
persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

(2)	persons who offer to sell securities offered under a plan for the holders of such securities;

(3)	persons who offer to buy such securities from the holders of such securities, if the offer to buy is:

(a)	with a view to distributing such securities; and

(b)	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

(4)	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

To the extent that Persons who receive the New Common Stock pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by Bankruptcy Code section 1145 from registration under the Securities Act or other applicable law.  Persons deemed to be underwriters would, however, be permitted to sell the New Common Stock without registration pursuant to the provisions of Rule 144 under the Securities Act.  These rules permit the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular Person receiving the New Common Stock under the Plan would be an “underwriter” with respect to such New Common Stock.

Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any person to trade in the New Common Stock.  The Debtors recommend that potential recipients of the New Common Stock consult their own counsel concerning whether they may freely trade the New Common Stock without compliance with the Securities Act or the Securities Exchange Act of 1934  (the “Exchange Act”).

XI.    MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes the material United States federal income tax consequences of the Plan to the Debtors and to certain Claimholders that are U.S. Holders (as defined below).  This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein.  Generally, only the principal consequences of the Plan for the Debtors and for U.S. Holders of Claims who are entitled to vote to accept or reject the Plan are described below.  No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been or will be sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities.  The Debtors are not making any representations regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Claimholder.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of material United States federal income tax consequences below is based upon the Internal Revenue Code, the Treasury regulations (including temporary regulations) promulgated and proposed thereunder, judicial authorities, published opinions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.  The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Claimholders that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, non-U.S. persons, and dealers in securities).  The following discussion assumes that Claimholders hold their Claims as capital assets for United States federal income tax purposes.  Furthermore, the following discussion does not address United States federal taxes other than income taxes.

For purposes of this discussion, a “U.S. person” is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust that (a) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

As used herein, the term “U.S. Holder” means a Claimholder that is a U.S. person, and the term “non-U.S. person” means a person other than a U.S. person.

Each Claimholder is strongly urged to consult its own tax advisor regarding the United States federal, state, local and any foreign tax consequences of the transactions described herein or in the Plan.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS OR INTERESTS ARE HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE IRC, (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN, AND (III) HOLDERS OF CLAIMS OR INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Certain U.S. Federal Income Tax Consequences to the Debtors

As described in Section VIII herein, several alternative structures for the post-emergence capital structure of the Debtors are being explored.  Under certain of the alternative structures, one or more newly organized entities would acquire the Debtors, or the assets of the Debtors.  Other alternative structures involve the Debtors entering into certain transactions prior to the Plan Effective Date in order to modify the overall corporate structure of the Debtors and/or otherwise structure their businesses for corporate or operational reasons.  Accordingly, the following discussion will begin with a description of certain U.S. federal income tax consequences of the Plan to the Debtors under the anticipated structure for the reorganization of the Debtors, and then will briefly describe certain U.S. federal income tax considerations that may be applicable with respect to an alternative taxable transaction.

1.           Cancellation of Indebtedness Income

Under general U.S. federal income tax principles, each Debtor will realize cancellation of indebtedness (COD) income to the extent that its obligation to a Claimholder is discharged pursuant to the Plan for an amount that is less than the adjusted issue price of such Claimholder's Claim (in most cases, the adjusted issue price of a Claim equals the amount that a Debtor received upon incurring the obligation, with certain adjustments).  For this purpose, the amount paid to a Claimholder in discharge of its Claim generally will equal the sum of the amount of Cash paid to such Claimholder, the "issue price" of any debt issued to such Claimholder, and the fair market value of any other property paid to such Claimholder.

The Debtors expect to realize a substantial amount of COD income as a result of the discharge of obligations pursuant to the Plan.  However, because each Debtor will be a debtor in a bankruptcy case at the time it realizes COD income, the Debtors will not be required to include such COD income in their gross income for U.S. federal income tax purposes, but rather will be required to reduce certain of their respective U.S. federal income tax attributes by the amounts of COD income so excluded.  The excluded COD income is expected to result in a substantial reduction of the Debtors' NOLs and NOL carryovers, and of certain other U.S. federal income tax attributes of the Debtors, including basis in assets.

2.           Utilization of NOLs

Under Internal Revenue Code section 382, generally when there is a more than fifty percent owner shift of a corporation during a three year testing period (an "ownership change"), the ability of the corporation to utilize its NOL carryovers and certain subsequently recognized built-in losses to offset post-ownership change taxable income may be subject to an annual limitation. The Debtors have been attempting to monitor whether the corporation has undergone an ownership change that would affect its ability to utilize its NOL carryovers.  While the matter is not free from doubt, due in part to the limited availability of information to the Debtors, the Debtors anticipate taking the position that there had been no ownership change as of the Petition Date.

The issuance of New Common Stock pursuant to the Plan will constitute an ownership change. Although certain special rules applicable to ownership changes in bankruptcy may substantially increase the amount of the annual IRC section 382 limitation over that otherwise applicable outside bankruptcy, the Debtors' utilization of any NOL carryovers or other tax attributes remaining after implementation of the Plan may still be substantially limited after an ownership change. Such a limitation would be in addition to any prior NOL limitation described in the prior paragraph that may apply.

3.           Applicable High Yield Discount Obligations

If a debt instrument is considered to be an applicable high yield discount obligation (AHYDO), the issuing corporation is disallowed a deduction with respect to a portion of the original issue discount (OID) on that debt instrument, and no deduction is allowable for the remaining amounts until such OID is actually paid.  A debt instrument is considered to be an AHYDO instrument if its maturity date more than five years from the date of issuance, the yield-to-maturity is five percentage points higher than the AFR, and the instrument has significant OID.  It is possible, if the New Money DIP Term Loans have a maturity date that is more than five years from the issue date, that the New Money DIP Term Loans will be considered AHYDO instruments for purposes of U.S. federal income tax law.  If this were the case, the Debtors would be denied a portion of the deductions for OID paid on the New Money DIP Term Loans, and would be required to deduct the remaining portion of such amounts only as and when it is paid.

4.           Alternative Minimum Tax

           A corporation may incur alternative minimum tax liability even in the case that NOL carryovers and other U.S. federal income tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax.  It is possible that the Debtors may be liable for the alternate minimum tax with respect to taxable years beginning after the Effective Date.

5.           Alternative Taxable Structure

If the reorganization of the Debtors were to be consummated pursuant to an alternative taxable structure, the Debtors would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of their assets and their adjusted tax basis in such assets.  Any gain recognized would be sheltered by the Debtors' NOLs.  The entities that would acquire the Debtors' assets (or would be treated as acquiring such assets for U.S. federal income tax purposes) would obtain an aggregate tax basis in such assets that is equal to their fair market value, and such entities would not succeed to any tax attributes of the Debtors.  This would result in a significant reduction in the tax basis of the Debtors' assets, which would result in a corresponding reduction in depreciation and amortization deductions of those assets for U.S. federal income tax purposes after the Effective Date.  Accordingly, such reduction would result in a corresponding increase in taxable income to the Debtors, and could result in an increase in the federal income tax payable by the Debtors in such years.

B.	Certain U.S. Federal Income Tax Consequences to Claimholders

The U.S. federal income tax consequences of the transactions contemplated by the Plan to Claimholders that are U.S. Holders and Non-U.S. Holders generally will be as described below.  These consequences (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things: (i) the manner in which a Claimholder acquired a Claim; (ii) the length of time the Claim has been held; (iii) the Claimholder's method of tax accounting; (iv) whether the Claimholder has taken a bad debt deduction with respect to the Claim (or any portion of the Claim) in the current or prior taxable years; (v) whether the Claim was acquired at a discount; (vi) whether the Claimholder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (vii) whether the Claim is an installment obligation for U.S. federal income tax purposes; (viii) whether the Claim constitutes a "security" for U.S. federal income tax purposes; and (ix) whether the Claim constitutes a "United States real property interest" for U.S. federal income tax purposes.  Therefore, each Claimholder is strongly urged to consult its own tax advisor regarding information that my be relevant to its particular situation and circumstances and the tax consequences to it of the transactions contemplated by the Plan.

The U.S. federal income tax consequences to Claimholders that are U.S. Holders and Non-U.S. Holders may depend upon the manner in which the reorganization of the Debtors is consummated. As described in Section VIII herein, several alternative structures for the post-emergence capital structure of the Debtors are being explored.  Under certain of the alternative structures, one or more newly organized entities would acquire the Debtors, or the assets of the Debtors, in a taxable transaction. Other alternative structures involve the Debtors entering into certain transactions prior to the Plan Effective Date in order to modify the overall corporate structure of the Debtors and/or otherwise structure their businesses for corporate or operational reasons. Accordingly, the following discussion will describe certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders under the anticipated structure for the reorganization of the Debtors and, where applicable will briefly describe tax consequences of an alternative taxable structure.

1.           Claimholders of Prepetition Secured Obligations Who Are Not DIP Lenders

(a)           U.S. Holders

The Debtors believe and intend to take the position, and the following discussion assumes, that the Prepetition Lender Claims do not constitute "securities" for U.S. federal income tax purposes, and the New Common Stock constitutes equity, rather than debt, for U.S. federal income tax purposes.  The receipt by a U.S. Holder who is not a DIP Lender of New Common Stock should be treated as a taxable transaction for U.S. federal income tax purposes.  As a result, except as described in the next sentence, such a U.S. Holder who is not a DIP Lender generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the fair market value, on the Effective Date, of the New Common Stock and (ii) such U.S. Holder's adjusted tax basis in its Prepetition Lender Claim.  A U.S. Holder should, however, recognize ordinary income to the extent it receives such consideration in respect of accrued interest or accrued market discount that has not already been included in the U.S. Holder's gross income for U.S. federal income tax purposes.  Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder's holding period with respect to its Prepetition Lender Claim is more than one (1) year on the Effective Date.  The deductibility of capital loss is subject to limitations.

A U.S. Holder who is not a DIP Lender's tax basis in its New Common Stock received pursuant to the Plan generally should be equal to the fair market value of such New Common Stock on the Effective Date.  The holding period with respect to such consideration will begin on the day following the effective date.

If the reorganization of the Debtors were to be consummated pursuant to an alternative taxable structure, the  Debtors, or the assets of the Debtors, would be acquired by one or more newly organized entities.  In such a case, the taxation of a U.S. Holder who is not a DIP Lender would be substantially similar to that described above.

(b)           Non-U.S. Holders

A Non-U.S Holder of a Prepetition Lender Claim generally will not be subject to U.S. federal withholding tax with respect to gain, if any, realized on the receipt of New Common Stock pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the Effective Date and certain other conditions are satisfied.  In the case described in clause (i) above, gain recognized generally will be subject to U.S. federal income tax in the same manner as if such gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of thirty percent (30%), or a lower applicable treaty rate).

2.           Claimholders of Prepetition Secured Obligations Who Are DIP Lenders

(a)           U.S. Holders

The Debtors believe and intend to take the position, and the following discussion assumes, that the Prepetition Lender Claims do not constitute "securities" for U.S. federal income tax purposes, and the New Common Stock constitutes equity, rather than debt, for U.S. federal income tax purposes.  Pursuant to the Plan, the DIP Lenders are receiving their New Money DIP Term Loan Notes and the DIP Lenders New Money Distribution Property (consisting of New Common Stock) in exchange for their Prepetition Claims and their DIP Loans.  The receipt by a U.S. Holder who is a DIP Lender of [%] of their New Common Stock should be considered to be in exchange for their Prepetition Claims and should be treated as a taxable transaction for U.S. federal income tax purposes.  As a result, except as described in the next sentence, such a U.S. Holder who is a DIP Lender generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the fair market value, on the Effective Date, of [%] of the New Common Stock received and (ii) such U.S. Holder's adjusted tax basis in its Prepetition Lender Claim.  A U.S. Holder who is a DIP Lender should, however, recognize ordinary income to the extent it receives such consideration in respect of accrued interest or accrued market discount that has not already been included in the U.S. Holder's gross income for U.S. federal income tax purposes.  Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder's holding period with respect to its Prepetition Lender Claim is more than one (1) year on the Effective Date.  The deductibility of capital loss is subject to limitations.

Although the issue is not free from doubt, the Debtors believe and intend to take the position that a U.S. Holder's tax basis in the New Money DIP Term Loan Notes is equal to the stated principal amount of those notes. A U.S. Holder's tax basis in the New Common Stock shall be the excess, if any, of the fair market value of the amount exchanged for the New Money DIP Term Loan Notes and the New Common Stock, over the stated principal amount of the New Money DIP Term Loan Notes.  As a result of the allocation described above, the "issue price" of the New Money DIP Term Loan Notes would be equal to the stated redemption price of the New Money DIP Term Loan Notes at maturity, and would thus not create an OID obligation for a U.S. Holder.  If, contrary to the Debtors' position outlined above, a U.S. Holder's tax basis in the New Money DIP Term Loans and the New Common Stock were allocated in accordance with the relative fair market value of each instrument, the "issue price" of the New Money DIP Term Loan Notes would be below the stated redemption price at maturity, creating an OID obligation. Accordingly, each DIP Lender should be aware that, regardless of its method of tax accounting, in that event it would be required to recognize interest income with respect to the New Money DIP Term Loan Notes in advance of cash payments attributable to such income pursuant to the rules governing original issue discount.  Each U.S. Holder who is a DIP Lender is strongly urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of holding DIP Financing Facility Claims.

If the reorganization of the Debtors were to be consummated pursuant to an alternative taxable structure, the  Debtors, or the assets of the Debtors, would be acquired by one or more newly organized entities.  In such a case, the taxation of a U.S. Holder would be substantially similar to that described above.

(b)           Non-U.S. Holders

A Non-U.S. Holder of a Prepetition Lender Claim who is a DIP Lender generally will not be subject to U.S. federal withholding tax with respect to gain, if any, realized on the receipt of New Money DIP Term Loan Notes and New Common Stock pursuant to the Plan.  A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the Effective Date and certain other conditions are satisfied.  In the case described in clause (i) above, gain recognized generally will be subject to U.S. federal income tax in the same manner as if such gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of thirty percent (30%), or a lower applicable treaty rate).

3.           Claimholders Who Are Noteholders

(a)           U.S. Holders

The Debtors believe and intend to take the position, and the following discussion assumes, that the Notes constitute "securities" for United States federal income tax purposes. The exchange of such Notes for New Common Stock should constitute a "recapitalization" for U.S. federal income tax purposes.  As a result, a holder of such Notes should not recognize gain or loss on the exchange of its Notes for New Common Stock.  A U.S. Holder's basis in its New Common Stock should be the same as its adjusted tax basis in its Notes.  The holding period for the New Common Stock will include the holder's holding period for the Notes.

If the reorganization of the Debtors were to be consummated pursuant to an alternative structure, and that alternative structure were a taxable structure, then the exchange of Notes for New Common Stock would not constitute a “recapitalization” for U.S. federal income tax purposes.  Under such a structure, the Debtors, or the assets of the Debtors, would be acquired by one or more entities organized by one or more newly-organized entities.  In such a case, a U.S. Holder of a Noteholder Claim would generally recognize capital gain or loss upon the exchange of its Notes for New Common Stock in an amount equal to the difference between such Holder's basis in its Notes and the amount realized with respect thereto.  A U.S. Holder will take a basis equal to the amount the U.S. Holder realized upon receipt of the New Common Stock.  If the alternate structure were not a taxable structure, however, the tax consequences to a U.S. Holder of a Noteholder Claim would be substantially similar to those described above.

(b)           Non-U.S. Holders

The U.S. federal income tax consequences to a Non-U.S Holder of a Noteholder Claim will be substantially similar to that of a U.S. Holder of a Noteholder Claim, as described above.

C.	Information Reporting and Backup Withholding

Certain payments, including the distributions or payments in respect of Claims pursuant to the Plan, generally are subject to information reporting by the Payor to the IRS.  Moreover, such reportable payments are subject to backup withholding (currently at a rate of twenty-eight percent (28%)) under certain circumstances.  Under the Internal Revenue Code's backup withholding rules, a Claimholder may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the Claimholder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) timely provides a correct U.S. taxpayer identification number and makes certain certifications under penalties of perjury.

Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a Claimholder's U.S. federal income tax liability, and such Claimholder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS.

D.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER'S PARTICULAR CIRCUMSTANCES.  ACCORDINGLY, EACH CLAIMHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR CONTEMPLATED BY THE PLAN.

XII.    FEASIBILITY OF THE PLAN AND THE “BEST INTERESTS” TEST

A.	Feasibility of the Plan

To confirm the Plan, the Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.  This requirement is imposed by Bankruptcy Code section 1129(a)(11) and is referred to as the “feasibility” requirement.  The Debtors believe that they will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.

To demonstrate the feasibility of the Plan, the Debtors have prepared the Projections, as set forth in Appendix D attached to this Disclosure Statement.  The period covered by the Projections extends to [●].  The Projections indicate that Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the Exit Credit Facility, and to fund its operations.  Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of Bankruptcy Code section 1129(a)(11).  As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors’ ability to achieve the projected results.  Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors.  Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated and may adversely affect the Debtors’ financial results.  Therefore, the actual results may vary from the projected results, and the variations may be material and adverse.  See Section IX (“Certain Factors to Be Considered”) for a discussion of certain risk factors that may affect financial feasibility of the Plan.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS.  FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS’ INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.  ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS.  CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED.  ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.	Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances.

Bankruptcy Code section 1126(c) defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class but, for that purpose, counts only those who actually vote to accept or to reject the Plan.  Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.

C.	“Best Interests” Test

Even if a plan is accepted by each class of holders of claims, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in Bankruptcy Code section 1129(a)(7), requires a bankruptcy court to find either that (i) all members of an impaired class of claims have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired class of holders of claims if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the Chapter 11 Case.  Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors and restructuring consultants) that are allowed in the chapter 7 case, litigation costs and claims arising from the operations of the debtor during the pendency of the bankruptcy case.  The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests.  The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders.

D.	Estimated Valuation of Reorganized Debtors

In order to provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the New Common Stock.  The Debtors have been advised by Lazard, their investment banker and financial advisor, with respect to the estimated value of the Company, including the Reorganized Debtors, on a going concern basis.  Solely for purposes of the Plan, the estimated range of reorganization value of the Company, including the Reorganized Debtors, was assumed to be approximately $[●] million to $[●] million (with a mid-point estimate of $[●] million) as of an assumed Plan Effective Date of [November 1, 2009.]  Lazard’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.  A discussion of the methodology used by Lazard to arrive at the Company’s value is attached hereto as Appendix H.

E.	Application of the “Best Interests” Test to the Liquidation
Analysis and the Valuation of the Reorganized Debtors

A liquidation analysis prepared with respect to each of the Debtors is attached as Appendix E to this Disclosure Statement.  The Debtors believe that any liquidation analysis is speculative.  For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims.  This estimate is based solely upon the Debtors’ incomplete review of Claims filed and the Debtors’ books and records.  No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis.  The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.  In addition, as noted above, the valuation analysis of the Company also contains numerous estimates and assumptions.  For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock.

Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the valuation analysis of Reorganized Debtors, the Plan meets the “best interests” test of Bankruptcy Code section 1129(a)(7).  The Debtors believe that the members of each impaired class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case.  Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors’ assets.  Moreover, as a result of the reorganization of the Debtors, creditors such as the Debtors’ employees would retain their jobs and most likely make few if any other claims against the estate.  Lastly, in the event of liquidation, the aggregate amount of unsecured claims which would receive no distribution would no doubt increase significantly.  All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

The Debtors believe the methodology used to prepare the liquidation analysis attached hereto as Appendix E is appropriate and that the assumptions and conclusions set forth therein are fair and reasonable under the circumstances and represent a reasonable exercise of the Debtors’ business judgment with respect to such matters.

F.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative

Bankruptcy Code section 1129(b) provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it.  The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it.  A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this subparagraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.  Because holders of the Old Common Stock (and interests related thereto) are receiving no distribution on account of such Interests under the Plan, their votes are not being solicited and they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, the Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan.

G.	Conditions to Confirmation and/or Consummation of the Plan

1.           Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 11.3 of the Plan:

(a)           The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance satisfactory to the Debtors and the Requisite DIP Lenders in their sole discretion.

(b)           The Confirmation Order, the Plan, and all exhibits and annexes to each of the Plan and the Confirmation Order shall be in form and substance satisfactory to the Debtors and the Requisite DIP Lenders in their sole discretion.

(c)           Prior to the date that is five (5) days prior to the 1st day of the Confirmation Hearing (as such date may be adjourned from time to time), the completion of due diligence to the Requisite DIP Lenders’ sole satisfaction with respect to the Debtors and their Affiliates, including without limitation, due diligence with respect to (i) the business, operations, assets, liabilities (including, without limitation, environmental liabilities), condition (financial or otherwise) or prospects of the Debtors and their Affiliates, (ii) any investigations, claims, causes of action or suits filed or asserted (or threatened) by any governmental entity with respect to the Debtors or any of their Affiliates or any of their respective employees, officers, or directors, (iii) any claims or causes of action filed or asserted (or threatened) by any party with respect to the Debtors or any of their Affiliates or any of their respective employees, officers or directors, and (iv) the size of the administrative expense and priority claims pools as of the Plan Effective Date (including amounts paid prior to the Plan Effective Date).

2.           Conditions to Consummation

The following are conditions precedent to the occurrence of the Plan Effective Date, each of which may be satisfied or waived in accordance with Section 11.3 of the Plan:

(a)           The Bankruptcy Court shall have entered one or more orders, satisfactory to the Requisite DIP Lenders in their sole discretion (which may include the Confirmation Order) authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article VII of the Plan.

(b)           The Debtors shall have entered into the Exit Credit Facility, and all conditions precedent to the consummation thereof shall have been waived (subject to any applicable consent requirements) or satisfied in accordance with the terms thereof.

(c)           The Confirmation Order, with the Plan and all exhibits and annexes to each, (i) shall be in form and substance acceptable to the Debtors and the Requisite DIP Lenders, in their sole discretion (ii) shall be a Final Order, and (iii) no request for revocation of the Confirmation Order under Bankruptcy Code section 1144 shall have been made, or, if made, shall remain pending.

(d)           All guaranties (including guarantees by non-Debtors) of the Notes and of the Prepetition Secured Obligations shall have been released or otherwise addressed in a manner acceptable to the Requisite DIP Lenders in their sole discretion; and all liens or pledges securing the Notes and the Prepetition Secured Obligations (or any guarantee thereof) shall have been released or otherwise addressed in a manner acceptable to the Requisite DIP Lenders in their sole discretion.

(e)           There shall not have occurred any event, development or circumstance since the date of the Debtors’ last audited financial statement, that has had, or could reasonably be expected to have, a material adverse effect on the financial condition, business, results of operation, assets or liabilities of the Debtors or any of their Affiliates.

(f)           There shall not have occurred a Force Majeure Event.

(g)           No default or event of default has occurred and is continuing under the DIP Credit Agreement.

(h)           The Conversion Conditions in the DIP Credit Agreement have either been satisfied or waived in accordance with the terms of the DIP Credit Agreement.

(i)           OPEB, pension, collective bargaining agreements, and related matters, issues, and liabilities (including without limitation, the pension obligations of the German and other non-Debtor subsidiaries of Hayes) have been reduced and/or resolved to the satisfaction of the Requisite DIP Lenders in their sole discretion.

(j)           All of the non-Debtor Obligors’ employment agreements, incentive plans, severance plans, retention plans, and similar agreements or plans are reasonably acceptable to the Requisite DIP Lenders.

(k)           If the Requisite DIP Lenders have requested in writing that one or more non-Debtor Affiliates should (i) become a Debtor(s) in the Bankruptcy Case subject to and a Debtor for all purposes under the Plan and/or (ii) file insolvency (or similar) proceedings in the jurisdiction of their organization and/or operation, then such filing (or in the case of a foreign proceeding, the successful completion of such proceeding) shall have occurred.

(l)           All authorizations, consents, and regulatory approvals worldwide, if any, required in connection with the consummation of the Plan are obtained and not revoked, and any waiting period in connection therewith shall have expired, including, without limitation, those under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or other antitrust or competition rules or laws.

(m)           All actions, documents and agreements necessary to implement the Plan, including, without limitation, the stockholders’ agreement, the D&O Insurance for the Reorganized Debtors, and each Exhibit, shall be in form and substance satisfactory to the Debtors and the Requisite DIP Lenders, in their sole discretion, and shall have been effected or executed as applicable.

(n)           Assuming all other conditions to the Plan Effective Date have been satisfied, the New Common Stock shall be issued to the DIP Lenders as required by section 2.5 of this Plan.

(o)           All actions required under the Plan to be taken on or before the Plan Effective Date shall have been taken.

H.	Waiver of Conditions to Confirmation and/or Consummation

The conditions to confirmation and consummation of the Plan may be waived by the Debtors with the prior consent of the Requisite DIP Lenders in their sole discretion without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing.  The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

I.	Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and as more particularly described in Article XIII of the Plan, the Court will have exclusive jurisdiction of all matters arising out of, and related to, the Bankruptcy Cases and the Plan, including, among other things:  (A) the assumption or rejection of executory contracts or unexpired leases and the amount of any damages Claims or Cure payments with respect thereto; (B) to adjudicate any and all pending adversary proceedings, applications and contested matters; (C) to adjudicate any and all disputes arising from the distribution of Cash and New Securities, and all controversies and issues arising from or relating to any of the foregoing; (D) to ensure that distributions to holders of Allowed Claims  are accomplished as provided in the Plan; (E) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims; (F) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated; (G) to hear and determine disputes arising under, and issue orders in aid of, execution, implementation, or consummation of the Plan; (H) to consider any modifications of the Plan; (I) to hear and determine all applications for compensation and reimbursement of Professional Claims; (J) to hear and determine disputes arising from Claims entitled to priority treatment under section 507(a)(1) of the Bankruptcy Code; (K) to hear and determine matters concerning state, local and federal taxes; (L) to hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge; (M) to hear and determine any and all matters relating to the Retained Actions; and (N) to enter a final decree closing the Bankruptcy Cases.

XIII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords holders of Claims the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders.

If the Plan is not confirmed, however, the theoretical alternatives include:  (a) continuation of the pending Bankruptcy Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Continuation of the Bankruptcy Case

If they remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code.  It is not clear whether the Debtors could survive as a going concern in protracted Bankruptcy Cases.  The Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain chapter 11 debtors in possession.

B.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors’ exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Bankruptcy Cases, could propose a different plan or plans.  Additionally, until the Plan is consummated, subject to certain conditions, the Debtors may determine to withdraw the Plan and propose and solicit different reorganization plans. Any such plans proposed by the Debtors or others might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of its assets, or a combination of both.

C.	Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors’ Bankruptcy Cases may be converted to cases under chapter 7 of the Bankruptcy Code.  In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors.  It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

However, the Debtors believe that creditors would lose the substantially higher going concern value if the Debtors were forced to liquidate.  In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors may also be liquidated pursuant to a chapter 11 plan.  In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7.  Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed.  Any distribution to the Claimholders under a chapter 11 liquidation plan probably would be delayed substantially.

The Debtors’ liquidation analysis, prepared with its accountants and financial advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Appendix E to this Disclosure Statement.  In the analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets and the extent to which such assets are subject to liens and security interests.

The likely form of any liquidation would be the sale of individual assets.  Based on this analysis, a liquidation of the Debtors’ assets likely would produce less value for distribution to creditors than that recoverable in each instance under the Plan.  In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

XIV.    VOTING REQUIREMENTS

On [●], 2009, the Bankruptcy Court entered the Solicitation Procedures Order which, among other things, set procedures for voting on the Plan, established the record dates to determine which Claimholders are entitled to vote on the Plan, and scheduled the Confirmation Hearing.  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.  The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan.  The Confirmation Hearing Notice and the instructions attached to the Ballots should be read in connection with this article.

If you have any questions about (1) the procedure for voting your Claim with respect to the packet of materials that you have received or (2) the amount of your Claims, please email HayesInfo@gardencitygroup.com, contact GCG at one of the below addresses, or call GCG at 1-800-327-3664 (domestic toll-free) or [●] (international callers).

If By First-Class Mail: The Garden City Group, Inc. Attn: Hayes Lemmerz International, Inc. P.O. Box 9000 #6531 Merrick, NY 11566-9000	If By Hand Delivery Or Overnight Courier: The Garden City Group, Inc. Attn: Hayes Lemmerz International, Inc. 105 Maxess Road Melville, NY 11747
Imaged copies of the Plan and Disclosure Statement (including, after the Exhibit Filing Date, all exhibits, schedules and appendices to the foregoing) and all pleadings and orders of the Bankruptcy Court are publicly available on the Bankruptcy Court’s website, http://www.deb.uscourts.gov for a fee (a PACER account is required), or at the Company’s restructuring website, http://www.hayeslemmerzreorg.com, free of charge.  In addition, if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents, you may contact GCG at the address immediately above.

The Bankruptcy Court may confirm the Plan only if the Bankruptcy Court determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Bankruptcy Cases.  In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Bankruptcy Rule 3020(b)(2), the Bankruptcy Court may do so without receiving evidence if no objection is timely filed.

In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (A) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under Bankruptcy Code section 1129(b) in spite of the non-acceptance by one or more such Classes; (B) the Plan is “feasible,” which means that there is a reasonable probability that the Reorganized Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation; and (C) the Plan is in the “best interests” of all Claimholders and Interest holders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN.  THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.

UNLESS THE BALLOT BEING FURNISHED WITH THIS DISCLOSURE STATEMENT IS TIMELY SUBMITTED TO THE VOTING AGENT SO THAT IT IS RECEIVED ON OR PRIOR TO [●], 2009 AT 4:00 P.M. (PREVAILING EASTERN TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN.  IN NO CASE SHOULD A BALLOT BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.	Parties in Interest Entitled to Vote

Under Bankruptcy Code section 1124, a class of claims or interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is “allowed,” which generally means that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the plan.  If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan.  If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder’s vote.

The holder of a Claim that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim and (2)(a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated); (b) such Claimholder has timely filed a proof of claim as to which no objection has been filed; or (c) such Claimholder has timely filed a motion pursuant to Bankruptcy Rule 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtors have not opposed the motion or objected to the Claim, in which case the holder’s vote will be counted only upon order of the Bankruptcy Court.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.	Classes Unimpaired Under the Plan

The following Classes of Claims and Interests are Unimpaired under the Plan: Class 1 Secured Tax Claims, Class 2 Other Secured Claims, Class 3 Other Priority Claims, Class 4 Intercompany Claims, and Class 5 Subsidiary Interests.  Under section 1126(f) of the Bankruptcy Code and the Solicitation Procedures Order, such Claimholders and Interest Holders, as applicable, are conclusively presumed to have accepted the Plan.  Their votes to accept or reject the Plan will not be solicited.

C.	Classes Impaired Under the Plan

1.           Impaired Classes of Claims Entitled to Vote

The following Classes of Claims are Impaired under the Plan, and are entitled to vote to accept or reject the Plan: Class 6 Prepetition Secured Obligations, Class 7 Noteholder Claims, and Class 8 Other Unsecured Claims.

2.           Impaired Classes of Claims and Interests Not Entitled to Vote

The following Classes of Claims and Interests are not entitled to receive any distribution under the Plan on account of their Claims and Interests: Class 9a Subordinated Debt Securities Claims, Class 9b Subordinated Equity Securities Claims, Class 10a Interests in HLI, and Class 10b Old Preferred Stock and Old Preferred Stock Options.  Pursuant to section 1126(g) of the Bankruptcy Code.  Under section 1126(g) of the Bankruptcy Code and the Solicitation Procedures Order, such Claimholders and Interest Holders, as applicable, are conclusively presumed to have rejected the Plan.  Their votes to accept or reject the Plan will not be solicited.

XV.    CONCLUSION

A.	Hearing on and Objections to Confirmation

1.           Confirmation Hearing

The hearing on confirmation of the Plan has been scheduled for [●], 2009 at [●] (prevailing Eastern time).  Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

2.           Date Set for Filing Objections to Confirmation of the Plan

The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for [●], 2009 at [●] (prevailing Eastern time).  A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.	Recommendation

The Plan provides for an equitable distribution to creditors of the Debtors, preserves the value of the Debtors’ businesses as a going concern, and preserves the jobs of employees.  The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, as well as the loss of jobs by the employees.  Moreover, the Debtors believe that the Debtors’ creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan.  FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated:	Wilmington, Delaware
July 2, 2009

HAYES LEMMERZ INTERNATIONAL, INC. AND ITS SUBSIDIARIES THAT ARE ALSO DEBTORS AND DEBTORS-IN-POSSESSION IN THE BANKRUPTCY CASES
By:	/s/ Mark Brebberman
Mark Brebberman
Vice President and Chief Financial Officer

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
155 N. Wacker Drive, Suite 2700
Chicago, Illinois  60606-1720
J. Eric Ivester, Esq.
Stephen D. Williamson, Esq.
Bennett S. Silverberg, Esq. (New York Office)

– and –

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
Anthony W. Clark, Esq.
Kimberly A. LaMaina, Esq.

COUNSEL FOR HAYES LEMMERZ
INTERNATIONAL, INC. AND ITS SUBSIDIARIES
THAT ARE ALSO DEBTORS AND DEBTORS-
IN-POSSESSION IN THE BANKRUPTCY CASES